Exhibit 10.7

CREDIT AND SECURITY AGREEMENT
by and among
NOVATEL WIRELESS, INC.,
and
ENFORA, INC.,
as Borrowers,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender
Dated as of October 31, 2014

i

	6.8	Account Verification	12
	6.9	Compliance with Laws	13
	6.10	Environmental	13
	6.11	Disclosure Updates	13
	6.12	Collateral Covenants	14
	6.13	Material Contracts	17
	6.14	Location of Inventory, Equipment and Books	17
	6.15	Further Assurances	17
	6.16	Formation of Subsidiaries	18
7	NEGATIVE COVENANTS		18
	7.1	Indebtedness	18
	7.2	Liens	18
	7.3	Restrictions on Fundamental Changes	18
	7.4	Disposal of Assets	19
	7.5	Change Name	19
	7.6	Nature of Business	19
	7.7	Prepayments and Amendments	19
	7.8	Change of Control	20
	7.9	Restricted Junior Payments	20
	7.10	Accounting Methods	20
	7.11	Investments; Controlled Investments	20
	7.12	Transactions with Affiliates	20
	7.13	Use of Proceeds	21
	7.14	Limitation on Issuance of Stock	21
	7.15	Consignments	21
	7.16	Inventory and Equipment with Bailees	21
8	FINANCIAL COVENANTS		21
9	EVENTS OF DEFAULT		22
10	RIGHTS AND REMEDIES		24
	10.1	Rights and Remedies	24
	10.2	Additional Rights and Remedies	25
	10.3	Lender Appointed Attorney in Fact	26
	10.4	Remedies Cumulative	26
	10.5	Crediting of Payments and Proceeds	26
	10.6	Marshaling	27
	10.7	License	27
	10.8	Disposition of Pledged Interests by Lender	27
	10.9	Voting and Other Rights in Respect of Pledged Interests	27
11	WAIVERS; INDEMNIFICATION		27
	11.1	Demand; Protest; etc	27

	11.2	The Lender’s Liability for Collateral	27
	11.3	Indemnification	28
12	NOTICES		28
13	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; ARBITRATION; WAIVER OF DAMAGES		29
14	ASSIGNMENTS; SUCCESSORS		32
15	AMENDMENTS; WAIVERS		32
16	TAXES		32
17	GENERAL PROVISIONS		33
	17.1	Effectiveness	33
	17.2	Section Headings	34
	17.3	Interpretation	34
	17.4	Severability of Provisions	34
	17.5	Debtor-Creditor Relationship	34
	17.6	Counterparts; Electronic Execution	34
	17.7	Revival and Reinstatement of Obligations	34
	17.8	Confidentiality	34
	17.9	Lender Expenses	35
	17.10	Setoff	35
	17.11	Survival	35
	17.12	Patriot Act	35
	17.13	Integration	35
	17.14	Bank Product Providers	35
	17.15	Judgment Currency	36

EXHIBITS AND SCHEDULES

Schedule 1.1	Definitions
Schedule 2.12	Fees
Schedule 6.1	Financial Statement, Reports, Certificates
Schedule 6.2	Collateral Reporting

Exhibit A	Form of Compliance Certificate
Exhibit B	Conditions Precedent
Exhibit C	Conditions Subsequent
Exhibit D	Representations and Warranties
Exhibit E	Information Certificate
Exhibit F	Form of Pledged Interests Addendum

Schedule A-1	Collection Account
Schedule A-2	Authorized Person
Schedule D-1	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R	Acceptable Jurisdictions for Eligible Foreign Account Debtors

CREDIT AND SECURITY AGREEMENT
THIS CREDIT AND SECURITY AGREEMENT (this “Agreement”), is entered into as of October 31, 2014, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), NOVATEL WIRELESS, INC., a Delaware corporation (“Novatel Wireless, Inc.”), ENFORA, INC., a Delaware corporation (“Enfora, Inc.”, and together with Novatel Wireless, Inc. and any other Person that joins this Agreement as a Borrower in accordance with the terms hereof, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), and any Person that joins this Agreement from time to time as a Guarantor in accordance with the terms hereof (each individually a “Guarantor”, and collectively, jointly and severally, as the “Guarantors”).
WHEREAS, the Borrowers have requested that Lender make available for the purposes specified in this Agreement a revolving credit and letter of credit facility; and
WHEREAS, Lender is willing to make available to the Borrowers such revolving credit and letter of credit facility upon the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
1.1 Definitions, Code Terms, Accounting Terms and Construction. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1. Additionally, matters of (i) interpretation of terms defined in the Code, (ii) interpretation of accounting terms and (iii) construction are set forth in Schedule 1.1.
2. LOANS AND TERMS OF PAYMENT.
2.1 Revolving Loan Advances.
(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make revolving loans (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:
(i) the Maximum Revolver Amount less the Letter of Credit Usage at such time, and
(ii) the Borrowing Base at such time less the Letter of Credit Usage at such time.
(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Termination Date. Lender has no obligation to make an Advance at any time following the occurrence and during the continuation of a Default or an Event of Default.
(c) If at any time the Maximum Revolver Amount is less than the amount of the Borrowing Base, the amount of Advances available under Section 2.1(a) above shall be reduced by any Reserves established by Lender with respect to amounts that may be payable by any Borrower to third parties.
2.2 [Reserved].
2.3 Borrowing Procedures.
(a) Procedure for Borrowing. Provided Lender has not separately agreed that Borrowers may use the Loan Management Service, each Borrowing shall be made by a written request by an Authorized Person delivered to Lender. Such written request must be received by Lender no later than 9:00 a.m. (Pacific time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Lender’s election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time. Lender is authorized to make the Advances, and to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person.
(b) Making of Loans. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Lender shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such amount to the Designated Account; provided, however, that, Lender shall not have the obligation to make any Advance if (1) one (1) or more of the applicable conditions precedent set forth in Section 4 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived by Lender, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(c) Loan Management Service. If Lender has separately agreed that Borrowers may use the Loan Management Service, Borrowers shall not request and Lender shall no longer honor a request for an Advance made in accordance with Section 2.3(a) and all Advances will instead be initiated by Lender and credited to the Designated Account as Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Designated Account, subject only to Availability as provided in Section 2.1. If Lender terminates Borrowers’ access to the Loan Management Service, Borrowers may continue to request Advances as provided in Section 2.3(a), subject to the other terms and conditions of this Agreement. Lender shall have no obligation to make an Advance through the Loan Management Service after the occurrence of a Default or an Event of Default, or in an amount in excess of Availability, and may terminate the Loan Management Service at any time in its sole discretion.
(d) Protective Advances. Lender may make an Advance for any reason at any time in its Permitted Discretion, without Borrowers’ compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Lender’s interest in the Collateral or to perform any obligation of Borrowers under this Agreement or otherwise to enhance the likelihood of repayment of the Obligations, or (ii) apply the proceeds to outstanding Obligations then due and payable (such Advance, a “Protective Advance”).
2.4 Payments; Prepayments.
(a) Payments by Borrowers. Except as otherwise expressly provided herein, all payments with respect to the Obligations made by (or for the benefit of) the Borrowers shall be made as directed by Lender or as otherwise specified in the applicable Cash Management Documents.
(b) Payments by Account Debtors. Other than during any period described in the next sentence, Borrowers shall deposit all payments from Account Debtors, insurance proceeds, and any other collections into the Collection Account, and, so long as no Event of Default is existing, such funds shall be transferred from the Collection Account to, and be maintained in, any other Deposit Accounts maintained with Lender or that are subject to Control Agreements as directed by Borrowers from time to time; provided that during the Cash Management Transition Period Borrowers may deposit such payments, insurance proceeds, and other collections in the accounts maintained by Borrowers with Bank of America so long as Borrowers continue to comply with the terms set forth in Section 6.12(j). At any time that Liquidity is less than $15,000,000 for five or more consecutive Business Days (and continuing thereafter until such time as Liquidity is equal to or greater than $15,000,000 for not less than 60 consecutive days) or during the existence of an Event of Default, (i) Borrowers shall instruct all Account Debtors to thereafter make payments directly to the Collection Account (by wire transfer, ACH, or other means as Lender may direct from time to time), (ii) if any Borrower receives a payment of the Proceeds of Collateral directly, such Borrower will promptly deposit the payment or Proceeds into the Collection Account and any funds maintained in any Deposit Account by Borrower shall be promptly transferred to the Collection Account, (iii) until so deposited, such Borrower will hold all such payments and Proceeds in trust for Lender without commingling with other funds or property, and (iv) any collected and immediately available funds received in the Collection Account shall be applied by Lender to the outstanding Obligations (unless Lender is restricted or prohibited from doing so as a matter of law).
(c) Crediting Payments. For purposes of calculating Availability and the accrual of interest on outstanding Obligations, unless otherwise provided in the applicable Cash Management Documents or as otherwise agreed between Borrowers and Lender, each payment shall be applied to the Obligations (i) on the same Business Day as such payment is made if such payment is received on or prior to 11:00 a.m. Pacific time, or (ii) as of the first Business Day following the Business Day of receipt of such payment if such payment is received after 11:00 a.m. Pacific time; provided that no such payment shall be deemed received by Lender until such payment consists of (or becomes) immediately available funds. Any payment received by Lender that is not a transfer of immediately available funds shall be considered provisional until the item or items representing such payment have been finally paid under applicable law. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment, and that portion of Borrowers’ outstanding Obligations corresponding to the amount of such dishonored payment item shall be deemed to bear interest as if the dishonored payment item had never been received by Lender. Each reduction in outstanding Advances resulting from the application of such payment to the outstanding Advances shall be accompanied by an equal reduction in the amount of outstanding Accounts.

(d) Application of Payments. Other than Collections and other Proceeds of Collateral that may be deposited or transferred to one or more Deposit Accounts in accordance with Section 2.4(b) above, all Collections and all Proceeds of Collateral received by Lender which Lender is required to apply to the Obligations in accordance with Section 2.4(b), shall be applied to reduce the outstanding Obligations in such manner as Lender shall determine in its discretion (except to the extent restricted or prohibited by applicable law). After payment in full in cash of all Obligations, any remaining balance shall be transferred to the Designated Account or otherwise to such other Person entitled thereto under applicable law. Amounts collected by Lender from a Loan Party in relation to or for the account of Bank Product Obligations shall be remitted to the applicable Bank Product Provider.
(e) [Intentionally Omitted.]
(f) Mandatory Prepayments. If, at any time, the Revolver Usage exceeds (A) the Borrowing Base or (B) the Maximum Revolver Amount, less Reserves (in accordance with Section 2.1(c)) at such time (such excess amount, the “Overadvance Amount”), then Borrowers shall immediately upon demand, pay the Obligations in an aggregate amount equal to the Overadvance Amount. If payment in full of the outstanding revolving loans is insufficient to eliminate the Overadvance Amount and Letter of Credit Usage continues to exceed the Borrowing Base, Borrowers shall maintain Letter of Credit Collateralization of the outstanding Letter of Credit Usage. Lender shall not be obligated to provide any Advances during any period that an Overadvance Amount is outstanding.
2.5 Clearance Charge. [Reserved].
2.6 Interest Rates: Rates, Payments, and Calculations.
(a) Interest Rates. Except as provided in Section 2.6(b), the principal amount of all Obligations (except for undrawn Letters of Credit and Bank Products) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Interest Rate plus the Applicable Margin.
(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at any time following the Termination Date, at the discretion of Lender,
(i) the principal amount of all Obligations (except for undrawn Letters of Credit and Bank Products) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and
(ii) the Letter of Credit fee provided for in Section 2.12 or Schedule 2.12 shall be increased by 2 percentage points above the per annum rate otherwise applicable hereunder.
For avoidance of doubt, Lender may assess the Default Rate commencing on the date of the occurrence of an Event of Default irrespective of the date of reporting or declaration of such Event of Default.
(c) Payment. Except to the extent provided to the contrary in Section 2.12, all interest, all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Expenses shall be due and payable, in arrears, on the first day of each month. Each Borrower hereby authorizes Lender, from time to time without prior notice to Borrowers, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs and expenses payable hereunder or under any of the other Loan Documents (in each case, as and when accrued or incurred), all Lender Expenses (as and when accrued or incurred), and all fees and costs provided for in Section 2.12 (as and when accrued or incurred), and all other payment obligations as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to any Bank Product Provider in respect of Bank Products that the Borrowers have not otherwise made payment of or provided for) to the Loan Account, which amounts shall thereupon constitute Advances hereunder and, shall accrue interest at the rate then applicable to Advances. Any interest, fees, costs, expenses, Lender Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances.
(d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Interest Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Interest Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Interest Rate.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.7 Designated Account. Borrowers agree to establish and maintain one or more Designated Accounts, each in the name of a single Borrower, for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Lender hereunder. Unless otherwise agreed by Lender and Borrowers, any Advance requested by Borrowers and made by Lender hereunder shall be made to the applicable Designated Account.
2.8 Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrowers (the “Loan Account”) in which will be recorded all Advances made by Lender to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Lender for Borrowers’ account, and all other payment Obligations hereunder or under the other Loan Documents and to the extent payment is charged to the Loan Account, for payments under Bank Product Agreements, including accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.4 and Section 2.5, the Loan Account will be credited with all payments received by Lender from Borrowers or for Borrowers’ account. All monthly statements delivered by Lender to the Borrowers regarding the Loan Account, including with respect to principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, shall be subject to subsequent adjustment by Lender but shall, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and Lender unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.
2.9 Maturity Termination Dates. Lender’s obligations under this Agreement shall continue in full force and effect for a term ending on the earliest of (i) October 31, 2019 (the “Maturity Date”) or (ii) the date Borrowers terminate the Revolving Credit Facility, or (iii) the date the Revolving Credit Facility terminates pursuant to Sections 10.1 and 10.2 following an Event of Default (the earliest of these dates, the “Termination Date”). The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default. Each Borrower jointly and severally promises to pay the Obligations (including principal, interest, fees, costs, and expenses, including Lender Expenses) in full on the Termination Date (other than the Hedge Obligations, which shall be paid in accordance with the applicable Hedge Agreement).
2.10 Effect of Maturity. On the Termination Date, all obligations of Lender to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations which shall be terminated in accordance with the applicable Hedge Agreement) shall immediately become due and payable without notice or demand and Borrowers shall immediately repay all of the Obligations in full. No termination of the obligations of Lender (other than cash payment in full of the Obligations and termination of the obligations of Lender to provide additional credit hereunder) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Lender’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full in cash and Lender’s obligations to provide additional credit hereunder shall have been terminated. Provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnified Person under this Agreement with respect to any Indemnified Liabilities, Lender shall, at Borrowers’ expense, release or terminate any filings or other agreements that perfect the Lender’s Liens in the Collateral, upon Lender’s receipt of each of the following, in form and content satisfactory to Lender: (i) cash payment in full of all Obligations (including Hedge Obligations subject, however, to the next sentence) and completed performance by Borrowers with respect to their other obligations under this Agreement (including Letter of Credit Collateralization with respect to all outstanding Letter of Credit Usage), (ii) evidence that any obligation of Lender to make Advances to any Borrower or provide any further credit to any Borrower has been terminated, (iii) a general release of all claims against Lender and its Affiliates by each Borrower and each Loan Party relating to Lender’s performance and obligations under the Loan Documents, and (iv) an agreement by each Borrower, each Guarantor, and any new lender to any Borrower to indemnify Lender and its Affiliates for any payments received by Lender or its Affiliates that are applied to the Obligations as a final payoff that may subsequently be returned or otherwise not paid for any reason. With respect to any outstanding Hedge Obligations which are not so paid in full, the Bank Product Provider may require Borrowers to cash collateralize the then existing Hedge Obligations in an amount acceptable to Lender prior to releasing or terminating any filings or other agreements that perfect the Lender’s Liens in the Collateral.

2.11 Termination or Reduction by Borrowers.
(a) Borrowers may terminate the Credit Facility or reduce the Maximum Revolver Amount at any time prior to the Maturity Date, if they (i) deliver a notice to Lender of their intentions at least 30 days prior to the proposed action, (ii) pay to Lender the applicable termination fee or reduction fee set forth in Schedule 2.12, and (iii) pay the Obligations (other than the outstanding Hedge Obligations, which shall be paid in accordance with the applicable Hedge Agreement) in full or down to the reduced Maximum Revolver Amount. Any reduction in the Maximum Revolver Amount shall be in multiples of $1,000,000, with a minimum reduction of at least $1,000,000. Each such termination, reduction or prepayment shall be irrevocable. Once reduced, the Maximum Revolver Amount may not be increased.
(b) The applicable termination fee and reduction fee set forth in Schedule 2.12 shall be presumed to be the amount of damages sustained by Lender as a result of an early termination or reduction, as applicable and each Borrower agrees that it is reasonable under the circumstances currently existing (including the borrowings that are reasonably expected by Borrowers hereunder and the interest, fees and other charges that are reasonably expected to be received by Lender hereunder). The early termination fee and reduction fee, as applicable, provided for in Schedule 2.12 shall be deemed included in the Obligations.
2.12 Fees. Borrowers shall pay to Lender the fees set forth on Schedule 2.12 attached hereto.
2.13 Letters of Credit.
(a) Subject to the terms and conditions of this Agreement, upon the request of a Borrower made in accordance herewith, Lender agrees to issue a requested Letter of Credit for the account of such Borrower. By submitting a request to Lender for the issuance of a Letter of Credit, such Borrower shall be deemed to have requested that Lender issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Lender via telefacsimile, or other electronic method of transmission reasonably acceptable to Lender and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Lender, and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Letter of Credit Agreements as Lender may request or require, to the extent that such requests or requirements are consistent with the Letter of Credit Agreements that Lender generally requests for Letters of Credit in similar circumstances. Lender’s records of the content of any such request will be conclusive.
(b) Lender shall have no obligation to issue, amend, renew or extend a Letter of Credit if, after giving effect to the requested issuance, amendment, renewal, or extension, the Letter of Credit Usage would exceed the least of: (i) the Borrowing Base at such time less the outstanding amount of Advances at such time, (ii) the Maximum Revolver Amount less the outstanding amount of Advances, less Reserves (in accordance with Section 2.1(c) at such time), or (iii) $3,000,000.
(c) Lender shall have no obligation to issue a Letter of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Lender from issuing such Letter of Credit or any law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit or request that Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (ii) the issuance of such Letter of Credit would violate one or more policies of Lender applicable to letters of credit generally.
(d) Each Letter of Credit shall be in form and substance reasonably acceptable to Lender, including the requirement that the amounts payable thereunder must be payable in Dollars, and shall expire on a date no more than 12 months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the Maturity Date. If Lender makes a payment under a Letter of Credit, Borrowers shall pay the Lender an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4 or this Section 2.13) and, initially, shall bear interest at the rate then applicable to Advances. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Lender shall be automatically converted into an obligation to pay Lender such resulting Advance.
(e) Each Borrower agrees to indemnify, defend and hold harmless Lender (including its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Excluded Taxes) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of: (i) any Letter of Credit or any pre-advice of its issuance; (ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit; (iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit; (iv) any independent undertakings issued by the beneficiary of any Letter of Credit; (v) any unauthorized instruction or request made to Lender in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission; (vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated; (vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document; (viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person; (ix) Lender’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or (x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person; in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.13(e). If and to the extent that the obligations of Borrowers under this Section 2.13(e) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(f) The liability of Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Lender’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Lender shall be deemed to have acted with due diligence and reasonable care if Lender’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrowers’ aggregate remedies against Lender and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Lender in respect of the honored presentation in connection with such Letter of Credit under Section 2.13(d), plus interest at the rate then applicable to Advances hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Lender or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Lender to effect a cure.
(g) Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Lender, irrespective of any assistance Lender may provide such as drafting or recommending text or by Lender’s use or refusal to use text submitted by Borrowers. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Lender, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Lender at least 15 calendar days before Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.
(h) Borrowers’ reimbursement and payment obligations under this Section 2.13 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including: (i) any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein; (ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit; (iii) Lender or any of its branches or Affiliates being the beneficiary of any Letter of Credit; (iv) Lender or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit; (v) the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Lender or any other Person; (vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.13(h), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Lender, the beneficiary or any other Person; or (vii) the fact that any Default or Event of Default shall have occurred and be continuing; provided, however, that subject to Section 2.13(f) above, the foregoing shall not release Lender from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Lender arising under, or in connection with, this Section 2.13 or any Letter of Credit.
(i) Without limiting any other provision of this Agreement, Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Lender’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Lender for each drawing under each Letter of Credit shall not be impaired by: (i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary; (ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit; (iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Lender’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit); (v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Lender in good faith believes to have been given by a Person authorized to give such instruction or request; (vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers; (vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates; (viii) assertion or waiver of any provision of the ISP or UCP 600 that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place; (ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it; (x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Lender has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be; (xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Lender if subsequently Lender or any court or other finder of fact determines such presentation should have been honored; (xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or (xiii) honor of a presentation that is subsequently determined by Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(j) Each Borrower acknowledges and agrees that any and all fees, charges, costs, or commissions in effect from time to time imposed by, and any and all expenses incurred by, Lender, or by any adviser, confirming institution or entity or other nominated Person relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignment of proceeds, amendments, drawings, renewals or cancellations), shall be non-refundable Lender Expenses for purposes of this Agreement and shall be reimbursable promptly by Borrowers to Lender.
(k) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or (ii) there shall be imposed on Lender any other condition regarding any Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify

Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.13(k) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Lender of any amount due pursuant to this Section 2.13(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(l) Unless otherwise expressly agreed by Lender and Borrowers, when a Letter of Credit is issued, (i) the rules of the ISP and UCP 600 shall apply to each standby Letter of Credit, and (ii) the rules of UCP 600 shall apply to each commercial Letter of Credit.
(m) In the event of a direct conflict between the provisions of this Section 2.13 and any provision contained in any Letter of Credit Agreement, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.13 shall control and govern.
2.14 Illegality; Impracticability; Increased Costs. In the event that (i) any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof (in each case, other than with respect to Excluded Taxes), in each case occurring after the date hereof (and in each case other than with respect to Taxes governed by Section 16), make it unlawful or impractical for Lender to fund or maintain extensions of credit with interest based upon Daily Three Month LIBOR or to continue such funding or maintaining, or to determine or charge interest rates based upon Daily Three Month LIBOR, (ii) Lender determines that by reasons affecting the London Interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining Daily Three Month LIBOR, or (iii) Lender determines that the interest rate based on the Daily Three Month LIBOR will not adequately and fairly reflect the cost to Lender of maintaining or funding Advances at the interest rate based upon Daily Three Month LIBOR, Lender shall give notice of such changed circumstances to Borrowers and (i) interest on the principal amount of such extensions of credit thereafter shall accrue interest at a rate equal to the Prime Rate plus the Applicable Margin, and (ii) Borrowers shall not be entitled to elect Daily Three Month LIBOR until Lender determines that it would no longer be unlawful or impractical to do so or that such increased costs would no longer be applicable.
2.15 Capital Requirements. If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for lenders, banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof (in each case, other than with respect to Excluded Taxes), including those changes resulting from the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, regardless of the date enacted, adopted or issued, or (ii) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s loan commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrowers thereof. Following receipt of such notice, Borrowers agree to pay Lender on demand the amount of such reduction on return of capital as and when such reduction is determined, payable within 30 days after presentation by Lender of a statement of the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
2.16 Extent of Each Borrower’s Liability, Contribution.
(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations under this Agreement and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until cash payment in full of the

Obligations, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect any of Lender’s Liens or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except cash payment in full of all Obligations.
(b) Contribution. Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
(c) No Limitation on Liability. Nothing contained in this Section 2.16 shall limit the liability of any Borrower to pay extensions of credit made directly or indirectly to that Borrower (including revolving loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time in its discretion, to condition an extension of credit hereunder upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such extensions of credit to such Borrower.
2.17 Novatel Wireless, Inc. as Agent for Borrowers. Each Borrower hereby irrevocably appoints Novatel Wireless, Inc. as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower and each Guarantor hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Lender with all notices with respect to Advances, Letters of Credit and other extensions of credit obtained for the benefit of any Borrower or Guarantor and all other notices and instructions under this Agreement, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances, Letters of Credit and other extensions of credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers and Guarantors in order to utilize the collective borrowing powers of Borrowers and Guarantors in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Borrower or any Guarantor as a result hereof. Each Borrower and Guarantor expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower and Guarantor is dependent on the continued successful performance of the integrated group. To induce Lender to do so, and in consideration thereof, each Borrower and Guarantor hereby jointly and severally agrees to indemnify Lender and hold Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Borrower, any Guarantor or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers or Guarantors as herein provided, or (b) Lender’s relying on any instructions of the Administrative Borrower, except that Borrowers and Guarantors will have no liability to Lender under this Section 2.17 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Lender.
3. SECURITY INTEREST.
3.1 Grant of Security Interest. Each Borrower and each Guarantor hereby unconditionally grants, assigns, and pledges to Lender for the benefit of Lender and each Bank Product Provider, to secure payment and performance of the Obligations, a continuing security interest in and Lien on (hereinafter referred to as the “Security Interest”) all of such Borrower’s and such Guarantor’s right, title, and interest in and to the Collateral, as security for the payment and performance of all Obligations.

Following request by Lender, each Borrower and each Guarantor shall grant Lender a Lien and security interest in all Commercial Tort Claims that it may have against any Person. The Security Interest created hereby secures the payment and performance of the Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by any Borrower or any Guarantor to Lender or any other Bank Product Provider, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving any Borrower due to the existence of such Insolvency Proceeding.
3.2 Borrowers Remain Liable. Anything herein to the contrary notwithstanding, (a) each Loan Party shall remain liable under the contracts and agreements included in the Collateral, including the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Lender of any of the rights hereunder shall not release any Loan Party from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) Lender shall not have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall Lender be obligated to perform any of the obligations or duties of any Loan Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur, except as otherwise provided in this Agreement or any other Loan Document, the Loan Parties shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of their respective businesses, subject to and upon the terms hereof and of this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, dividend, and distribution rights, shall remain in the Loan Parties until (i) the occurrence and continuance of an Event of Default and (ii) Lender has notified Loan Parties of Lender’s election to exercise such rights with respect to the Pledged Interests pursuant to Section 10.
3.3 Assignment of Insurance. As additional security for the Obligations, each Borrower and each Guarantor hereby assigns to Lender for the benefit of Lender and each Bank Product Provider all rights of such Borrower and such Guarantor under every policy of insurance covering the Collateral and all other assets and property of each Borrower and each Guarantor (including, without limitation business interruption insurance and proceeds thereof) and all business records and other documents relating to it, and all monies (including proceeds and refunds) that may be payable under any policy, and each Borrower and each Guarantor hereby directs the issuer of each policy to pay all such monies directly and solely to Lender. At any time, after an Event of Default shall have occurred and is continuing, Lender may (but need not), in Lender’s or any Borrower’s or any Guarantor’s name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy. Any monies received under any insurance policy assigned to Lender, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain shall be paid to Lender and during the existence of an Event of Default, as determined by Lender in its sole discretion, either be applied to prepayment of the Obligations or disbursed to Borrowers under payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations of the affected Collateral which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed. So long as no Event of Default is existing, such proceeds of insurance (other than liability insurance) and any such awards or compensation for condemnation or taking by eminent domain shall be deposited into the Collection Account (and, when so deposited, such proceeds shall be handled in accordance with Section 2.4).
3.4 Financing Statements. Each Borrower and each Guarantor authorizes Lender to file financing statements describing Collateral to perfect Lender’s and each Bank Product Provider’s Security Interest in the Collateral, and Lender may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including without limitation any Commercial Tort Claims. All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by such Borrower and each Guarantor and are hereby ratified.
4. CONDITIONS.
4.1 Conditions Precedent to the Initial Extension of Credit. The obligation of Lender to make the initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth on Exhibit B.
4.2 Conditions Precedent to all Extensions of Credit. The obligation of Lender to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a) the representations and warranties of each Borrower and each other Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall continue to be true and correct as of such earlier date); and
(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
Any request for an extension of credit shall be deemed to be a representation by each Borrower and each other Loan Party that the statements set forth in this Section 4.2 are correct as of the time of such request and if such extension of credit is a request for an Advance or a Letter of Credit, sufficient Availability exists for such Advance or Letter of Credit pursuant to Section 2.1(a) and Section 2.13.
4.3 Conditions Subsequent. The obligation of Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Exhibit C (the failure by any Borrower or any other Loan Party to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an Event of Default).
5. REPRESENTATIONS AND WARRANTIES.
In order to induce Lender to enter into this Agreement, each Borrower and each Guarantor makes the representations and warranties to Lender set forth on Exhibit D. Each of such representations and warranties shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance or other extension of credit made thereafter, as though made on and as of the date of such Advance or other extension of credit (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall continue to be true and correct as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.
6. AFFIRMATIVE COVENANTS.
Each Borrower and each other Loan Party covenants and agrees that, until termination of all of the commitments of Lender hereunder to provide any further extensions of credit and payment in full of the Obligations, each Borrower and each other Loan Party shall, and shall cause their respective Subsidiaries to, comply with each of the following:
6.1 Financial Statements, Reports, Certificates. Deliver to Lender copies of each of the financial statements, reports, and other items set forth on Schedule 6.1 no later than the times specified therein. In addition, each Borrower agrees that no Subsidiary of a Borrower will have a fiscal year different from that of Borrowers. Each Borrower agrees to maintain a system of accounting that enables such Borrower to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to the sales of such Loan Party and its Subsidiaries, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date and shall only make material modifications following prior notice to Lender.
6.2 Collateral Reporting. Provide Lender with each of the reports set forth on Schedule 6.2 at the times specified therein. In addition, each Borrower and, if requested by Lender, each Guarantor (or any specific Guarantor requested by Lender) agrees to use commercially reasonable efforts in cooperation with Lender to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule (including, if requested by Lender, the use of Lender’s Commercial Electronic Office (CEO© portal)).
6.3 Existence. Except as otherwise permitted under Section 7.3 or Section 7.4, at all times maintain and preserve in full force and effect (a) its existence (including being in good standing in its jurisdiction of organization) and (b) all rights and franchises, licenses and permits material to its business; provided, however, that no Loan Party nor any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lender; provided that Borrowers deliver at least ten (10) days prior written notice to Lender of the election of such Loan Party or such Subsidiary not to preserve any such material right or franchise, license or permit.
6.4 Maintenance of Properties. Maintain and preserve all of its assets that are necessary in the conduct of its business in good working order and condition, ordinary wear, tear and casualty excepted and Permitted Dispositions excepted (and except where the failure to so maintain and preserve such assets could not reasonably be expected to result in a Material Adverse Change), and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.

6.5 Taxes.
(a) Cause all material assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, (i) such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax, and (ii) any such other Lien is at all times subordinate to Lender’s Liens.
(b) Make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that such Loan Party and its Subsidiaries have made such payments or deposits.
6.6 Insurance. At Borrowers’ expense, maintain insurance with respect to the assets of each Loan Party and each of its Subsidiaries wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain, with respect to each Loan Party and each of its Subsidiaries, general liability insurance, flood insurance for Collateral located in a flood plain, product liability insurance, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Lender and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Lender. All property insurance policies covering the Collateral are to be made payable to Lender for the benefit of Lender, as its interests may appear, in case of loss, pursuant to a lender loss payable endorsement acceptable to Lender and are to contain such other provisions as Lender may reasonably require to fully protect the Lender’s interest in the Collateral and to any payments to be made under such policies. Such evidence of property and general liability insurance shall be delivered to Lender, with the lender loss payable endorsements (but only in respect of Collateral) and additional insured endorsements (with respect to general liability coverage) in favor of Lender and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Lender of the exercise of any right of cancellation. If Borrowers fail to maintain such insurance, Lender may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Lender prompt notice of any loss exceeding $250,000 covered by their casualty or business interruption insurance. Upon the occurrence and during the continuation of an Event of Default, Lender shall have the sole right to (i) file claims under any property and general liability insurance policies in respect of the Collateral, to receive and give acquittance for any payments that may be payable thereunder, (ii) to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies, and (iii) apply any net proceeds of insurance received by Lender to the Obligations in any order selected by Lender. So long as no Event of Default is existing, proceeds of insurance shall be deposited into the Collection Account (and, when so deposited, such proceeds shall be handled in accordance with Section 2.4).
6.7 Inspections, Exams, Collateral Exams and Appraisals. Permit Lender and each of Lender’s duly authorized representatives to visit any of its properties and inspect any of its assets or books and records, to conduct inspections, exams and appraisals of the Collateral, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrowers or Guarantors as applicable.
6.8 Account Verification. Permit Lender, in Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or otherwise. Further, at the request of Lender, Borrowers and Guarantors shall send requests for verification of Accounts or send notices of assignment of Accounts to Account Debtors and other obligors.
6.9 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
6.10 Environmental.
(a) Keep any property either owned or operated by any Borrower or any other Loan Party or its Subsidiaries free of any material Environmental Liens or post bonds or other financial assurances satisfactory to Lender and in an amount sufficient to satisfy the obligations or liability evidenced by such Environmental Liens;

(b) Comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests;
(c) Promptly notify Lender of any release of which any Borrower or any other Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or any of its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law; and
(d) Promptly, but in any event within 3 Business Days of its receipt thereof, provide Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.
6.11 Disclosure Updates.
(a) Promptly and in no event later than 3 Business Days after obtaining knowledge thereof or after the occurrence thereof, whichever is earlier, notify Lender:
(i) if any written information, exhibit, or report furnished to Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made. Any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto;
(ii) of all actions, suits, or proceedings brought by or against any Loan Party or any of its Subsidiaries before any court or Governmental Authority which reasonably could be expected to result in a Material Adverse Change, provided that, in any event, such notification shall not be later than 3 days after service of process with respect thereto on any Loan Party or any of its Subsidiaries;
(iii) of (i) any disputes or claims by any Borrower’s customers exceeding $100,000 individually or $250,000 in the aggregate; or (ii) Goods returned to or recovered by any Borrower or Guarantor outside of the ordinary course of business, with a fair market value exceeding individually or in the aggregate, $500,000;
(iv) of any material loss or damage to any Collateral or any substantial adverse change in the Collateral;
(v) of a violation of any law, rule or regulation, the non-compliance with which reasonably could be expected to result in a Material Adverse Change; or
(vi) of the occurrence of any ERISA Event that occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $250,000.
(b) Promptly and in no event later than 3 Business Days after obtaining knowledge thereof or after the occurrence thereof, notify Lender of any event or condition which constitutes a Default or an Event of Default and provide a statement of the action that such Loan Party proposes to take with respect to such Default or Event of Default.
(c) Upon the reasonable request of Lender, each Loan Party shall deliver to Lender any other materials, reports, records or information reasonably requested relating to the operations, business affairs, financial condition of any Loan Party or its Subsidiaries or the Collateral.
6.12 Collateral Covenants.
(a) Possession of Collateral. In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Related Property, or Chattel Paper, in each case, having an aggregate value or face amount of $250,000 or more for all such Negotiable Collateral, Investment Related Property, or Chattel Paper, the Loan Parties shall promptly (and in any event within 3 Business Days after receipt thereof), notify Lender thereof, and if and to the extent that perfection or priority of Lender’s Liens is dependent on or enhanced by possession, the applicable Loan Party, promptly (and in any event within 3 Business Days) after request by Lender, shall execute such other documents and instruments as shall be requested by Lender or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to Lender, together with such undated powers (or other relevant document of assignment or transfer acceptable to Lender) endorsed in blank as shall be requested by Lender, and shall do such other acts or things deemed necessary or desirable by Lender to enhance, perfect and protect Lender’s Liens therein.

(b) Chattel Paper.
(i) Promptly (and in any event within 3 Business Days) after request by Lender, each Loan Party shall take all steps reasonably necessary to grant Lender control of all electronic Chattel Paper of any Loan Party in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the individual or aggregate value or face amount of such electronic Chattel Paper equals or exceeds $250,000; and
(ii) If any Loan Party retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby), promptly upon the request of Lender, such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of Wells Fargo Bank, National Association, as Lender”.
(c) Control Agreements.
(i) Except to the extent otherwise provided in Section 7.11, each Loan Party shall obtain a Control Agreement, from each bank (other than Lender) maintaining a Deposit Account for such Loan Party;
(ii) Except to the extent otherwise provided in Section 7.11, each Loan Party shall obtain a Control Agreement, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any Loan Party; and
(iii) Except to the extent otherwise provided in Section 7.11, each Loan Party shall cause Lender to obtain “control”, as such term is defined in the Code, with respect to all of such Loan Party’s investment property.
(d) Letter-of-Credit Rights. If the Loan Parties (or any of them) are or become the beneficiary of letters of credit having a face amount or value of $250,000 or more in the aggregate, then the applicable Loan Party or Loan Parties shall promptly (and in any event within 3 Business Days after becoming a beneficiary), notify Lender thereof and, promptly (and in any event within 3 Business Days) after request by Lender, enter into a tri-party agreement with Lender and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Lender and directing all payments thereunder to the Collection Account unless otherwise directed by Lender, all in form and substance satisfactory to Lender.
(e) Commercial Tort Claims. If the Loan Parties (or any of them) obtain Commercial Tort Claims having a value, or involving an asserted claim, in the amount of $250,000 or more in the aggregate for all Commercial Tort Claims, then (x) the applicable Loan Party or Loan Parties shall notify Lender in the next Compliance Certificate that is required to be delivered to Lender upon incurring or otherwise obtaining such Commercial Tort Claims, and (y) if requested by Lender, promptly (and in any event within 3 Business Days) after request by Lender, amend Schedule 5.6(d) to the Information Certificate to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to Lender, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed necessary or desirable by Lender to give Lender a first priority, perfected security interest in any such Commercial Tort Claim, which Commercial Tort Claim shall not be subject to any other Liens.
(f) Government Contracts. Other than Accounts and Chattel Paper the aggregate value of which does not at any one time exceed $250,000, if any Account or Chattel Paper of any Loan Party arises out of a contract or contracts with the United States of America or any State or any department, agency, or instrumentality thereof, Loan Parties shall promptly (and in any event within 3 Business Days of the creation thereof) notify Lender thereof and, promptly (and in any event within 3 Business Days) after request by Lender, execute any instruments or take any steps reasonably required by Lender in order that all moneys due or to become due under such contract or contracts shall be assigned to Lender, for the benefit of Lender and each Bank Product Provider, and shall provide written notice thereof under the Assignment of Claims Act or other applicable law.
(g) Intellectual Property.
(i) Upon the request of Lender, in order to facilitate filings with the PTO and the United States Copyright Office, each Loan Party shall execute and deliver to Lender one or more Copyright Security Agreements or Patent and Trademark Security Agreements to further evidence Lender’s Lien on such Loan Party’s Collateral consisting of Patents, Trademarks, or Copyrights, and the General Intangibles of such Loan Party relating thereto or represented thereby;
(ii) Each Loan Party shall have the duty, with respect to Intellectual Property that is necessary in the conduct of such Loan Party’s business or where the failure to do the following would likely result in a Material Adverse Change, to protect and diligently enforce and defend at such Loan Party’s expense its Intellectual Property, including if requested by Lender, (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter, (D) to take all reasonable and necessary action to preserve and maintain all of such Loan Party’s Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require all employees, consultants, and contractors of each Loan Party who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment to such Loan Party of Intellectual Property rights created or developed and obligations of confidentiality; provided that, notwithstanding the foregoing, Borrowers may engage in Permitted Dispositions from time to time. No Loan Party shall abandon any Intellectual Property or Intellectual Property License that is necessary in the conduct of such Loan Party’s business. Each Loan Party shall take the steps described in this Section 6.12(g)(ii) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in the conduct of such Loan Party’s or Subsidiary’s business;
(iii) Each Loan Party acknowledges and agrees that Lender shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Loan Party. Without limiting the generality of this Section 6.12(g)(iii), each Loan Party acknowledges and agrees that Lender shall not be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but Lender may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of such Loan Party and shall be chargeable to the Loan Account;
(iv) Each Loan Party shall promptly file an application with the United States Copyright Office for any Copyright that has not been registered with the United States Copyright Office if such Copyright is necessary in connection with the conduct of such Loan Party’s business. Any expenses incurred in connection with the foregoing shall be borne by the Loan Parties; and
(v) No Loan Party shall enter into any material Intellectual Property License to receive any license or rights in any Intellectual Property of any other Person unless such Loan Party has used commercially reasonable efforts to permit the assignment of or grant of a Lien in such Intellectual Property License (and all rights of such Loan Party thereunder) to Lender (and any transferees of Lender).
(h) Investment Related Property.
(i) Upon the occurrence and during the continuance of an Event of Default, following the request of Lender, all sums of money and property paid or distributed in respect of the Investment Related Property that are received by any Loan Party shall be held by such Loan Party in trust for the benefit of Lender segregated from such Loan Party’s other property, and such Loan Party shall deliver it promptly to Lender in the exact form received; and
(ii) Each Loan Party shall cooperate with Lender in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law to effect the perfection of the Security Interest on the Investment Related Property or to effect any sale or transfer thereof.
(i) Real Property; Fixtures. Upon the acquisition by any Loan Party of any fee interest in Real Property with a fair market value in excess of $500,000, such Loan Party will promptly (and in any event within 3 Business Days of acquisition) notify Lender of the acquisition of such Real Property and will grant to Lender a first priority Mortgage on each fee interest in Real Property now or hereafter owned by such Loan Party, which Real Property shall not be subject to any other Liens except Permitted Liens, and shall deliver such other documentation and opinions, in form and substance satisfactory to Lender, in connection with the grant of such Mortgage as Lender shall request in its Permitted Discretion, including appraisals, title insurance policies and endorsements, surveys, financing statements, fixture filings, flood insurance, flood insurance certifications and environmental audits and such Loan Party shall pay all recording costs, mortgage registration taxes, intangible taxes and other fees and costs (including reasonable attorneys fees and expenses) incurred in connection therewith. All such appraisals, title insurance policies and endorsements, environmental audits and surveys shall be prepared or issued by parties reasonably acceptable to Lender. To the extent permitted by applicable law, all of the Collateral shall remain personal property regardless of the manner of its attachment or affixation to real property.
(j) Cash Management Transition Period.
(i) Within 90 days (or such longer period permitted by Lender in Lender’s sole discretion) following the Closing Date (the “Cash Management Transition Period”), each Borrower shall establish and maintain at Lender all Cash Management Services, including all deposit accounts; provided that Borrower may continue to maintain deposit accounts at other banks for purposes of holding foreign currency deposits so long as the aggregate Dollar Equivalent of funds in such other accounts shall not exceed $2,000,000 at any time. Such Cash Management Services maintained by each Loan Party shall be of a type and on terms reasonably satisfactory to Lender;
(ii) During the Cash Management Transition Period each Loan Party shall maintain Cash Management Services of a type and on terms reasonably satisfactory to Lender at one or more of the banks set forth on Schedule 5.15 to the Information Certificate, and shall (A) take reasonable steps to ensure that all of the Account Debtors of each Loan Party forward payment of the amounts owed by them directly to such banks, and (B) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Loan Party or to a Subsidiary of a Loan Party) into a bank account of such Loan Party at one of such banks; and
(iii) During the Cash Management Transition Period, Borrowers shall arrange for all cash held in any of the Borrowers’ accounts maintained at Bank of America, other than the Excluded BofA Funds (defined below), to be transferred to the Collection Account no less frequently than 3 times each calendar week. “Excluded BofA Funds” means the following funds held or maintained by Borrowers in their Bank of America accounts: (A) any funds held in an operating account to cover any checks drawn on such account for the purpose of payment Borrowers’ costs and expenses; (B) any funds held in a payroll or similar account to the extent necessary to cover payroll or similar liabilities of the Borrowers; and (C) any funds held in a foreign currency account for purposes of covering expenses owing to foreign Persons by Borrowers, provided that the aggregate Dollar Equivalent of funds under this clause (C) shall not exceed $2,000,000 at any time.
(k) Motor Vehicles. Promptly (and in any event within 3 Business Days) after (i) the value of all motor vehicles owned by Loan Parties exceeds $250,000 in the aggregate or (ii) notice from Lender after the occurrence of a Default or an Event of Default, each Loan Party shall deliver to Lender an original certificate of title for each such motor vehicle together with a signed motor vehicle title application naming Lender as first lien holder with respect to such motor vehicle and will cause such title certificates to be filed (with the Lender’s Lien noted thereon) in the appropriate state motor vehicle filing office.
(l) Deposit Accounts. At any time that Liquidity is less than $15,000,000 for five or more consecutive Business Days (and continuing thereafter until such time as Liquidity is equal to or greater than $15,000,000 for not less than 60 consecutive days) or during the existence of an Event of Default, unless Lender agrees otherwise in writing (in Lender’s sole discretion), each Loan Party agrees not to withdraw any funds from any Deposit Account pledged to Lender pursuant to this Agreement except for (x) any Deposit Accounts identified on Schedule 5.15 to the Information Certificate which are specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for employees of any Borrower or any Loan Party or any of their respective Subsidiaries, (y) so long as Lender has not commenced the exercise of any rights or remedies as a result of the occurrence of any Event of Default, the Designated Account, and (z) Borrowers may continue to comply with their obligations to transfer funds from their Bank of America accounts to the Lender accounts in accordance with Section 6.12(j)(iii).
(m) Pledged Interests.
(i) If any Loan Party shall acquire, obtain, receive or become entitled to receive any Pledged Interests after the Closing Date, it shall promptly (and in any event within 3 Business Days of acquiring or obtaining such Collateral) deliver to Lender a duly executed Pledged Interests Addendum identifying such Pledged Interests;
(ii) Each Loan Party shall promptly deliver to Lender a copy of each material notice or other material communication received by it in respect of any Pledged Interests;
(iii) No Loan Party shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement, or Pledged Partnership Agreement, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests if the same is prohibited pursuant to the Loan Documents; and
(iv) As to all limited liability company or partnership interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Loan Party hereby covenants that the Pledged Interests issued pursuant to such agreement (A) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (B) do not and will not constitute investment company securities, and (C) are not and will not be held by such Loan Party in a securities account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provide or shall provide that such Pledged Interests are securities governed by Section 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.
(n) Pledged Notes. Loan Parties (i) without the prior written consent of Lender, will not (A) waive or release any obligation of any Person that is obligated under any of the Pledged Notes in excess of $250,000, (B) take or omit to take any action or knowingly suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Pledged Notes, or (C) other than Permitted Dispositions, assign or surrender their rights and interests under any of the Pledged Notes or terminate, cancel, modify, change, supplement or amend the Pledged

Notes in excess of $250,000, and (ii) shall provide to Lender copies of all material written notices (including notices of default) given or received with respect to the Pledged Notes promptly after giving or receiving such notice.
6.13 Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 6.1, provide Lender with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate. Borrowers shall maintain all Material Contracts in full force and effect and shall not default in the payment or performance of any material obligations thereunder.
6.14 Location of Inventory, Equipment and Books. Keep the Inventory and Equipment (other than vehicles and Equipment out for repair) and Books of each Loan Party and each of its Subsidiaries only at the locations identified on Schedule 5.29 to the Information Certificate and keep the chief executive office of each Loan Party and each of its Subsidiaries only at the locations identified on Schedule 5.6(b) to the Information Certificate; provided, however, that Borrowers may amend Schedule 5.29 to the Information Certificate so long as such amendment occurs by written notice to Lender not less than 10 days prior to the date on which such Inventory, Equipment or Books are moved to such new location, and so long as, at the time of such written notification, the applicable Borrower provides Lender a Collateral Access Agreement with respect thereto if such location is such Person’s chief executive office.
6.15 Further Assurances.
(a) At any time upon the reasonable request of Lender, execute or deliver to Lender any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Lender may reasonably request and in form and substance reasonably satisfactory to Lender, to create, perfect, and continue perfection or to better perfect Lender’s Liens in all of the assets of each Loan Party (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Lender in any Real Property acquired in fee simple by any Loan Party after the Closing Date with a fair market value in excess of $500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Loan Party that is a CFC. To the maximum extent permitted by applicable law, if a Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time, not to exceed 30 days following the request to do so, such Borrower and such other Loan Party hereby authorizes Lender to execute any such Additional Documents in the applicable Loan Party’s name, as applicable, and authorizes Lender to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Lender may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of each Borrower and each other Loan Party and all of the outstanding capital Stock of each Loan Party (other than the Stock of Novatel Wireless, Inc.). Notwithstanding the foregoing, and so long as no Event of Default has occurred and continuing, the Loan Parties shall have no obligation to provide any Additional Documents with respect to any patents, trademarks, or copyrights now or hereafter owned by the Loan Parties that in each case are registered outside of the United States.
(b) Each Borrower and each other Loan Party authorizes the filing by Lender of financing or continuation statements, or amendments thereto, and such Loan Party will execute and deliver to Lender such other instruments or notices, as Lender may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby.
(c) Each Borrower and each other Loan Party authorizes Lender at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of such financing statement. Each Borrower and each other Loan Party also hereby ratifies any and all financing statements or amendments previously filed by Lender in any jurisdiction.
(d) Each Borrower and each other Loan Party acknowledges that no Loan Party is authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Lender, subject to such Loan Party’s rights under Section 9-509(d)(2) of the Code.
6.16 Formation of Subsidiaries. At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall (a) within 10 days after such formation or acquisition and the capitalization of such Subsidiary in excess of $25,000 (or such later date as permitted by Lender in its sole discretion) cause any such new Subsidiary to provide to Lender a joinder to this Agreement or a Guaranty (as determined by Lender), together with such other security documents (including mortgages with respect to any Real Property owned in fee simple by such new Subsidiary with a fair market value of at least $500,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided that the Guaranty and such other security documents shall not be required to be provided to Lender with respect to any Subsidiary of Borrower that is a CFC or a Subsidiary of a CFC, (b) within 10 days after such formation or acquisition (or such later date as permitted by Lender in its sole discretion) provide to Lender a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Lender; provided that only 65% of the total outstanding voting Stock of any first tier Subsidiary of a Borrower that is a CFC (and none of the Stock of any Subsidiary of such CFC) shall be required to be pledged, and (c) within 10 days after such formation or acquisition (or such later date as permitted by Lender in its sole discretion) provide to Lender all other documentation, including one or more opinions of counsel reasonably satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.16 shall be a Loan Document.
7. NEGATIVE COVENANTS.
Each Borrower and each Loan Party covenants and agrees that, until termination of all of the commitments of Lender hereunder to provide any further extensions of credit and payment in full of the Obligations, no Borrower and no other Loan Party will do, nor will any Borrower or any other Loan party permit any of its Subsidiaries to do any of the following:
7.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
7.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
7.3 Restrictions on Fundamental Changes.
(a) Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except for (i) any merger, consolidation, reorganization, between Loan Parties, provided that a Borrower must be the surviving entity of any such merger, consolidation, reorganization to which it is a party, and (ii) any merger, consolidation, reorganization, between Subsidiaries of a Borrower that are not Loan Parties.
(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than a Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of a Borrower that is not a Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving.
(c) Suspend or cease operation of a substantial portion of its or their business, except as permitted pursuant to Sections 7.3(a) or (b) above or in connection with the transactions permitted pursuant to Section 7.4.
(d) Other than in order to consummate a Permitted Acquisition, form or acquire any direct or indirect Subsidiary.
7.4 Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 7.3 or 7.12, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or any other asset except as expressly permitted by this Agreement. Lender shall not be deemed to have consented to any sale or other disposition of any of the Collateral or any other asset except as expressly permitted in this Agreement or the other Loan Documents.
7.5 Change Name. Unless Borrowers give Lender prior written notice, change the name, organizational identification number, state of organization, organizational identity or “location” for purposes of Section 9-307 of the Code of any Loan Party.
7.6 Nature of Business. Make any change in the nature of its or their business as conducted on the date of this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent any Borrower or any other Loan Party or any of its Subsidiaries from engaging in any business that is reasonably related or ancillary to its business.

7.7 Prepayments and Amendments.
(a) Except in connection with Refinancing Indebtedness permitted by Section 7.1,
(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any of its Subsidiaries, other than (A) the Obligations in accordance with this Agreement or a Bank Product Agreement, and (B) Permitted Intercompany Advances, or
(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions; or
(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of:
(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement or a Bank Product Agreement, or (B) Permitted Intercompany Advances;
(ii) any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of Lender; provided that if such Person allows such Material Contract to lapse it shall not be deemed a violation of this provision; or
(iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Lender; or
(c) Pay in cash any indebtedness owing by Borrowers to Novatel Wireless Technologies, Ltd.
7.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.
7.9 Restricted Junior Payments. Make any Restricted Junior Payment, other than the following:
(a) Payment of dividends with respect to Novatel Wireless, Inc.’s Permitted Preferred Stock (each, a “Preferred Stock Dividend”) subject to the following terms and conditions with respect each Preferred Stock Dividend: (i) no Event of Default shall be existing on the date of declaration of any Preferred Stock Dividend; (ii) Borrowers’ Excess Availability, for the 30-day period immediately prior to the date that any Preferred Stock Dividend is declared and on the date of such declaration, in each case after giving effect to the amount of such Preferred Stock Dividend, is not less than $10,000,000; (iii) Borrowers shall remain in compliance with the financial covenants set forth in Section 8, after giving effect to any such Preferred Stock Dividend; (iv) Preferred Stock Dividends shall be declared and paid no more frequently than once per fiscal quarter; (v) all such Preferred Stock Dividends shall be paid in accordance with the Certificate of Designation applicable to the Permitted Preferred Stock; (vi) Borrowers shall provide Lender with notice of each such Preferred Stock Dividend promptly after both the declaration and payment of each such Preferred Stock Dividend; and (vii) Lender may establish a Reserve for the amount of each Preferred Stock Dividend from the date of the declaration of each Preferred Stock Dividend and maintain such Reserve until the Preferred Stock Dividend is paid;
(b) Cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options, or other securities convertible into or exchangeable for Stock in an amount not to exceed $250,000 in the aggregate in any fiscal year;
(c) Payments to redeem or otherwise acquire existing Stock of the Borrowers so long as the any consideration used to make such payments is derived solely from the issuance of new Stock (other than Prohibited Preferred Stock) by the Borrowers after the Closing Date; and
(d) Any Subsidiary of Borrowers (including Enfora, Inc.) may make a declaration or payment of any dividend or make a payment or distribution on account of Stock issued by such Subsidiary pro rata to the holders of such Subsidiary’s Stock.
7.10 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
7.11 Investments; Controlled Investments.
(a) Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.
(b) Other than (i) an aggregate amount of not more than $50,000 at any one time, in the case of each Borrower and each other Loan Party, (ii) amounts deposited into Deposit Accounts identified on Schedule 5.15 to the Information Certificate which are specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the employees of any Borrower or any Loan Party or its Subsidiaries, (iii) an aggregate Dollar Equivalent of not more than $2,000,000 at any time maintained in foreign currency accounts, (iv) funds maintained in deposit accounts with Bank of America during the Cash Management Transition Period (but subject to the other terms and conditions of this Agreement), and

(v) cash and Cash Equivalents maintained at UBS or Royal Bank of Scotland in one or more securities accounts during the 15-Business Day period after the Closing Date, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless such Borrower and such other Loan Party, as applicable, and the applicable bank (or as permitted solely pursuant to Section 6.12(j), Section 4.3 and Exhibit C, or securities intermediary have entered into Control Agreements with Lender governing such Permitted Investments in order to perfect (and further establish) Lender’s Liens in such Permitted Investments. Except as provided in Section 6.12(j) and this Section 7.11, Borrowers and such Loan Parties shall not establish or maintain any Deposit Account or Securities Account with a banking institution other than Lender.
7.12 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower, any other Loan Party or any of their Subsidiaries except for:
(a) transactions contemplated by the Loan Documents or transactions (other than the payment of management, consulting, monitoring, or advisory fees) with any Affiliates of any Borrower or any Loan Party in the ordinary course of business of such Borrower or Loan Party, consistent with past practices and undertaken in good faith, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s length transaction with a non-Affiliate;
(b) so long as it has been approved by a Loan Party’s board of directors (or comparable governing body) in accordance with applicable law, any customary indemnities provided for the benefit of officers and directors (or comparable managers) of such Loan Party;
(c) so long as it has been approved by a Loan Party’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and directors of a Loan Party and its Subsidiaries in the ordinary course of business and consistent with industry practice; and
(d) transactions permitted by Section 7.1, Section 7.3, Section 7.4, Section 7.9 or Section 7.11, or any Permitted Intercompany Advance.
7.13 Use of Proceeds. Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay in full, the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Creditor, and (ii) to pay fees, costs, and expenses, including Lender Expenses, incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) on the Closing Date and thereafter, consistent with the terms and conditions hereof, for general corporate and working capital purposes (provided that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System).
7.14 Limitation on Issuance of Stock. Except for the issuance or sale of common stock or Permitted Preferred Stock by a Borrower or other Loan Party, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of their Stock.
7.15 Consignments. Consign any of its Inventory or sell any of its Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, except as set forth on Schedule 7.15 to the Information Certificate.
7.16 Inventory and Equipment with Bailees. Store the Inventory or Equipment of any Loan Party or any of its Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party, except as set forth on Schedule 7.16 to the Information Certificate or otherwise in the ordinary course of business (provided that Borrowers promptly provide written notice to Lender of any new location).

8. FINANCIAL COVENANTS.
Each Borrower covenants and agrees that, until termination of all obligations of Lender to provide extensions of credit hereunder and payment in full of the Obligations, Borrowers will comply with each of the following financial covenants:
(a) Minimum EBITDA. Achieve EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable test date and measurement period set forth opposite thereto (numbers appearing between “< >” are negative):

Minimum Required EBITDA	Test Date and Measurement Period
$<426,250>	November 30, 2014, for the period October 1, 2014 through November 30, 2014
$792,000	December 31, 2014 for the period October 1, 2014 through December 31, 2014
$406,500	January 31, 2015, for the period October 1, 2014 through January 31, 2015
$139,500	February 28, 2015, for the period October 1, 2014 through February 28, 2015
$1,021,500	March 31, 2015, for the period October 1, 2014 through March 31, 2015
$952,500	April 30, 2015, for the period October 1, 2014 through April 30, 2015
$1,017,750	May 31, 2015, for the period October 1, 2014 through May 31, 2015
$2,354,250	June 30, 2015, for the period October 1, 2014 through June 30, 2015
$2,124,000	July 31, 2015, for the period October 1, 2014 through July 31, 2015
$2,059,500	August 31, 2015, for the period October 1, 2014 through August 31, 2015
$3,255,000	September 30, 2015, for the period October 1, 2014 through September 30, 2015
$3,595,500	October 31, 2015, for the period November 1, 2014 through October 31, 2015
$4,044,000	November 30, 2015, for the period December 1, 2014 through November 30, 2015
$4,830,750	December 31, 2015, for the twelve-month period ending December 31, 2015, and the last day of each calendar month thereafter, in each case for the twelve-month period ending on each such date
Notwithstanding the existence of the foregoing minimum EBITDA covenant, such covenant shall not be tested by Lender so long as (i) Borrowers maintain Liquidity of not less than $15,000,000 at all times, and (ii) no Event of Default shall have occurred under this Agreement. If at any time Borrowers shall fail to maintain Liquidity of at least $15,000,000 or in the event any Event of Default shall have occurred, the foregoing minimum EBITDA covenant shall be tested for the most recent test date occurring prior to the earlier of the date that the Borrowers have failed to maintain Liquidity of at least $15,000,000 or the occurrence of an Event of Default and shall continue to be tested until Borrowers have attained Liquidity of at least $15,000,000 for a period of 60 consecutive days thereafter and no Event of Default exists (and, thereafter, if the Borrowers fail to maintain such minimum Liquidity of $15,000,000 at any time or an Event of Default occurs, the EBITDA covenant shall again be tested in accordance with the foregoing). Borrowers shall report to Lender their EBITDA and Liquidity each month (with such reporting provided with the Compliance Certificate), regardless of whether the EBITDA is subject to being tested.
(b) Capital Expenditures. Borrowers shall not make or incur Capital Expenditures in any fiscal year in an amount greater than $5,000,000 per fiscal year.
9. EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
9.1 If any Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of principal, interest, fees, charges or other amounts due Lender or any Bank Product Provider, reimbursement of Lender Expenses, or other amounts constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding);
9.2 If any Loan Party or any of its Subsidiaries:
(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 4.3, 6.1, 6.2, 6.5(a) (solely with respect to F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Lender’s Liens), 6.5(b), 6.6, 6.7 (solely if any Loan Party or any of its Subsidiaries refuses to allow Lender or its representatives or agents to visit its properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss its affairs, finances, and accounts with its officers and employees), 6.8, 6.11, 6.12, 6.13 or 6.14, (ii) Section 7 or (iii) Section 8;
(b) fails to perform or observe any covenant or other agreement contained in any of Sections 6.3, 6.4, 6.5(a) (other than F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Lender’s Liens), 6.7 (other than if any Loan Party or any of its Subsidiaries refuses to allow Lender or its representatives or agents to visit its properties, inspect its assets or books or records, examine and make copies of its books or records or disclose it affairs, finances and accounts with its officers and employees), 6.9, 6.10, and 6.15 and such failure continues for a period of 15 days after the earlier of (i) the date on which such failure shall first become known to or should have been known by any officer of any Loan Party or (ii) the date on which written notice thereof is given to any Loan Party by Lender; or
(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is unable to be cured or is the subject of another provision of this Section 9 (in which event such other provision of this Section 9 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to or should have been known by any officer of any Loan Party or (ii) the date on which written notice thereof is given to any Loan Party by Lender;
9.3 If (i) one or more judgments, orders, or awards for the payment of money in an amount in excess of $250,000 in any one case or in excess of $500,000 in the aggregate, (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
9.4 If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;
9.5 If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein; provided that Lender shall have no obligation to provide any extension of credit to Borrowers during such 60 calendar day period specified in clause (c);
9.6 If any Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of such Loan Party and its Subsidiaries, taken as a whole;
9.7 If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to the Indebtedness of such Loan Party or such Subsidiary involving an aggregate amount of $250,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party; provided that if such default is cured or waived and such third party has no right to exercise any rights or remedies in connection therewith, there shall be no Event of Default hereunder;
9.8 If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
9.9 If the obligation of any Guarantor under its Guaranty or any other Loan Document to which any Guarantor is a party is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement), or if any Guarantor fails to perform any obligation under its Guaranty or under any such Loan Document, or repudiates or revokes or purports to repudiate or revoke any obligation under its Guaranty, or under any such Loan Document, or any Guarantor ceases to exist for any reason;
9.10 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected (to the extent required hereby) and, except to the extent of Permitted Liens which are permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $100,000;
9.11 If any event or circumstance occurs that Lender believes (exercised in the Permitted Discretion of Lender in good faith) may impair the prospect of payment of all or part of the Obligations, or any Loan Party’s ability to perform any of its material obligations under any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or there occurs any Material Adverse Change;
9.12 If any event or circumstance shall occur which, in the Permitted Discretion of Lender exercised in good faith, would be reasonably likely to cause Lender to suspect that any Loan Party has engaged in fraudulent activity with respect to the Collateral or other matters;
9.13 The indictment of any director or the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Vice President of Accounting, or the Controller of the Borrowers for a felony offence under state or federal law, and such director or officer has not resigned or has not been terminated from Borrowers within 30 days from the date of the indictment;
9.14 If any Loan Party fails to pay any indebtedness or obligation owed to Lender or its Affiliates which is unrelated to the Credit Facility or this Agreement as it becomes due and payable or the occurrence of any default or event of default under any agreement between any Loan Party and Lender or its Affiliates unrelated to the Loan Documents;
9.15 The validity or enforceability of any Loan Document shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by a Loan Party or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document; or
9.16 An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $250,000, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $250,000.
10. RIGHTS AND REMEDIES.
10.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Lender may, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a) declare the Obligations (other than the Hedge Obligations, which may be accelerated in accordance with the terms of the applicable Hedge Agreement), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower and each other Loan Party;
(b) declare the funding obligations of Lender under this Agreement terminated, whereupon such funding obligations shall immediately be terminated together with any obligation of Lender hereunder to make Advances, extend any other credit hereunder or issue Letters of Credit;
(c) give notice to an Account Debtor or other Person obligated to pay an Account, a General Intangible, Negotiable Collateral, or other amount due, notice that the Account, General Intangible, Negotiable Collateral or other amount due has been assigned to Lender for security and must be paid directly to Lender and Lender may collect the Accounts, General Intangible and Negotiable Collateral of each Borrower and each other Loan Party directly, and any collection costs and expenses shall constitute part of the Obligations under the Loan Documents;
(d) in Lender’s name or in each Loan Party’s name, as such Loan Party’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of mail to any address designated by Lender, otherwise intercept mail, and receive, open and dispose of such Loan Party’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for such Loan Party’s account or forwarding such mail to such Loan Party’s last known address;

(e) without notice to or consent from any Loan Party or any of its Subsidiaries, and without any obligation to pay rent or other compensation, take exclusive possession of all locations where any Loan Party or any of its Subsidiaries conduct its business or has any rights of possession and use the locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Lender in good faith; and
(f) exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law.
10.2 Additional Rights and Remedies. Without limiting the generality of the foregoing, each Borrower and each Guarantor expressly agrees that upon the occurrence and during the continuation of an Event of Default:
(a) Lender, without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon any Borrower, any other Loan Party or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Loan Parties to, and each Borrower and each other Loan Party hereby agrees that it will at its own expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at one or more locations designated by Lender where such Borrower or other Loan Party conducts business, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s or Loan Party’s offices or elsewhere, for cash, on credit, and upon such other terms as Lender may deem commercially reasonable. Each Borrower and each other Loan Party agrees that, to the extent notice of sale shall be required by law, at least 10 days notice to such Borrower or such other Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time, and such sale may be made at the time and place to which it was so adjourned. Each Borrower and each other Loan Party agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code. Each Borrower and each other Loan Party agrees that any sale of Collateral to a licensor pursuant to the terms of a license agreement between such licensor and such Borrower or such other Loan Party is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the Code;
(b) Lender may, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any Loan Party or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to any Loan Party’s Deposit Accounts in which Lender’s Liens are perfected by control under Section 9-104 of the Code, instruct the bank maintaining such Deposit Account for the applicable Loan Party to pay the balance of such Deposit Account to or for the benefit of Lender, and (ii) with respect to any Loan Party’s Securities Accounts in which Lender’s Liens are perfected by control under Section 9-106 of the Code, instruct the securities intermediary maintaining such Securities Account for the applicable Loan Party to (A) transfer any cash in such Securities Account to or for the benefit of Lender, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Lender;
(c) any cash held by Lender as Collateral and all cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Obligations in the order set forth in Section 10.5. In the event the proceeds of Collateral are insufficient to satisfy all of the Obligations in full, each Borrower and each other Loan Party shall remain jointly and severally liable for any such deficiency; and
(d) the Obligations arise out of a commercial transaction, and that if an Event of Default shall occur Lender shall have the right to an immediate writ of possession without notice of a hearing. Lender shall have the right to the appointment of a receiver for each Loan Party or for the properties and assets of each Loan Party, and each Borrower and each other Loan Party hereby consents to such rights and such appointment and hereby waives any objection such Borrower or such Loan Party may have thereto or the right to have a bond or other security posted by Lender.
Notwithstanding the foregoing or anything to the contrary contained in Section 10.1, upon the occurrence of any Default or Event of Default described in Section 9.4 or Section 9.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by Lender, all obligations of Lender to provide any further extensions of credit hereunder shall automatically terminate and the Obligations (other than the Hedge Obligations), shall automatically and immediately become due and payable and each Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Borrower.

10.3 Lender Appointed Attorney in Fact. Each Borrower and each other Loan Party hereby irrevocably appoints Lender its attorney-in-fact, with full authority in the place and stead of such Borrower and such Loan Party and in the name of such Borrower or such Loan Party or otherwise, at such time as an Event of Default has occurred and is continuing, to take any action and to execute any instrument which Lender may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:
(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Borrower or such other Loan Party;
(b) to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;
(c) to file any claims or take any action or institute any proceedings which Lender may deem necessary or desirable for the collection of any of the Collateral of such Borrower or such other Loan Party or otherwise to enforce the rights of Lender with respect to any of the Collateral;
(d) to repair, alter, or supply Goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to Borrower or such other Loan Party in respect of any Account of such Borrower or such other Loan Party;
(e) to use any Intellectual Property or Intellectual Property Licenses of such Borrower or such other Loan Party including but not limited to any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Borrower or such other Loan Party;
(f) to take exclusive possession of all locations where each Borrower or other Loan Party conducts its business or has rights of possession, without notice to or consent of any Borrower or any Loan Party and to use such locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, without obligation to pay rent or other compensation for the possession or use of any location;
(g) Lender shall have the right, but shall not be obligated, to bring suit in its own name or in the applicable Loan Party’s name, to enforce the Intellectual Property and Intellectual Property Licenses and, if Lender shall commence any such suit, the appropriate Borrower or such other Loan Party shall, at the request of Lender, do any and all lawful acts and execute any and all proper documents reasonably required by Lender in aid of such enforcement; and
(h) to the extent permitted by law, such Borrower and each other Loan Party hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until all commitments of Lender under this Agreement to provide extensions of credit are terminated and all Obligations have been paid in full in cash.
10.4 Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Default or Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.
10.5 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.1 or the Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by Lender upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied to the Obligations in such manner as Lender shall determine in its discretion and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law. For greater certainty, the acceleration of the Obligations under this Agreement shall in no way affect, terminate or accelerate the Hedge Obligations (which are governed by the terms of the applicable Hedge Agreement).
10.6 Marshaling. Lender shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies under this Agreement and under the other Loan Documents and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Borrower and each other Loan Party hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Lender’s rights and remedies under this Agreement or under any other Loan Document or instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Borrower hereby irrevocably waives the benefits of all such laws.

10.7 License. Each Borrower and each other Loan Party hereby grants to Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property rights of such Borrower and such Loan Party for the purpose of: (a) completing the manufacture of any in-process materials following any Event of Default so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by such Borrower or such other Loan Party for its own manufacturing; and (b) selling, leasing or otherwise disposing of any or all Collateral following any Event of Default.
10.8 Disposition of Pledged Interests by Lender. None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Loan Party understands that in connection with such disposition, Lender may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Loan Party, therefore, agrees that: (a) if Lender shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, Lender shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof; and (b) such reliance shall be conclusive evidence that Lender has handled the disposition in a commercially reasonable manner.
10.9 Voting and Other Rights in Respect of Pledged Interests. Upon the occurrence and during the continuation of an Event of Default, (i) Lender may, at its option, and with two (2) Business Days prior notice to such Borrower or such other Loan Party, and in addition to all rights and remedies available to Lender under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Pledged Interests owned by any Borrower or any other Loan Party, but under no circumstances is Lender obligated by the terms of this Agreement to exercise such rights, and (ii) if Lender duly exercises its right to vote any of such Pledged Interests, each Borrower and each other Loan Party hereby appoints Lender, such Borrower’s and such Loan Party’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner Lender deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable.
For so long as such Borrower or such other Loan Party shall have the right to vote the Pledged Interests owned by it, such Borrower and such other Loan Party covenants and agrees that it will not, without the prior written consent of Lender, vote or take any consensual action with respect to such Pledged Interests which would materially adversely affect the rights of Lender or the value of the Pledged Interests.
11. WAIVERS; INDEMNIFICATION.
11.1 Demand; Protest; etc. Each Borrower and each other Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which such Borrower or such other Loan Party may in any way be liable.
11.2 The Lender’s Liability for Collateral. Each Borrower and each other Loan Party hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by each Borrower and such other Loan Parties.
11.3 Indemnification. Each Borrower and each other Loan Party shall pay, indemnify, defend, and hold the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring, forbearance or workout with respect hereto) of this Agreement, any of the other Loan Documents, any Bank Product Agreement or the transactions contemplated hereby or thereby or the monitoring of compliance by each Borrower and each other Loan Party and each of its Subsidiaries with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, (c) in connection with the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents, (d) with respect to the failure by any Borrower or any other Loan Party to perform or observe any of the provisions hereof or any other Loan Document, (e) in connection with the exercise or enforcement of any of the rights of Lender hereunder or under any other Loan Document, and (f) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any other Loan Party or any Subsidiary of a Borrower or any other Loan Party or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of such Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower or any other Loan Party shall have any obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, or attorneys. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Borrower or any other Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by such Borrower or such other Loan Party with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
12. NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrowers, any other Loan Party or Lender, as the case may be, they shall be sent to the respective address set forth below:

If to Borrowers or
any other Loan Party:	NOVATEL WIRELESS, INC.
9645 Scranton Road, Suite 205
San Diego, California 92121
Attn: Chief Financial Officer
Fax No.: 858.812.3402
Email: mnewman@nvtl.com

with courtesy copies to
(which shall not constitute
Notice for purposes of this
Section 12):	Paul Hastings LLP
4747 Executive Drive, Twelfth Floor
San Diego, CA 92121
Attn: Teri O’Brien, Esq.
Fax No.: 858.458.3131
Email: teriobrien@paulhastings.com

If to Lender:	WELLS FARGO BANK, NATIONAL ASSOCIATION
2450 Colorado Avenue, Suite 3000W
Santa Monica, California 90404
Attn: Relationship Manager – Novatel Wireless, Inc.
Fax No.: 877.720.4155
Email: robin.vanmeter@wellsfargo.com

with courtesy copies to
(which shall not constitute
Notice for purposes of this
Section 12)
Morgan, Lewis & Bockius LLP
300 S. Grand Avenue, Suite 2200
Los Angeles, CA 90071
Attn: J. Michael Jack
Fax No.: 213.612.2501
Email: jmjack@morganlewis.com
Any party hereto may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent and receipt confirmed (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment). Any notice given by Lender to any Borrower as provided in this Section 12 shall be deemed sufficient notice as to all Loan Parties, regardless of whether each Loan Party is sent a separate copy of such notice or whether each Loan Party is specifically identified in such notice.
13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; ARBITRATION; WAIVER OF DAMAGES.
(a) GOVERNING LAW. THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO AS WELL AS ALL CLAIMS, CONTROVERSIES OR DISPUTES ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
(b) VENUE. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE TRIED AND LITIGATED IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).
(c) ARBITRATION. THE PARTIES HERETO AGREE, UPON DEMAND BY ANY PARTY, WHETHER MADE BEFORE THE INSTITUTION OF A JUDICIAL PROCEEDING OR NOT MORE THAN 60 DAYS AFTER SERVICE OF A COMPLAINT, THIRD PARTY COMPLAINT, CROSS-CLAIM, COUNTERCLAIM OR ANY ANSWER THERETO OR ANY AMENDMENT TO ANY OF THE ABOVE TO SUBMIT TO BINDING ARBITRATION ALL CLAIMS, DISPUTES

AND CONTROVERSIES BETWEEN OR AMONG THEM (AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, ATTORNEYS, AND OTHER AGENTS), WHETHER IN TORT, CONTRACT OR OTHERWISE ARISING OUT OF OR RELATING TO IN ANY WAY (I) ANY CREDIT SUBJECT HERETO, OR ANY OF THE LOAN DOCUMENTS, AND THEIR NEGOTIATION, EXECUTION, COLLATERALIZATION, ADMINISTRATION, REPAYMENT, MODIFICATION, EXTENSION, SUBSTITUTION, FORMATION, INDUCEMENT, ENFORCEMENT, DEFAULT OR TERMINATION; OR (II) REQUESTS FOR ADDITIONAL CREDIT.
(d) GOVERNING RULES. ANY ARBITRATION PROCEEDING WILL (I) PROCEED IN A LOCATION IN LOS ANGELES, CALIFORNIA SELECTED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”); (II) BE GOVERNED BY THE FEDERAL ARBITRATION ACT (TITLE 9 OF THE UNITED STATES CODE), NOTWITHSTANDING ANY CONFLICTING CHOICE OF LAW PROVISION IN ANY OF THE DOCUMENTS BETWEEN THE PARTIES; AND (III) BE CONDUCTED BY THE AAA, OR SUCH OTHER ADMINISTRATOR AS THE PARTIES SHALL MUTUALLY AGREE UPON, IN ACCORDANCE WITH THE AAA’S COMMERCIAL DISPUTE RESOLUTION PROCEDURES, UNLESS THE CLAIM OR COUNTERCLAIM IS AT LEAST $1,000,000.00 EXCLUSIVE OF CLAIMED INTEREST, ARBITRATION FEES AND COSTS IN WHICH CASE THE ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH THE AAA’S OPTIONAL PROCEDURES FOR LARGE, COMPLEX COMMERCIAL DISPUTES (THE COMMERCIAL DISPUTE RESOLUTION PROCEDURES OR THE OPTIONAL PROCEDURES FOR LARGE, COMPLEX COMMERCIAL DISPUTES TO BE REFERRED TO HEREIN, AS APPLICABLE, AS THE “RULES”). IF THERE IS ANY INCONSISTENCY BETWEEN THE TERMS HEREOF AND THE RULES, THE TERMS AND PROCEDURES SET FORTH HEREIN SHALL CONTROL. ANY PARTY WHO FAILS OR REFUSES TO SUBMIT TO ARBITRATION FOLLOWING A DEMAND BY ANY OTHER PARTY SHALL BEAR ALL COSTS AND EXPENSES INCURRED BY SUCH OTHER PARTY IN COMPELLING ARBITRATION OF ANY DISPUTE.
(e) NO WAIVER OF PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE. THE ARBITRATION REQUIREMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING TO (I) FORECLOSE AGAINST REAL OR PERSONAL PROPERTY COLLATERAL; (II) EXERCISE SELF-HELP REMEDIES RELATING TO COLLATERAL OR PROCEEDS OF COLLATERAL SUCH AS SETOFF OR REPOSSESSION; OR (III) OBTAIN PROVISIONAL OR ANCILLARY REMEDIES SUCH AS REPLEVIN, WRIT OF POSSESSION, INJUNCTIVE RELIEF, ATTACHMENT, GARNISHMENT OR THE APPOINTMENT OF A RECEIVER. THIS EXCLUSION DOES NOT CONSTITUTE A WAIVER OF THE RIGHT OR OBLIGATION OF ANY PARTY TO SUBMIT ANY DISPUTE TO ARBITRATION OR REFERENCE HEREUNDER, INCLUDING THOSE ARISING FROM THE EXERCISE OF THE ACTIONS DETAILED IN SECTIONS (I), (II) AND (III) OF THIS PARAGRAPH.
(f) ARBITRATOR QUALIFICATIONS AND POWERS. ANY ARBITRATION PROCEEDING IN WHICH THE AMOUNT IN CONTROVERSY IS $5,000,000.00 OR LESS WILL BE DECIDED BY A SINGLE ARBITRATOR SELECTED ACCORDING TO THE RULES, AND WHO SHALL NOT RENDER AN AWARD OF GREATER THAN $5,000,000.00. ANY DISPUTE IN WHICH THE AMOUNT IN CONTROVERSY EXCEEDS $5,000,000.00 SHALL BE DECIDED BY MAJORITY VOTE OF A PANEL OF THREE ARBITRATORS; PROVIDED HOWEVER, THAT ALL THREE ARBITRATORS MUST ACTIVELY PARTICIPATE IN ALL HEARINGS AND DELIBERATIONS, EXCEPT THAT A SINGLE ARBITRATOR MAY DECIDE PRE-HEARING DISCOVERY DISPUTES. THE ARBITRATOR(S) WILL BE A NEUTRAL ATTORNEY LICENSED IN THE STATE OF CALIFORNIA OR A NEUTRAL RETIRED JUDGE OF THE STATE OR FEDERAL JUDICIARY OF CALIFORNIA, IN EITHER CASE WITH A MINIMUM OF TEN YEARS EXPERIENCE IN THE SUBSTANTIVE LAW APPLICABLE TO THE SUBJECT MATTER OF THE DISPUTE TO BE ARBITRATED. THE ARBITRATOR(S) WILL DETERMINE WHETHER OR NOT AN ISSUE IS ARBITRATABLE AND WILL GIVE EFFECT TO THE STATUTES OF LIMITATION OR REPOSE IN DETERMINING ANY CLAIM. IN ANY ARBITRATION PROCEEDING THE ARBITRATOR(S) WILL DECIDE (BY DOCUMENTS ONLY OR WITH A HEARING AT THE ARBITRATOR’S DISCRETION) ANY PRE-HEARING MOTIONS WHICH ARE SIMILAR TO MOTIONS TO DISMISS FOR FAILURE TO STATE A CLAIM OR MOTIONS FOR SUMMARY ADJUDICATION. THE ARBITRATOR(S) SHALL RESOLVE ALL DISPUTES IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF CALIFORNIA AND MAY GRANT ANY REMEDY OR RELIEF THAT A COURT OF SUCH STATE COULD ORDER OR GRANT WITHIN THE SCOPE HEREOF AND SUCH ANCILLARY RELIEF AS IS NECESSARY TO MAKE EFFECTIVE ANY AWARD. THE ARBITRATOR(S) SHALL ALSO HAVE THE POWER TO AWARD RECOVERY OF ALL COSTS AND FEES, TO IMPOSE SANCTIONS AND TO TAKE SUCH OTHER ACTION AS THE ARBITRATOR(S) DEEMS NECESSARY TO THE SAME EXTENT A JUDGE COULD PURSUANT TO THE FEDERAL RULES OF CIVIL PROCEDURE, THE CALIFORNIA RULES OF CIVIL PROCEDURE OR OTHER APPLICABLE LAW. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THE INSTITUTION AND MAINTENANCE OF AN ACTION FOR JUDICIAL RELIEF OR PURSUIT OF A PROVISIONAL OR ANCILLARY REMEDY SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE PLAINTIFF, TO

SUBMIT THE CONTROVERSY OR CLAIM TO ARBITRATION IF ANY OTHER PARTY CONTESTS SUCH ACTION FOR JUDICIAL RELIEF.
(g) DISCOVERY. IN ANY ARBITRATION PROCEEDING, DISCOVERY WILL BE PERMITTED IN ACCORDANCE WITH THE RULES. ALL DISCOVERY SHALL BE EXPRESSLY LIMITED TO MATTERS DIRECTLY RELEVANT TO THE DISPUTE BEING ARBITRATED AND MUST BE COMPLETED NO LATER THAN 20 DAYS BEFORE THE HEARING DATE. ANY REQUESTS FOR AN EXTENSION OF THE DISCOVERY PERIODS, OR ANY DISCOVERY DISPUTES, WILL BE SUBJECT TO FINAL DETERMINATION BY THE ARBITRATOR(S) UPON A SHOWING THAT THE REQUEST FOR DISCOVERY IS ESSENTIAL FOR THE PARTY’S PRESENTATION AND THAT NO ALTERNATIVE MEANS FOR OBTAINING INFORMATION IS AVAILABLE.
(h) CLASS PROCEEDINGS AND CONSOLIDATIONS. NO PARTY HERETO SHALL BE ENTITLED TO JOIN OR CONSOLIDATE DISPUTES BY OR AGAINST OTHERS IN ANY ARBITRATION, EXCEPT PARTIES WHO HAVE EXECUTED ANY LOAN DOCUMENT, OR TO INCLUDE IN ANY ARBITRATION ANY DISPUTE AS A REPRESENTATIVE OR MEMBER OF A CLASS, OR TO ACT IN ANY ARBITRATION IN THE INTEREST OF THE GENERAL PUBLIC OR IN A PRIVATE ATTORNEY GENERAL CAPACITY.
(i) PAYMENT OF ARBITRATION COSTS AND FEES. THE ARBITRATOR(S) SHALL AWARD ALL COSTS AND EXPENSES OF THE ARBITRATION PROCEEDING.
(j) REAL PROPERTY COLLATERAL; JUDICIAL REFERENCE. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO DISPUTE SHALL BE SUBMITTED TO ARBITRATION IF THE DISPUTE CONCERNS INDEBTEDNESS SECURED DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, BY ANY REAL PROPERTY UNLESS (I) THE HOLDER OF THE MORTGAGE, LIEN OR SECURITY INTEREST SPECIFICALLY ELECTS IN WRITING TO PROCEED WITH THE ARBITRATION, OR (II) ALL PARTIES TO THE ARBITRATION WAIVE ANY RIGHTS OR BENEFITS THAT MIGHT ACCRUE TO THEM BY VIRTUE OF THE SINGLE ACTION RULE STATUTE OF CALIFORNIA, THEREBY AGREEING THAT ALL INDEBTEDNESS AND OBLIGATIONS OF THE PARTIES, AND ALL MORTGAGES, LIENS AND SECURITY INTERESTS SECURING SUCH INDEBTEDNESS AND OBLIGATIONS, SHALL REMAIN FULLY VALID AND ENFORCEABLE. IF ANY SUCH DISPUTE IS NOT SUBMITTED TO ARBITRATION, THE DISPUTE SHALL BE REFERRED TO A REFEREE IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ., AND THIS GENERAL REFERENCE AGREEMENT IS INTENDED TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH SAID SECTION 638. A REFEREE WITH THE QUALIFICATIONS REQUIRED HEREIN FOR ARBITRATORS SHALL BE SELECTED PURSUANT TO THE AAA’S SELECTION PROCEDURES. JUDGMENT UPON THE DECISION RENDERED BY A REFEREE SHALL BE ENTERED IN THE COURT IN WHICH SUCH PROCEEDING WAS COMMENCED IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 644 AND 645.
(k) MISCELLANEOUS. TO THE MAXIMUM EXTENT PRACTICABLE, THE AAA, THE ARBITRATOR(S) AND THE PARTIES SHALL TAKE ALL ACTION REQUIRED TO CONCLUDE ANY ARBITRATION PROCEEDING WITHIN 180 DAYS OF THE FILING OF THE DISPUTE WITH THE AAA. NO ARBITRATOR(S) OR OTHER PARTY TO AN ARBITRATION PROCEEDING MAY DISCLOSE THE EXISTENCE, CONTENT OR RESULTS THEREOF, EXCEPT FOR DISCLOSURES OF INFORMATION BY A PARTY REQUIRED IN CONNECTION WITH FINANCIAL REPORTING IN THE ORDINARY COURSE OF ITS BUSINESS OR BY APPLICABLE LAW OR REGULATION. IF MORE THAN ONE AGREEMENT FOR ARBITRATION BY OR BETWEEN THE PARTIES POTENTIALLY APPLIES TO A DISPUTE, THE ARBITRATION PROVISION MOST DIRECTLY RELATED TO THE LOAN DOCUMENTS OR THE SUBJECT MATTER OF THE DISPUTE SHALL CONTROL. THIS ARBITRATION PROVISION SHALL SURVIVE TERMINATION, AMENDMENT OR EXPIRATION OF ANY OF THE LOAN DOCUMENTS OR ANY RELATIONSHIP BETWEEN THE PARTIES.
(l) WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT DELIVERED IN CONNECTION HEREWITH, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
(m) WAIVER OF SPECIAL AND OTHER DAMAGES. NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE LENDER, OR ANY AFFILIATE OF LENDER OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY

THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
14. ASSIGNMENTS; SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower or any other Loan Party may assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lender shall release any Borrower or any other Loan Party from its Obligations unless expressly agreed by Lender in Lender’s sole discretion. Lender may assign this Agreement and the other Loan Documents in whole or in part and its rights and duties hereunder or grant participations in the Obligations hereunder and thereunder and no consent or approval by any Borrower or any other Loan Party is required in connection with any such assignment or participation; provided that if Lender assigns all of its rights and duties hereunder to a Person that is not an Affiliate of Lender and if no Event of Default is existing at the time of such assignment, Borrowers shall have the right to terminate the Credit Facility and repay the Obligations in full without having to pay the termination fee described on Schedule 2.12 if Borrowers arrange for such termination and repayment of the Obligations in full (and satisfy all other obligations under this Agreement in connection with such a termination, including, but not limited to, providing Lender with Letter of Credit Collateralization, if applicable) no later than 90 days after receipt by Borrowers of notice of such assignment.
15. AMENDMENTS; WAIVERS. No amendment or modification of this Agreement or any other Loan Document or any other document or agreement described in or related to this Agreement shall be effective unless it has been agreed to by Lender in a writing that specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement. No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrowers or any other Loan Party of any provision of this Agreement. Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.
16. TAXES.
(a) All payments made by any Borrower or any other Loan Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, unless required by applicable law, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, each Borrower and each other Loan Party (without duplication) agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or therein; provided, however, that Borrowers or Loan Parties shall not be required to increase any such amounts if the increase in such amount payable results from Lender’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower and each other Loan Party will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Borrower, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.
(b) Each Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document, other than any such taxes, charges or levies that are imposed with respect to an assignment.
(c) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers, at the time or times reasonably requested by the Borrowers, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 16(c)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,
(A) any Lender that is a United States person as defined in Section 7701(a)(30) of the IRC (a “U.S. Person”) shall deliver to the Borrowers on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B) any Lender that is resident or organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), whichever of the following is applicable:
(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii) executed originals of IRS Form W-8ECI;
(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate in form reasonably satisfactory to Borrowers to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a certificate in form reasonably satisfactory to Borrowers, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made; and
(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrowers at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrowers as may be necessary for the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers in writing of its legal inability to do so.
17. GENERAL PROVISIONS.
17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, each other Loan Party and Lender.
17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5 Debtor-Creditor Relationship. The relationship between the Lender, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. Lender shall not have (and shall not be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Lender, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.6 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
17.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any other Loan Party or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of such Borrower or such other Loan Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made and all of Lender’s Liens in the Collateral shall be automatically reinstated without further action.
17.8 Confidentiality.
(a) Lender agrees that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to Lender and to employees, directors and officers of Lender (the Persons in this clause (i), “Lender Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.8, (iii) as may be required by regulatory authorities, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender or Lender Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section 17.8, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b) Anything in this Agreement to the contrary notwithstanding, subject to Borrowers’ prior written consent (not be unreasonably withheld or delayed) Lender may use the name, logos, and other insignia of the Loan Parties and the Maximum Revolver Amount provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Lender.

17.9 Lender Expenses. Each Borrower and each other Loan Party agrees to pay the Lender Expenses on the earlier of (a) the first day of the month following the date on which such Lender Expenses were first incurred, or (b) the date on which demand therefor is made by Lender and each Borrower and each other Loan Party agrees that its obligations contained in this Section 17.9 shall survive payment or satisfaction in full of all other Obligations.
17.10 Setoff. Lender may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to any Borrower or any Guarantor by Lender against any of the Obligations, whether or not due.
17.11 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any of the Obligations is outstanding and unpaid or any Letter of Credit is outstanding and so long as the obligation of Lender to provide extensions of credit hereunder has not expired or been terminated.
17.12 Patriot Act. Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties, and (b) OFAC/PEP searches and customary individual background checks of the Loan Parties’ senior management and key principals (including, without limitation, Persons holding, directly or indirectly, 20% or more of the Stock of any Loan Party), and each Borrower and each other Loan Party agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrowers.
17.13 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
17.14 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Lender is acting. Lender hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Lender as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Lender and the right to share in and receive payments and collections of the Collateral and payments from Lender from amounts charged to the Loan Account or that are otherwise collected from the Loan Parties for the account of a Bank Product Provider as more fully set forth herein and in the other Loan Documents. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Lender shall have the right, but shall have no obligation, to establish, maintain, relax, or release Reserves in respect of the Bank Product Obligations and that if Reserves are established there is no obligation on the part of Lender to determine or ensure whether the amount of any such Reserve is appropriate or not. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Bank Product Provider (other than Lender in its capacity as lender hereunder) shall have any voting or approval rights hereunder solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any other Loan Party.
17.15 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Lender of any sum adjudged to be so due in the Judgment Currency, Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Lender in such currency, Lender agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered under seal as of the date first above written.

BORROWERS:

NOVATEL WIRELESS, INC., a Delaware corporation

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Chief Financial Officer

Federal Employer Identification No.: 86-0824673
Organizational Identification No.: 2614230

ENFORA, INC., a Delaware corporation

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Chief Financial Officer

Federal Employer Identification No.: 20-5611675
Organizational Identification No.: 2986258

[signatures continued on next page]

[Signature page 1]

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ James Campbell
Name:	James Campbell
Title: Authorized Signatory

[Signature page 2]

Schedule 1.1
a. Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Account” means an account (as that term is defined in Article 9 of the Code).
“Account Debtor” means an account debtor (as that term is defined in the Code).
“Acquired Indebtedness” means Indebtedness of a Person whose assets or Stock is acquired by any Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.
“Additional Documents” has the meaning specified therefor in Section 6.15.
“Administrative Borrower” shall mean Novatel Wireless, Inc. in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 2.17, hereof and its successors and assigns in such capacity.
“Advances” has the meaning specified therefor in Section 2.1(a).
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.12: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of the board of directors or equivalent governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
“Agreement” means the Credit and Security Agreement to which this Schedule 1.1 is attached.
“Agreement Currency” has the meaning specified thereof in Section 17.15.
“Applicable Margin” means, with respect to interest accruing on the outstanding Advances and other Obligations, the following applicable rate per annum:

Level	Liquidity	When Interest Rate is based on Daily Three Month LIBOR	When Interest Rate is based on the Prime Rate
I	Less than $15,000,000	3.0%	1.0%
II	Greater than or equal to $15,000,000	2.50%	0.50%
The interest rate level shall be based on the Borrowers’ Liquidity as determined on the last day of each calendar month, and such determination shall apply to each day of the immediately following calendar month. Borrowers shall provide such information to Lender regarding Borrowers’ Liquidity as Lender may request from time to time in order for Lender to determine the applicable interest rate level from time to time. In the event that the information regarding such Liquidity contained in any certificate or information delivered pursuant to the foregoing requirements is shown to be inaccurate, and such inaccuracy, if corrected, would result in a higher Applicable Margin, then (A) Borrowers shall promptly deliver to Lender a correct certificate or information
 Schedule 1.1

setting forth the correct calculation of Borrowers’ Liquidity for each such effected period, (B) the Applicable Margin shall be adjusted to reflect the correct Liquidity, retroactive to the date that the Applicable Margin was previously reduced, and (C) Borrowers shall promptly (and in no event later than one Business Day after demand) deliver to Lender full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for the applicable period.
“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrowers to Lender.
“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations).
“Bank Product” means any one or more of the following financial products or accommodations extended to a Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) commercial credit cards, (b) commercial credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.
“Bank Product Agreements” means those agreements entered into from time to time by a Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products, including all Cash Management Documents.
“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Lender) to be held by Lender for the benefit of the Bank Product Provider in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
“Bank Product Obligations” means (a) all obligations, indebtedness, liabilities, reimbursement obligations, fees, or expenses owing by a Loan Party or any of its Subsidiaries to Lender or another Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, incurred in the past or now existing or hereafter arising, however arising and (b) all Hedge Obligations.
“Bank Product Provider” means Lender or any of its Affiliates that provide Bank Products to a Loan Party or any of its Subsidiaries.
“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Lender has determined it is necessary or appropriate to establish (based upon Lender’s reasonable determination of the credit and operating risk exposure to the Loan Parties or any of their Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA for which any Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
“Board of Directors” means the board of directors (or comparable managers) of a Borrower or any other Loan Party or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Books” means books and records (including a Borrower’s or any other Loan Party’s Records indicating, summarizing, or evidencing such Borrower’s or such other Loan Party’s assets (including the Collateral) or liabilities, such Borrower’s or such other Loan Party’s Records relating to such Borrower’s or such other Loan Party’s business operations or financial condition, or such Borrower’s or such other Loan Party’s Goods or General Intangibles related to such information).
“Borrowers” means (i) Novatel Wireless, Inc., a Delaware corporation, (ii) Enfora, Inc., a Delaware corporation, and (iii) any other Person that joins this Agreement as a Borrower (with the consent and agreement of Lender), jointly and severally.
“Borrowing” means a borrowing consisting of Advances (i) requested by Borrowers, (ii) made automatically pursuant to Section 2.3(c) without the request of Borrowers, (iii) made by Lender pursuant to Section 2.6(c), or (iv) a Protective Advance.

Schedule 1.1

“Borrowing Base” means, as of any date of determination, the result of:
(a) 85% of the amount of Eligible Accounts owned by the Borrowers, plus
(b) the lower of:
(i) $7,000,000; or
(ii) without duplication of clause (a) above, 85% of the amount of Eligible Foreign Accounts, minus
(c) the aggregate amount of Reserves, if any, established by Lender.
“Borrowing Base Certificate” means a form of borrowing base certificate in form and substance acceptable to Lender.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close pursuant to the rules and regulations of the Federal Reserve System.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Documents” means the agreements governing each of the Cash Management Services of Lender utilized by a Borrower or a Guarantor, which agreements shall currently include the Master Agreement for Treasury Management Services or other applicable treasury management services agreement, the “Acceptance of Services”, the “Service Description” governing each such treasury management service used by a Borrower or a Guarantor, and all replacement or successor agreements which govern such Cash Management Services of Lender.
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
“Cash Management Transition Period” has the meaning specified in Section 6.12(j)(i).

Schedule 1.1

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).
“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50%, or more, of the Stock of a Borrower having the right to vote for the election of members of the Board of Directors, or (b) Novatel Wireless, Inc. fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party.
“Chattel Paper” means chattel paper (as that term is defined in the Code), and includes tangible chattel paper and electronic chattel paper.
“Closing Date” means the date of the making of the initial Advance (or other extension of credit) under this Agreement.
“Code” means the California Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies. To the extent that defined terms set forth herein shall have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code shall control.
“Collateral” means all of each Borrower’s and each other Loan Party’s now owned or hereafter acquired:
(a) Accounts;
(b) Books;
(c) Chattel Paper;
(d) Deposit Accounts;
(e) Goods, including Equipment and Fixtures;
(f) General Intangibles, including, without limitation, Intellectual Property and Intellectual Property Licenses;
(g) Inventory;
(h) Investment Related Property;
(i) Negotiable Collateral;
(j) Supporting Obligations;
(k) Commercial Tort Claims;
(l) money, Cash Equivalents, or other assets of such Loan Party that now or hereafter come into the possession, custody, or control of Lender (or its agent or designee); and
(m) all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles (including, without limitation, Intellectual Property and Intellectual Property Licenses), Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable

Schedule 1.1

by reason of loss or damage to, or otherwise with respect to any of the foregoing (collectively, the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to such Loan Party or Lender from time to time with respect to any of the Investment Related Property.
All Real Property Collateral and other non-Code Collateral such as life insurance policies shall be deemed to be included as part of the Collateral.
Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include: (i) voting Stock of any CFC, solely to the extent that such Stock represents more than 65% of the outstanding voting Stock of such CFC; or (ii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Borrower if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Lender’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of Lender’s continuing security interests in and liens upon any rights or interests of any Borrower in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Stock (including any Accounts or Stock), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Stock); (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; or (iv) the Patents and related rights that have been (or will be) sold to SIS under the SIS Agreement. For sake of clarity, any Patents and related rights that SIS decides not to purchase under the SIS Agreement shall then constitute Collateral at the time that SIS declines to so purchase any such asset.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor in possession of, having a Lien upon, or having rights or interests in the Books, Equipment, Accounts or Inventory of any Loan Party or any of its Subsidiaries, in each case, in favor of Lender with respect to the Collateral at the location where each Borrower maintains its chief executive office and in form and substance reasonably satisfactory to Lender.
“Collection Account” means the Deposit Account identified on Schedule A-1.
“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance Proceeds, cash Proceeds of asset sales, rental Proceeds, and tax refunds).
“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on Schedule 5.6(d) to the Information Certificate.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A delivered by the chief financial officer of Administrative Borrower to Lender.
“Confidential Information” has the meaning specified therefor in Section 17.8.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by a Loan Party, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) or issuer (with respect to uncertificated securities).
“Copyrights” means any and all rights in any works of authorship, including (i) copyrights and moral rights, (ii) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 5.26(b) to the Information Certificate, (iii) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of each Borrower’s and each other Loan Party’s rights corresponding thereto throughout the world.
Schedule 1.1

“Copyright Security Agreement” means each Copyright Security Agreement executed and delivered by a Borrower or another Loan Party and Lender, in form and substance acceptable to Lender.
“Credit Facility” means the Revolving Credit Facility.
“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
“Daily Three Month LIBOR” means, for any day the rate per annum for United States dollar deposits determined by Lender for the purpose of calculating the effective Interest Rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 3 month delivery of funds in amounts approximately equal to the principal amount of such loans. Borrowers understand and agree that Lender may base its determination of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Lender determines that Daily Three Month LIBOR has changed.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Deposit Account” means any deposit account (as that term is defined in the Code).
“Designated Account” means the operating Deposit Account of the Administrative Borrower maintained with Lender identified on Schedule D-1.
“Dilution” means, as of any date of determination, for any period selected by Lender from time to time, a percentage that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, deductions, or other dilutive items as determined by Lender with respect to Borrowers’ Accounts, by (b) Borrowers’ billings with respect to Accounts.
“Dilution Reserve” means, as of any date of determination, the difference between (i) the dollar amount of Eligible Accounts calculated at the stated advance rate against Eligible Accounts set forth in the definition of Borrowing Base and (ii) the dollar amount of Eligible Accounts calculated by reducing the stated advance rate against Eligible Accounts set forth in the definition of Borrowing Base by 1 percentage point for each percentage point by which Dilution is in excess of 5%.
“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Lender using any method of determination it reasonably deems appropriate.
“Dollars” or “$” means United States dollars.
“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.
“EBITDA” means, with respect to any relevant measurement period, the sum of:
(a) Borrowers’ and their Subsidiaries’ consolidated net earnings (or loss), minus
(b) Without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i) any extraordinary, unusual, or non-recurring gains,
(ii) interest income,
(iii) any software development costs to the extent capitalized during such period;

Schedule 1.1

(iv) exchange, translation, or performance gains relating to any hedging transactions or foreign currency fluctuations,
(v) any gain from the revaluation of warrants, including the warrant issued by Novatel Wireless, Inc. to HC2 Holdings Inc.; and
(vi) income arising by reason of the application of FAS 141R, plus
(c) Without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i) any extraordinary, unusual, or non-recurring non-cash losses,
(ii) interest expense,
(iii) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),
(iv) depreciation and amortization for such period,
(v) with respect to any Permitted Acquisitions after the Closing Date: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrowers’ independent auditors, in each case, as determined in accordance with GAAP,
(vi) transactions costs incurred in connection with a Permitted Acquisition, but not to exceed $1,000,000 in the aggregate during any such period,
(vii) non-cash fees, costs, charges and expenses in respect of Earn-Outs incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under this Agreement that are required by the application of FAS 141R to be and are expensed by Borrowers and their Subsidiaries,
(viii) any loss from the revaluing of warrants, including the Warrant issued to HC2 Holdings Inc.,
(ix) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Stock, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),
(x) non-cash restructuring charges and other restructuring charges incurred prior to the Closing Date,
(xi) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

Schedule 1.1

(xii) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets (including, but not limited to, the write-down of intangible assets relating to any settlement agreement of any litigation),
(xiii) fees, costs, and expenses actually incurred in connection with the entering into the Loan Documents prior to 90 days after the Closing Date,
(xiv) expenses arising from losses incurred from patent suits or litigation incurred during such period in an amount not to exceed $1,000,000 in any 12 consecutive month period, and
(xv) costs and expenses actually incurred in respect of: (a) severance, in connection with the dismissal of employees, (b) closing of facilities, and (c) other related expenses, in each case resulting from the restructuring and integration of business operations in an aggregate amount, for all of clauses (a), (b), and (c), not to exceed (1) $500,000 during the term of this Agreement (for costs and expenses other than those arising from the severance of Peter V. Leparulo), and (2) $2,000,000 for costs and expenses arising from the severance of Peter V. Leparulo;
in each case, determined on a consolidated basis in accordance with GAAP.
For the purposes of calculating EBITDA for any relevant measurement period (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Borrowers or any of their Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (without duplication and including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrowers and Lender) or in such other manner reasonably acceptable to Lender as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.
“Eligible Accounts” means those Accounts created by each Borrower in the ordinary course of its business, that arise out of such Loan Party’s sale of Goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Lender in Lender’s Permitted Discretion. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, credits and unapplied cash. Eligible Accounts shall not include the following:
(a) Accounts that the Account Debtor has failed to pay within 60 days of original due date, not to exceed 90 days from original invoice date;
(b) Accounts with payment terms of more than 30 days;
(c) Accounts owed by an Account Debtor (or its Affiliates) where 25% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clauses (a) or (b) above or clauses (i) or (s) below;
(d) Accounts with respect to which the Account Debtor is an Affiliate, agent or equity owner of such Borrower or an employee or agent of such Borrower or any Affiliate of such Borrower;
(e) Accounts arising in a transaction wherein Goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, or any other terms by reason of which the payment by the Account Debtor may be conditional or contingent;
(f) Accounts that are not payable in Dollars, or Accounts not invoiced from the United States;
(g) Accounts with respect to which the Account Debtor (x) does not maintain its chief executive office in the United States, Canada (excluding the Province of Quebec, unless other approved by Lender in Lender’s sole discretion), or the United Kingdom, or (y) is not organized under the laws of the United States or any state thereof, Canada (excluding the Province of Quebec, unless other approved by Lender in Lender’s sole discretion), or the United Kingdom, or (z) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;
(h) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which such Borrower has complied, to the reasonable satisfaction of Lender, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States;

Schedule 1.1

(i) Accounts with respect to which the Account Debtor is a creditor of such Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, but only to the extent of such claim, right of setoff, or dispute;
(j) That portion of Accounts which reflect a reasonable reserve for warranty claims or returns or amounts which are owed to account debtors, including those for rebates, allowances, co-op advertising, new store allowances or other deductions;
(k) Accounts owing by a single Account Debtor or group of Affiliated Account Debtors (other than Verizon Wireless and its Affiliates (collectively, “Verizon”)) whose total obligations owing to Borrower exceed fifteen percent (15%) of the aggregate amount of all otherwise Eligible Accounts and such Accounts owing by Verizon which exceed fifty percent (50%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the foregoing applicable percentages may be deemed Eligible Accounts), such percentages being subject to reduction if the creditworthiness of such Account Debtor deteriorates;
(l) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which such Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;
(m) Accounts, the collection of which, Lender, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;
(n) Accounts representing credit card sales, “C.O.D.” sales, or royalties;
(o) Accounts that are not subject to a valid and perfected first priority Lien in favor of Lender or that are subject to any other Lien, unless such other Lien is a Permitted Lien and the holder of such Permitted Lien has entered into an intercreditor agreement with Lender reasonably acceptable to Lender;
(p) Accounts that consist of progress billings (such that the obligation of the Account Debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto) or retainage invoices;
(q) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity;
(r) that portion of Accounts which represent finance charges, service charges, sales taxes or excise taxes;
(s) that portion of Accounts which has been restructured, extended, amended or otherwise modified;
(t) bill and hold invoices, except those with respect to which Lender shall have received an agreement in writing from the Account Debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the Account Debtor to take the Goods related thereto and pay such invoice, so long as such Accounts satisfy all other criteria for Eligible Accounts hereunder;
(u) Accounts which have not been invoiced, or Accounts arising from Goods sold but not delivered to and accepted by the Account Party;
(v) Accounts for which the assignment thereof are restricted or prohibited by the terms of such Account or by law except to the extent such restriction or prohibition does not prevent the collection thereof by any Borrower or affect or impair the validity or perfection of the Lender’s Liens therein;
(w) Accounts acquired in connection with a Permitted Acquisition, until the completion of an examination of such Accounts, in each case, reasonably satisfactory to Lender (which examination may be conducted prior to the closing of such Permitted Acquisition);
(x) Accounts not supported by purchase orders; and
(y) Accounts or that portion of Accounts otherwise deemed ineligible by Lender in its Permitted Discretion.

Schedule 1.1

Any Accounts which are not Eligible Accounts shall nonetheless constitute Collateral.
“Eligible Foreign Account Debtor” means each Foreign Account Debtor which is located in, and organized under the laws of, any jurisdiction set forth in Schedule R and which Foreign Account Debtor has been approved by the Lender, in its sole discretion, as an “Eligible Foreign Account Debtor”. Notwithstanding the foregoing, the Lender may at any time (and from time to time), in its sole discretion, rescind a Foreign Account Debtor’s status as an “Eligible Foreign Account Debtor” upon notice to the Administrative Borrower, whereupon such Account Debtor shall cease to be an “Eligible Foreign Account Debtor” hereunder and all Accounts due from such Account Debtor shall cease to constitute Eligible Foreign Accounts (if any) for purposes hereof, in each case effective on the date that is ten days after notification from Lender to Borrowers of the rescission of such status as an Eligible Foreign Account Debtor; provided further that during such ten day period, (i) Lender shall not be required to make any additional Advances or issue any additional Letters of Credit if such an Advance or Letter of Credit would result in an Overadvance Amount (calculated as though the Foreign Account Debtor’s status as an Eligible Foreign Account Debtor had already become effective), and (ii) the amount of Advances and Letter of Credit Usage, on an aggregate basis, shall not exceed the aggregate amount of Advances and Letter of Credit Usage that existed immediately prior to such rescission (unless otherwise permitted by Lender in Lender’s sole discretion).
“Eligible Foreign Accounts” means (without duplication of any Eligible Account) Eligible Accounts of Borrowers due from Eligible Foreign Account Debtors, which Accounts (a) are invoiced and collected in the United States (by the Borrowers), (b) qualify as Eligible Accounts (except solely as a result of the application of the exclusionary criteria contained in clause (g) of the definition of Eligible Accounts), and (c) satisfy one or more of the following criteria: (i) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Lender (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Lender and is directly drawable by Lender, (ii) the Account Debtor has a credit rating from S&P of not less than “BBB-”, (iii) the Account Debtor is a wholly-owned subsidiary of Person (other than a natural person) organized under and domiciled in the United States that Lender has deemed to be credit-worthy, or (iv) the Account Debtor is an Eligible Foreign Account Debtor that Lender has deemed to be credit-worthy;
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any of its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the Code).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries

Schedule 1.1

is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 and 430 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of a Loan Party or its Subsidiaries under IRC Section 414(o).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the IRC or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.
“Event of Default” has the meaning specified therefor in Section 9.
“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables and other obligations each Borrower and its Subsidiaries aged in excess of 60 days beyond their terms as of the end of the immediately preceding month, and all book overdrafts and fees of each Borrower and its Subsidiaries, in each case as determined by Lender in its Permitted Discretion.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Existing Creditor” means Robbins Geller Rudman & Dowd LLP.
“Excluded Taxes” has the meaning specified therefor in the definition of “Taxes”.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any intergovernmental agreements entered into in connection with the foregoing (together with any law implementing such agreements).
“Fixtures” means fixtures (as that term is defined in the Code).
“Foreign Account Debtor” means an Account Debtor which (x) does not maintain its chief executive office in the United States, or (y) is not organized under the laws of the United States or any state, province or territory thereof.
“Foreign Lender” has the meaning specified therefor in Section 16.
“Funding Date” means the date on which a Borrowing occurs.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.
“General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, contract rights, rights to payment, rights under Hedge Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of any such Hedge Agreements), rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

Schedule 1.1

“Goods” means goods (as that term is defined in the Code).
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Guarantors” means the Persons that become guarantors after the Closing Date pursuant to Section 6, and each of them is a “Guarantor”.
“Guaranty” means any guaranty agreement delivered at any time by a Guarantor in favor of Lender, and all of such guaranties are, collectively, the “Guaranties”.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B) (A) of the Bankruptcy Code.
“Hedge Obligations” means any and all obligations or liabilities, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, incurred in the past or now existing or hereafter arising, however arising of any Loan Party or any of its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with Lender or another Bank Product Provider.
“Indebtedness” as to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.
“Indemnified Liabilities” has the meaning specified therefor in Section 11.3.
“Indemnified Person” has the meaning specified therefor in Section 11.3.
“Information Certificate” means the Information Certificate completed and executed by the Loan Parties attached hereto as Exhibit E.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, federal, or foreign bankruptcy or insolvency law, assignments for the benefit of creditors, receiverships, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

Schedule 1.1

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.
“Intellectual Property Licenses” means, with respect to any Person (the “Specified Party”), (i) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person, and (ii) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party, in each case, including (A) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to the Specified Party pursuant to end-user licenses), (B) the license agreements listed on Schedule 5.26(b) to the Information Certificate, and (C) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Lender’s rights under the Loan Documents.
“Intercompany Subordination Agreement” means an intercompany subordination agreement, executed and delivered by a Borrower, each of its Subsidiaries, each of the other Loan Parties, and Lender, the form and substance of which is reasonably satisfactory to Lender.
“Interest Expense” means, for any period, the aggregate of the interest expense of Novatel Wireless, Inc. and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Interest Rate” means an interest rate equal to Daily Three Month LIBOR, which interest rate shall change whenever Daily Three Month LIBOR changes.
“Inventory” means inventory (as that term is defined in the Code).
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business not to exceed $500,000 in the aggregate during any fiscal year of Borrowers, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
“Investment Related Property” means (i) any and all investment property (as that term is defined in the Code), and (ii) any and all of the following (regardless of whether classified as investment property under the Code): all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Judgment Currency” has the meaning specified thereof in Section 17.15.
“Lender” has the meaning specified therefor in the preamble to this Agreement and its successors and assigns.
“Lender Expenses” means all (a) reasonable costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) reasonable out-of-pocket fees or charges paid or incurred by Lender in connection with Lender’s transactions with any Loan Party or any of its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, judgment lien, litigation, bankruptcy and Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation contained in this Agreement), real estate surveys, real estate title insurance policies and endorsements, and environmental audits, (c) Lender’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire

Schedule 1.1

transfer or otherwise), together with any out of pocket costs and expenses incurred in connection therewith, (d) out-of-pocket charges paid or incurred by Lender resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) fees and expenses to initiate electronic reporting by Borrowers to Lender, (g) reasonable out-of-pocket examination fees and expenses (including reasonable travel, meals, and lodging) of Lender related to any inspections, audits, examinations, or appraisals to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (h) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with any Loan Party, (i) Lender’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including reasonable travel, meals, and lodging), or amending the Loan Documents, (j) Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (k) charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time imposed by Lender in respect of Letters of Credit and out-of-pocket charges, fees, costs and expenses paid or incurred by Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.
“Lender Representatives” has the meaning specified therefor in Section 17.8(a).
“Lender-Related Persons” means Lender, together with its Affiliates (including in their capacity as a Bank Product Provider) officers, directors, employees, attorneys, and agents.
“Lender’s Liens” mean the Liens granted by Borrowers and the other Loan Parties to Lender for its benefit and for the benefit of any Bank Product Provider under the Loan Documents.
“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Lender.
“Letter of Credit Agreements” means a Letter of Credit Application, together with any and all related letter of credit agreements pursuant to which Lender agrees to issue, amend, or extend a Letter of Credit, or pursuant to which Borrowers agree to reimburse Lender for all Letter of Credit Disbursements, each such application and related agreement to be in the form specified by Lender from time to time.
“Letter of Credit Application” means an application requesting Lender to issue, amend, or extend a Letter of Credit, each such application to be in the form specified by Lender from time to time.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Lender, including provisions that specify that the Letter of Credit fee and all usage charges set forth in this Agreement and the Letter of Credit Agreements will continue to accrue while the Letters of Credit are outstanding) to be held by Lender for the benefit of Lender in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Lender the original of each Letter of Credit, together with documentation executed by all beneficiaries under each Letter of Credit in form and substance acceptable to Lender terminating all of such beneficiaries’ rights under such Letters of Credit, or (c) providing Lender with a standby letter of credit, in form and substance reasonably satisfactory to Lender, from a commercial bank acceptable to Lender (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letter of Credit Disbursement” means a payment made by Lender pursuant to a Letter of Credit.
“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.13(e) of this Agreement.
“Letter of Credit Related Person” has the meaning specified therefor in Section 2.13(e) of this Agreement.
“Letter of Credit Usage” means, as of any date of determination, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit, and (ii) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through an Advance under the Revolving Credit Facility.
 Schedule 1.1

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Liquidity” means, as of any date of determination, the sum of (i) Excess Availability, plus (ii) Qualified Cash; provided that the amount included in this clause (ii) in order to calculate Liquidity shall in no event exceed more than 50% of the Liquidity as of any date of determination.
“Loan Account” has the meaning specified therefor in Section 2.8.
“Loan Documents” means this Agreement, any Borrowing Base Certificate, the Control Agreements, the Cash Management Documents, the Copyright Security Agreement (if any), the Guaranty, any Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Patent and Trademark Security Agreement, any note or notes executed by any Borrower in connection with this Agreement and payable to Lender, any Letter of Credit Applications and other Letter of Credit Agreements entered into by any Borrower in connection with this Agreement, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and Lender in connection with this Agreement, but specifically excluding all Hedge Agreements.
“Loan Management Service” means Lender’s proprietary automated loan management program currently known as “Loan Manager” and any successor service or product of Lender which performs similar services.
“Loan Parties” means collectively, each Borrower and each Guarantor and each of them is a “Loan Party”.
“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Loan Parties taken as a whole or the Loan Parties and their Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party or any of its Subsidiaries to perform its obligations under the Loan Documents to which it is a party or of the Lender’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Lender’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party or its Subsidiaries.
“Material Contract” means, with respect to any Person, (i) each written contract or agreement to which such Person or any of its Subsidiaries is a party obligating the payment of aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary) in any fiscal year, and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.
“Maturity Date” has the meaning specified therefor in Section 2.9.
“Maximum Revolver Amount” means $25,000,000, decreased by permanent reductions in such amount made in accordance with Section 2.11.
“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party in favor of Lender, in form and substance reasonably satisfactory to Lender, that encumber the Real Property Collateral.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Schedule 1.1

“Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).
“Obligations” means (a) all loans (including the Advances), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees, Lender Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party pursuant to or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, sole, joint, several or joint and several, incurred in the past or now existing or hereafter arising, however arising, and including all interest not paid when due, and all other expenses or other amounts that any Borrower or any other Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Overadvance Amount” has the meaning specified therefor in Section 2.4(f).
“Pass-Through Tax Liabilities” means the amount of state and federal income tax paid or to be paid by the owner of any Stock in a Borrower on taxable income earned by a Borrower and attributable to such owner of Stock as a result of such Borrower’s “pass-through” tax status, assuming the highest marginal income tax rate for federal and state (for the state or states in which any owner of Stock is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to such owners of Stock from or through such Borrower.
“Patents” means patents and patent applications, including (i) the patents and patent applications listed on Schedule 5.26(b) to the Information Certificate, (ii) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of each Loan Party’s rights corresponding thereto throughout the world.
“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement executed and delivered by the applicable Loan Party in favor of Lender, in form and substance acceptable to Lender.
“Patriot Act” has the meaning specified therefor in Section 5.18 of Exhibit D to this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Borrower or any of its Subsidiaries or any ERISA Affiliate and covered by Title IV of ERISA.
“Permitted Acquisition” means any Acquisition so long as:
(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual;
(b) no Indebtedness will be incurred, assumed, or would exist with respect to any Borrower or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (c), (k), (m), (n), (l), or (q) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Borrower or its Subsidiaries as a result of such Acquisition other than Permitted Liens;
(c) Borrowers have provided Lender with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if

Schedule 1.1

the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowers and Lender) created by adding the historical combined financial statements of Borrowers (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, each Borrower and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 8 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 8 for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition; provided that Borrowers shall not be required to comply with this clause (c) for any Permitted Acquisition(s) that individually, or in the aggregate during any twelve-month period, involve total purchase consideration (including deferred payment obligations) of less than $2,000,000;
(d) Borrowers have provided Lender with their due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Lender;
(e) Borrowers shall have Excess Availability in an amount equal to or greater than $10,000,000 on a pro-forma basis for the 60 day period immediately preceding the date of the proposed Acquisition and immediately after giving effect to the consummation of the proposed Acquisition;
(f) Borrowers have provided Lender with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the Acquisition Agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Lender,
(g) the assets being acquired (other than a de minimis amount of assets in relation to Borrowers’ and their Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties or a business reasonably related thereto,
(h) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States, unless otherwise consented to by Lender in Lender’s Permitted Discretion,
(i) if the subject assets or Stock, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, such Borrower or the applicable Loan Party shall have complied with Section 6.15 or 6.16, as applicable, of the Agreement and, in the case of an acquisition of Stock, such Borrower or the applicable Loan Party shall have demonstrated to Lender that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and
(j) the purchase consideration payable in respect of Permitted Acquisitions (including deferred payment obligations) individually or in the aggregate, during any twelve-month period, shall not exceed $15,000,000; provided that such limit shall be $25,000,000 so long as the portion of the purchase consideration that is paid from a source other than the proceeds of Stock issued after the Closing Date by Novatel Wireless, Inc. (in connection with Permitted Acquisitions) does not exceed $15,000,000.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.
“Permitted Dispositions” means:
(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business;
(b) sales of Inventory to buyers in the ordinary course of business;
(c) the granting of Permitted Liens;

Schedule 1.1

(d) the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to this Agreement;
(e) the making of a Permitted Investment;
(f) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents;
(g) the licensing or sublicensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, or the sale or licensing (or sublicensing) of patents for fair and reasonable consideration (so long as (x) Borrowers and the other Loan Parties retain, or receive a license back of, the right to continue to use any patent, trademark, copyright, or other intellectual property that is necessary for Borrowers’ or such other Loan Parties’ business, and (y) there is no obligation on the part of any Borrower to repurchase any such patent, trademark, copyright, or other intellectual property);
(h) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof;
(i) any involuntary loss, damage or destruction of property;
(j) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(k) the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the ordinary course of business;
(l) the sale or issuance of Stock (other than Prohibited Preferred Stock) of any Borrower;
(m) the lapse of registered patents, trademarks and other intellectual property of any Loan Party or its Subsidiaries to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lender;
(n) dispositions of assets acquired by any Borrower and its Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed Disposition (the “Subject Permitted Acquisition”) so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Borrower and its Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition;
(o) the sale, lease or transfer of property or assets from (i) one Loan Party (other than a Borrower) to another Loan Party, (ii) one Borrower to another Borrower, (iii) one Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party, or (iv) one Subsidiary that is not a Loan Party to a Loan Party; and
(p) other sales or dispositions of assets (other than accounts, inventory, deposit accounts, or securities accounts and the proceeds thereof) not otherwise permitted by the preceding clauses, so long as (i) the aggregate fair market value of all assets disposed of in fiscal year (including the proposed disposition) would not exceed $250,000 individually or $500,000 in the aggregate, (ii) no Event of Default shall have occurred and be continuing both immediately prior to and immediately after giving effect to any such sale or disposition and (iii) the consideration received in respect of any such sale or disposition shall not be less than the reasonably equivalent value of the property sold or disposed of and shall be comprised of at least 75% cash.
“Permitted Indebtedness” means:
(a) Indebtedness evidenced by this Agreement or the other Loan Documents;
(b) Indebtedness set forth on Schedule 5.19 to the Information Certificate and any Refinancing Indebtedness in respect of such Indebtedness;
(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;

Schedule 1.1

(d) endorsement of instruments or other payment items for deposit, netting arrangements, and overdrafts in the ordinary course of business;
(e) the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s and its Subsidiaries’ operations and not for speculative purposes;
(f) Indebtedness incurred in respect of Bank Products other than pursuant to Hedge Agreements;
(g) Indebtedness constituting Permitted Investments;
(h) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Loan Party or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness;
(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(j) unsecured Indebtedness of any Loan Party owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by such Loan Party of the Stock of such Loan Party that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $250,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Lender;
(k) unsecured Indebtedness (including, but not limited to, earnouts) of any Borrower that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness (other than earnouts) does not mature prior to the date that is 6 months after the Maturity Date, and (iv) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Lender;
(l) Acquired Indebtedness in an amount not to exceed $750,000 outstanding at any one time;
(m) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Borrower or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;
(n) Subordinated Debt in an aggregate principal amount not to exceed $250,000 at any one time outstanding as long as (i) no Event of Default shall have occurred and be continuing, both immediately before and immediately after giving effect to any such incurrence of Indebtedness, (ii) such Indebtedness is not secured by any of the assets or properties of a Loan Party, and (iii) the terms and conditions of which are satisfactory to Lender in Lender’s Permitted Discretion;
(o) obligations under corporate credit cards incurred in the ordinary course of business;
(p) Indebtedness incurred by Subsidiaries not to exceed $250,000 at any one time outstanding, provided that no Loan Party shall guarantee or have any other obligation or liability with respect to such Indebtedness (whether by indemnification or otherwise); and
(q) any other Indebtedness not otherwise permitted by the preceding clauses in an aggregate principal amount not to exceed $250,000 at any one time outstanding as long as (i) no Event of Default shall have occurred and be continuing, both immediately before and immediately after giving effect to any such incurrence of Indebtedness and (ii) such Indebtedness is not secured by any of the assets or properties of a Loan Party.

Schedule 1.1

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party (provided that the aggregate outstanding balance of loans made by (x) the Borrowers to the Loan Parties that are not Borrowers shall not at any time exceed the sum of (A) $500,000 less (B) the outstanding aggregate amount of Investments described in clause (l) of the definition of Permitted Investments, and (y) any Loan Party to any Loan Party that is not organized under one of the States of the United States shall not exceed $250,000; provided that foregoing limitations shall not restrict the amount of loans made by Borrowers to non-Borrowers that are funded with the proceeds of the issuance of Stock of Novatel Wireless, Inc. after the Closing Date for the purpose of consummating, but only to the extent necessary to consummate, a Permitted Acquisition), (b) a Subsidiary of a Loan Party which is not a Loan Party to another Subsidiary of a Loan Party which is not a Loan Party, and (c) a Subsidiary of a Loan Party which is not a Loan Party to a Loan Party, so long as the parties thereto are party to an Intercompany Subordination Agreement.
“Permitted Investments” means:
(a) Investments in cash and Cash Equivalents;
(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(c) advances made in connection with purchases of Goods or services in the ordinary course of business;
(d) (x) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date, and (y) any other Investments set forth on Schedule P-1;
(e) Permitted Intercompany Advances;
(f) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (f) of the definition of Permitted Indebtedness;
(g) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;
(h) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims;
(i) deposits of cash made in the ordinary course of business to secure performance of operating leases or capital leases;
(j) non-cash loans to employees, officers, and directors of any Borrower or any of its Subsidiaries for the purpose of purchasing Stock in any Borrower so long as the proceeds of such loans are used in their entirety to purchase such stock in any Borrower;
(k) guarantees permitted under the definition of Permitted Indebtedness;
(l) Investments in the form of capital contributions and the acquisition of Stock made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Stock of a Borrower by a Loan Party that is not a Borrower); provided that outstanding Investments made by Borrowers in any Loan Parties that are not Borrowers shall not at any time exceed the sum of (A) $500,000 less (B) the outstanding aggregate amount of outstanding loans described under subclause (x) of clause (a) of the definition of Permitted Intercompany Advances; provided that foregoing limitations shall not restrict the amount of Investments made by Borrowers in non-Borrowers that are funded with the proceeds of the issuance of Stock of Novatel Wireless, Inc. after the Closing Date for the purpose of consummating, but only to the extent necessary to consummate, a Permitted Acquisition;
(m) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;
(n) Permitted Acquisitions;

Schedule 1.1

(o) Repurchases of patents or other Intellectual Property from Persons who previously purchased such items from Borrowers, provided that Borrowers’ Liquidity, for the 30-day period immediately prior to the date of any such repurchase and on the date of such repurchase, in each case after giving effect to the amount of such repurchase, is not less than $10,000,000; and
(p) Establishment or acquisition of a Subsidiary in order to consummate a Permitted Acquisition.
“Permitted Liens” means
(a) Liens granted to, or for the benefit of, Lender to secure the Obligations;
(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Lender’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests;
(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 9.3;
(d) Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;
(e) the interests of lessors under operating leases and licensors under license agreements;
(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof;
(g) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;
(h) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(i) Liens on amounts deposited to secure Loan Parties’ and their Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance,
(j) Liens on amounts deposited to secure Loan Parties’ and their Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
(k) Liens on amounts deposited to secure Loan Parties’ and their Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
(l) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,
(m) licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, or the licensing (or sublicensing) of patents for fair and reasonable consideration (so long as Borrowers and the other Loan Parties retain, or receive a license back of, the right to continue to use any patent that is necessary for Borrowers’ or such other Loan Parties’ business);
(n) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

Schedule 1.1

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(q) Liens solely on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
(r) Liens assumed by any Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness, and
(s) additional Liens so long as the principal amount of Indebtedness and other obligations secured thereby does not exceed $250,000 in the aggregate at any time.
“Permitted Preferred Stock” means and refers to any Preferred Stock issued by a Borrower (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.
“Permitted Protest” means the right of any Borrower or any other Loan Party or any of their respective Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on books and records of such Borrower, such other Loan Party or such Subsidiary in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower, Loan Party or Subsidiary, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Lender’s Liens.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Borrower or any of its Subsidiaries or any ERISA Affiliate.
“Pledged Companies” means each Person listed on Schedule 5.26(d) to the Information Certificate as a “Pledged Borrower”, together with each other Person, all or a portion of whose Stock is acquired or otherwise owned by a Borrower after the Closing Date.
“Pledged Interests” means all of each Loan Party’s right, title and interest in and to all of the Stock now owned or hereafter acquired by such Loan Party, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Stock, the right to receive any certificates representing any of the Stock, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.
“Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit F.
“Pledged Notes” has the meaning specified thereof in Section 5.26(e) of the Agreement.
“Pledged Operating Agreements” means all of each Loan Party’s rights, powers, and remedies under the limited liability Borrower operating agreements of each of the Pledged Companies that are limited liability companies.
“Pledged Partnership Agreements” means all of each Loan Party’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.

Schedule 1.1

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.
“Prime Rate” means at any time the rate of interest most recently announced by Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Lender may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Lender.
“Proceeds” has the meaning specified therefor in the definition of “Collateral” set forth in Schedule 1.1.
“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other mandatory payment obligation (including any mandatory obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).
“Projections” means each Borrower’s and their Subsidiaries’, on a consolidated basis, forecasted (a) balance sheets, (b) profit and loss statements, (c) Availability projections, and (d) cash flow statements, all prepared on a basis consistent with such Borrower’s and Guarantor’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Protective Advance” has the meaning specified therefor in Section 2.3(d).
“PTO” means the United States Patent and Trademark Office.
“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
“Qualified Cash” means, as of any date of determination, the amount of unrestricted, domestic cash and Cash Equivalents of each Borrower that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement (or other control arrangement satisfactory to Lender in Lender’s Permitted Discretion) and is maintained by a branch office of the Lender or securities intermediary (that is an Affiliate of Lender) located within the United States.
“Real Property” means any estates or interests in real property now owned or hereafter acquired in fee simple by a Loan Party and the improvements thereto.
“Real Property Collateral” means any Real Property hereafter acquired by any Loan Party.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:
(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of Lender,
(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

Schedule 1.1

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Reserves” means, as of any date of determination, the sum of (a) an amount or percent of a specified item or category of items that Lender establishes from time to time in its Permitted Discretion to reduce Availability under the Borrowing Base or the Maximum Revolver Amount to reflect (i) such matters, events, conditions, contingencies or risks which affect or which may reasonably be expected to affect the assets, business or prospects of a Borrower, any other Loan Party or the Collateral or its value or the enforceability, perfection or priority of Lender’s Liens in the Collateral, or (ii) Lender’s judgment that any collateral report or financial information relating to a Borrower or any other Loan Party delivered to Lender is incomplete, inaccurate or misleading in any material respect, plus (b) the Dilution Reserve, the Bank Product Reserve Amount, reserves related to currency exchange (as determined by Lender in Lender’s Permitted Discretion from time to time), reserves related to royalty and warranty accruals, and reserves related to foreign receivable insurance deductibles.
“Restricted Junior Payment” means (a) any declaration or payment of any dividend or the making of any other payment or distribution on account of Stock issued by any Loan Party (including any payment in connection with any merger or consolidation involving any Loan Party unless its consists of a Permitted Investment or Permitted Disposition) or to the direct or indirect holders of Stock issued by any Loan Party in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by any Loan Party, or (b) any purchase, redemption, or other acquisition or retirement for value (including in connection with any merger or consolidation involving any Loan Party) of any Stock issued by any Loan Party.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.
“Revolving Credit Facility” means the revolving line of credit facility described in Section 2.1 pursuant to which Lender provides Advances to Borrowers and issues Letters of Credit for the account of Borrowers.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Account” means a securities account (as that term is defined in the Code).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Interest” has the meaning specified therefor in Section 3.1.
“SIS” means Strategic Intellectual Solutions LLC, a Texas limited liability company.

Schedule 1.1

“SIS Agreement” means the Agreement between the Administrative Borrower and SIS, dated October 16, 2014.
“SIS Patents” means those patents and related rights subject to the SIS Agreement.
“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person constitutes unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Standard Letter of Credit Practice” means, for Lender, any domestic or foreign law or letter of credit practices applicable in the city in which Lender issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP 600, as chosen in the applicable Letter of Credit.
“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Subject Permitted Acquisition” has the meaning specified therefor in clause (n) of the definition of “Permitted Disposition”.
“Subordinated Debt” means Indebtedness owed by any Borrower that has been subordinated to the Obligations pursuant to a written subordination agreement in form and substance reasonably acceptable to Lender.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
“Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Related Property.
“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude any such Taxes (a) imposed on the net income or net profits (however denominated) of Lender, branch profits Taxes and franchise Taxes, in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which Lender is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which Lender’s principal office or lending office is located or imposed as a result of a present or former connection between Lender and the jurisdiction (or by any political subdivision or taxing authority thereof) imposing the Tax (other than any such connection arising solely from Lender having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this agreement or any other Loan Document); (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Advances or commitment pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Advances or commitment or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 16, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender became a party hereto or to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 16(c) and (d) any Taxes imposed under FATCA (all such excluded Taxes in clauses (a) through (d), “Excluded Taxes”).

Schedule 1.1

“Termination Date” has the meaning specified therefor in Section 2.9.
“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 5.26(b) to the Information Certificate, (ii) all renewals thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iv) the right to sue for past, present and future infringements and dilutions thereof, (v) the goodwill of each Loan Party’s business symbolized by the foregoing or connected therewith, and (vi) all of each Loan Party’s rights corresponding thereto throughout the world.
“UCP 600” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“United States” means the United States of America.
“Unused Amount” has the meaning specified therefor in Schedule 2.12 of this Agreement.
“Unused Fee” has the meaning specified therefor in Schedule 2.12 of this Agreement.
“URL” means “uniform resource locator,” an internet web address.
“U.S. Person” has the meaning specified therefor in Section 16.
“U.S. Tax Compliance Certificate” has the meaning specified therefor in Section 16.
“Voidable Transfer” has the meaning specified therefor in Section 17.7.
b. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if any Borrower notifies Lender that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) (an “Accounting Change”) occurring after the Closing Date, or in the application thereof (or if Lender notifies any Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lender and each Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. Whenever used herein, the term “financial statements” shall include the footnotes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their respective Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.
c. Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein. The meaning of any term defined herein by reference to the Code will not be limited by reason of any limitation set forth on the scope of the Code, whether under Section 9-109 of the Code, by reason of federal preemption or otherwise.
d. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders,
Schedule 1.1

and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any Lender Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements) other than unasserted contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. References herein to any statute or any provision thereof include such statute or provision (and all rules, regulations and interpretations thereunder) as amended, revised, re-enacted, and /or consolidated from time to time and any successor statute thereto.
e. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
f. Conversion of Foreign Currencies. The Lender shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Lender shall be conclusive absent manifest error. The Lender may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Lender. The Lender may determine or redetermine the Dollar Equivalent of any amount on any date in its own discretion.

Schedule 1.1

Schedule 2.12
TO CREDIT AND SECURITY AGREEMENT
Borrowers shall pay to Lender each of the following fees:
On the Closing Date:
Origination Fee. A one-time origination fee of $125,000, which shall be fully earned upon the execution of this Agreement, and payable on the Closing Date.
Monthly:
(a) Unused Fee. An unused line fee of 0.375% per annum of the daily average of the Maximum Revolver Amount reduced by outstanding Advances and Letter of Credit Usage (the “Unused Amount”), from the date of this Agreement to and including the Termination Date, which unused line fee shall be payable monthly in arrears on the first day of each month and on the Termination Date (such fee payable from time to time, the “Unused Fee”).
(b) Collateral Monitoring Fee. A collateral monitoring fee of $500 per month, due and payable monthly in advance on the first day of the month.
(c) Cash Management and Other Service Fees. Service fees to Lender for Cash Management Services provided pursuant to the Cash Management Documents, Bank Product Agreements or any other agreement entered into by the parties, including Lender’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise) in the amount prescribed in Lender’s current service fee schedule.
(d) Letter of Credit Fees. A Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.13(e)) which shall accrue at a per annum rate equal to the Applicable Margin that applies when the Interest Rate is based on Daily Three Month LIBOR times the Daily Balance of the undrawn amount of all outstanding Letters of Credit, payable in arrears on the first day of each month and on the Termination Date and continuing until all undrawn Letters of Credit have expired or been returned for cancellation. All fees upon the occurrence of any other activity with respect to any Letter of Credit (including, without limitation, the issuance, transfer, amendment, extension or cancellation of any Letter of Credit and honoring of draws under any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity.
(e) Minimum Interest Charge. [Intentionally Omitted].
Annually:
(a) Facility Fee. [Intentionally Omitted.]
Upon demand by Lender or as otherwise specified in this Agreement:
(a) Collateral Exam Fees, Costs and Expenses. Lender’s fees, costs and expenses in connection with any collateral exams or inspections conducted by or on behalf of Lender at the current rates established from time to time by Lender as its fee for collateral exams or inspections (which fees are currently $1,080 per day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral exam or inspection; provided, however, (i) so long as no Default or Event of Default shall have occurred and be continuing and Borrowers’ Liquidity is greater than $15,000,000 at all times, Borrowers shall be obligated to reimburse Lender for fees, costs and expenses related for not more than two (2) such collateral exams and inspections in any twelve-month period, and (ii) if Borrowers’ Liquidity is $15,000,000 or less at any time, but so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall be obligated to reimburse Lender for fees, costs and expenses related for not more than four (4) such collateral exams and inspections in any twelve-month period. Furthermore, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Lender for fees, costs and expenses that exceed in the aggregate $7,500 for any single collateral exam (but such cap shall not apply to collateral exams conducted prior to the Closing Date). In addition (and not subject to the foregoing 2 or 4 collateral exam and inspection limit), Borrowers shall be obligated to reimburse Lender for all fees, costs and expenses related to any collateral exams or inspections obtained prior to the Closing Date. Applicable fees related to electronic collateral reporting will also be charged.
(b) Appraisal Fees, Costs and Expenses. Lender’s fees, costs and expenses (including any fees, costs and expenses incurred by any appraiser) in connection with any appraisal of all or any part of the Collateral conducted at the request of Lender.

Schedule 2.12

(c) Termination and Reduction Fees. If (i) Lender terminates the Revolving Credit Facility after the occurrence of an Event of Default, or (ii) Borrowers terminate the Revolving Credit Facility on a date prior to the Maturity Date, or (iii) Borrowers reduce the Maximum Revolver Amount or if Borrowers and Lender agree to reduce the Maximum Revolver Amount, then Borrowers shall pay Lender as liquidated damages (and not as a penalty) a termination or reduction fee in an amount equal to a percentage of the Maximum Revolver Amount in the case of a termination of the Revolving Credit Facility or a percentage of the amount of reduction of the Maximum Revolver Amount in the case of a reduction in the Maximum Revolver Amount, as the case may be) calculated as follows: (A) two percent (2.0%) if the termination or reduction occurs on or before the first anniversary of the first Advance; (B) one percent (1.0%) if the termination or reduction occurs after the first anniversary of the first Advance, but on or before the second anniversary of the first Advance; and (C) one-half of one percent (0.50%) if the termination or reduction occurs after the second anniversary of the first Advance. If the Credit Facility is transferred to or refinanced by a Wells Fargo Commercial Banking office or another Subsidiary or operating division of Lender, such transfer shall not be deemed a termination resulting in the payment of termination fees.

Schedule 2.12

Schedule 6.1
TO CREDIT AND SECURITY AGREEMENT
Deliver to Lender, each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Lender:

as soon as available, but in any event within 30 days after the end of each month
(a) an unaudited consolidated balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity with respect to the Borrowers and their respective Subsidiaries during such period and compared to the prior period and plan, prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, together with a corresponding discussion and analysis of financial results from management;

(b) a Compliance Certificate along with the underlying calculations, including the calculations to establish compliance with the financial covenants set forth in Section 8 and certain other covenants under this Agreement; and

(c) a backlog report.

as soon as available, but in any event within 90 days after the end of each fiscal year
(a) consolidated and consolidating financial statements of Borrowers and their respective Subsidiaries for such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender, prepared in accordance with GAAP, and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity and, if prepared, such accountants’ letter to management); and

(b) a Compliance Certificate along with the underlying calculations, including the calculations to establish compliance with the financial covenants set forth in Section 8 and certain other covenants under this Agreement.

as soon as available, but in any event within 30 days after the start of each of Borrowers’ fiscal years, with drafts due no later than 10 days prior to the beginning of each such year
(a) copies of Borrowers’ and Guarantors’ Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Lender, in its Permitted Discretion, for the forthcoming fiscal year, on a monthly basis, certified by the chief financial officer of Administrative Borrowers as being such officer’s good faith estimate of the financial performance of the Borrowers, Guarantors, and their respective Subsidiaries during the period covered thereby.

if and when prepared by any Borrower or Guarantor,	(a) any other information that is provided by any Borrower or Guarantor to its shareholders generally.

Schedule 6.1

Schedule 6.2
TO CREDIT AND SECURITY AGREEMENT
Provide Lender with each of the documents and information set forth below at the following times in form and substance satisfactory to Lender:

During each Weekly Reporting Period (as defined below), weekly (no later than Tuesday of each week for the seven day period ending on Friday of the immediately preceding week) and at all other times, monthly (no later than the 15th day of each month), or more frequently if the Lender reasonably requests

(a) a Borrowing Base Certificate;

(b) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records;

(c) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrowers’ Accounts; and

(d) copies of invoices together with corresponding shipping and delivery documents and credit memos together with corresponding supporting documentation with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Lender from time to time.

Monthly (no later than the 15th day of each month) or more frequently if Lender reasonably requests
(a) a monthly Account roll-forward, in a format acceptable to Lender in its Permitted Discretion;

(b) a detailed aging of each Borrower’s Accounts, together with a reconciliation to the monthly Account roll-forward and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if a Borrower has implemented electronic reporting);

(c) a detailed calculation of those Accounts that are not eligible for the Borrowing Base;

(d) a summary aging, by vendor, of Borrowers’ accounts payable (delivered electronically in an acceptable format, if a Borrower has implemented electronic reporting); and

(e) a detailed report regarding Borrowers’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash.

Monthly (no later than the 30th day of each month) or more frequently if Lender reasonably requests
(a) a reconciliation of Accounts aging and trade accounts payable aging of each Borrower to the general ledger and the monthly financial statements, including any book reserves related to each category.

Annually	(a) a detailed list of Borrowers’ customers, with address and contact information; and (b) financial statements and tax returns of each Guarantor.

Upon reasonable request by Lender
(a) copies of purchase orders and invoices for Inventory and Equipment acquired by each Borrower, and

(b) such other reports and information as to the Collateral and as to each Loan Party and its Subsidiaries, as Lender may reasonably request.

For purposes of this Schedule 6.2, “Weekly Reporting Period” means each period (a) commencing on any day that Liquidity is less than $15,000,000 for any five (5) consecutive Business Day period or an Event of Default occurs, and (b) continuing until Liquidity has been greater than or equal to $15,000,000 at all times and no Event of Default has existed for 30 consecutive calendar days (for both the Liquidity and no Event of Default requirements).

Schedule 6.2

EXHIBIT A
TO CREDIT AND SECURITY AGREEMENT
FORM OF COMPLIANCE CERTIFICATE
[on Borrower’s letterhead]

To:	Wells Fargo Bank, National Association
2450 Colorado Avenue, Suite 3000W
Santa Monica, California 90404
Attn: Relationship Manager—Novatel Wireless, Inc.

Re:	Compliance Certificate dated [ ]
Ladies and Gentlemen:
Reference is made to that certain Credit and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of October 31, 2014, by and among, WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), NOVATEL WIRELESS, INC., a Delaware corporation (“Novatel Wireless, Inc.”), and ENFORA, INC., a Delaware corporation (“Enfora, Inc.”, and together with Novatel Wireless, Inc. and any other Person that joins the Credit Agreement as a Borrower in accordance with the terms thereof, (collectively, the “Borrowers”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.
Pursuant to Schedule 6.1 of the Credit Agreement, the undersigned officer of Novatel Wireless, Inc. hereby certifies that:
1. Attached is the financial information of Novatel Wireless, Inc. and its Subsidiaries which is required to be furnished to Lender pursuant to Section 6.1 of the Credit Agreement for the period ended             ,             (the “Reporting Date”). Such financial information has been prepared in accordance with GAAP [(except for year-end adjustments and the lack of footnotes)]1, and fairly presents in all material respects the financial condition of Novatel Wireless, Inc. and its Subsidiaries.
2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of each Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 6.1 of the Credit Agreement.
3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default.
4. The representations and warranties of each Loan Party and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date).
5. As of the Reporting Date, the Loan Parties and their respective Subsidiaries are in compliance with the applicable covenants contained in Section 7 and Section 8 of the Credit Agreement as demonstrated on Schedule 1 hereof.
6. Schedule 5.17 to the Information Certificate (attached to the Credit Agreement) is hereby amended to add the following additional Material Contracts: [                    ].
7. In accordance with Section 6.12(e) of the Credit Agreement, the Loan Parties hereby notify Lender of the following Commercial Tort Claims: [                    ].
IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this [            ] day of [            ], [            ].

1	Exclude bracketed language with annual audits
 Exhibit A

NOVATEL WIRELESS, INC., as Administrative Borrower, on behalf of itself and each of the other Loan Parties

By:
Name:
Title:

Exhibit A

SCHEDULE 1 TO COMPLIANCE CERTIFICATE
Financial Covenants
I further certify that (Please check and complete each of the following):
1. Minimum EBITDA. The EBITDA of the Novatel Wireless, Inc. and its Subsidiaries, for the twelve-month period ending on the Reporting Date is $[            ], which ☐ satisfies ☐ does not satisfy the requirement set forth in Section 8(a) of the Credit Agreement that the EBITDA be not less than $[            ] as required during such period ending on the Reporting Date. Attached to this Schedule 1 are calculations supporting the foregoing calculation with respect to the EBITDA for such period.
2. Liquidity. The Liquidity of the Borrowers at all times prior to the Reporting Date was not less than $            .
3. Capital Expenditures. Borrowers’ Capital Expenditures for the calendar year to date period ending on the last day of the month ending             , 20            , is $            , which [is/is not] less than the limit set forth in Section 8(b) of the Credit Agreement for such period.

EXHIBIT B
TO CREDIT AND SECURITY AGREEMENT
CONDITIONS PRECEDENT
The obligation of Lender to make its initial extension of credit provided for in this Agreement is subject to the fulfillment, to the satisfaction of Lender, of each of the following conditions precedent:
(a) the Closing Date shall occur on or before October 31, 2014;
(b) Lender shall have received a letter duly executed by each Borrower and each other Loan Party authorizing Lender to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the security interests to be created by the Loan Documents;
(c) Lender shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the Lender’s Liens in and to the Collateral, and Lender shall have received searches reflecting the filing of all such financing statements;
(d) Lender shall have received each of the following documents, in form and substance satisfactory to Lender, duly executed, and each such document shall be in full force and effect:
(i) this Agreement and the other Loan Documents,
(ii) the Cash Management Documents,
(iii) the Control Agreements,
(iv) a disbursement letter executed and delivered by each Borrower to Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Lender, and
(v) a letter, in form and substance satisfactory to Lender, from the Existing Creditor to Lender with respect to the amount necessary to repay in full all of the obligations of the Borrowers and their Subsidiaries owing to Existing Creditor and obtain a release of all of the Liens existing in favor of Existing Creditor in and to the assets of Loan Parties and their Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Creditor of its Liens in and to the properties and assets of the Loan Parties and their Subsidiaries;
(e) Lender shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;
(f) Lender shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified as true, correct and complete by the Secretary of such Loan Party;
(g) Lender shall have received a certificate of status with respect to each Loan Party, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of each Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;
(h) Lender shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;
(i) Lender shall have received copies of the policies of insurance and certificates of insurance, together with the endorsements thereto, as are required by Section 6.6, the form and substance of which shall be satisfactory to Lender;
(j) [Reserved];

Exhibit B

(k) Lender shall have received a legal opinion from Paul Hastings LLP, counsel to the Loan Parties, in form and substance satisfactory to Lender;
(l) Borrowers shall have Excess Availability of at least $10,000,000 after giving effect to (i) the initial extensions of credit hereunder, (ii) the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents, and (iii) payoff of the amount necessary to repay in full all of the obligations of the Borrowers and their Subsidiaries owing to the Existing Creditor;
(m) Lender shall have completed its business, legal, and collateral due diligence, including (i) a collateral examination and review of Borrowers and Guarantors Books and verification of each Loan Party’s representations and warranties to Lender, the results of which must be satisfactory to Lender, (ii) an inspection of each of the locations where the Inventory of each Loan Party and its Subsidiaries is located, the results of which must be satisfactory to Lender, (iii) completion of vendor and customer references and invoice verification, and (iv) Borrowers’ and their Subsidiaries’ material contracts and lease agreements, the results of which shall be satisfactory to Agent;
(n) Lender shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Borrower’s senior management and key principals, and each other Loan Party, the results of which shall be satisfactory to Lender;
(o) [Reserved];
(p) Lender shall have received a set of Projections of each Borrower and Guarantor for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Lender;
(q) Borrowers shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;
(r) Each Loan Party and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by such Loan Party or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;
(s) Since December 31, 2013, there shall not have occurred any Material Adverse Change;
(t) Lender shall have received final credit approval for the Credit Facility and the transactions described in this Agreement; and
(u) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.

Exhibit B

EXHIBIT C
TO CREDIT AND SECURITY AGREEMENT
CONDITIONS SUBSEQUENT
1. No later than 15 Business Days after the Closing Date (or such longer period permitted by Lender in Lender’s sole discretion), Borrowers shall have (i) closed any securities accounts maintained with any Person other than Lender or an Affiliate of Lender, (ii) established one or more securities accounts with Lender or an Affiliate of Lender (the “WF Securities Accounts”), and (iii) entered into a Control Agreement in favor of Lender for the WF Securities Accounts.
2. No later than 45 days after the Closing Date (or such longer period permitted by Lender in Lender’s sole discretion), Borrowers shall have exercised commercially reasonable efforts to obtain a Collateral Access Agreement with respect to the following location: 9645 Scranton Road, Suite 205, San Diego, CA 92121. Until such time as Lender has a received a Collateral Access Agreement for such location, Lender may (in Lender’s sole discretion) establish, and adjust from time to time, a Reserve in an amount equal to three-months rent for such location (or such lesser amount as Lender may elect in Lender’s sole discretion).
3. Upon the request of Lender, Borrowers shall arrange for the prompt execution and delivery to Lender of an Intercompany Subordination Agreement from Novatel Wireless Technologies, Ltd.

Exhibit C

EXHIBIT D
TO CREDIT AND SECURITY AGREEMENT
REPRESENTATIONS AND WARRANTIES
5.1 Due Organization and Qualification; Subsidiaries.
(a) Each Loan Party and each Subsidiary of each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b) As of the Closing Date, set forth on Schedule 5.1(b) to the Information Certificate is a complete and accurate description of the authorized capital Stock of each Loan Party, by class, and, a description of the number of shares of each such class that are issued and outstanding. As of the Closing Date, other than as described on Schedule 5.1(b) to the Information Certificate, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.
(c) Set forth on Schedule 5.1(c) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Loan Party. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d) Except as set forth on Schedule 5.1(b) to the Information Certificate, there are no subscriptions, options, warrants, or calls relating to any shares of any capital stock or any Loan Party or of any of its Subsidiaries, including any right of conversion or exchange under any outstanding security or other instrument; provided that such information as it relates to Stock of Novatel Wireless, Inc. is provided as of the Closing Date and only pertains to such subscriptions, options, warrants, and calls to which Novatel Wireless, Inc. is a party. No Loan Party nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of such Loan Party’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.
5.2 Due Authorization; No Conflict.
(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such breach or default could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.
5.3 Governmental and Other Consents. No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (a) for the grant of a Lien by such Loan Party in and to the Collateral pursuant to this Agreement or the other Loan Documents or for the execution, delivery, or performance of this Agreement by such Loan Party, or (b) for the exercise by Lender of the voting or other rights provided for in this Agreement with respect to the Investment Related Property or the remedies in respect of the Collateral pursuant to this

Exhibit D

Agreement, except as may be required in connection with such disposition of Investment Related Property by laws affecting the offering and sale of securities generally. No Intellectual Property License of any Loan Party that is necessary to the conduct of such Loan Party’s business requires any consent of any other Person in order for such Loan Party to grant the security interest granted hereunder in such Loan Party’s right, title or interest in or to such Intellectual Property License.
5.4 Binding Obligations. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
5.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 6.1 and most recent collateral reports delivered pursuant to Section 6.2, in each case except for assets disposed of since the date of such financial statements to the extent permitted under this Agreement. All of such assets are free and clear of Liens except for Permitted Liens.
5.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.
(a) The exact legal name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 5.6(a) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(b) The chief executive office of each Loan Party is located at the address indicated on Schedule 5.6(b) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(c) The tax identification number and organizational identification number, if any, of each Loan Party are identified on Schedule 5.6(c) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(d) As of the Closing Date, no Loan Party holds any Commercial Tort Claims that exceeds $250,000 in amount, except as set forth on Schedule 5.6(d) to the Information Certificate.
5.7 Litigation.
(a) There are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, after reasonable inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.
(b) Schedule 5.7(b) to the Information Certificate sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $250,000 that, as of the Closing Date, is pending or, to the knowledge of any Loan Party, after reasonable inquiry, threatened against any Loan Party or any of its Subsidiaries, including (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of any Loan Party or any Subsidiary in connection with such actions, suits, or proceedings is covered by insurance.
5.8 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
5.9 No Material Adverse Change. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the consolidated financial condition of the Loan Parties and their Subsidiaries as of the date thereof and results of operations for the period then ended. Since the date of the most recent financial statement delivered to Lender, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries.
Exhibit D

5.10 Fraudulent Transfer.
(a) The Loan Parties, taken as a whole, are Solvent.
(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
5.11 Employee Benefits. No Loan Party, nor any of its ERISA Affiliates maintains or contributes to any Benefit Plan.
5.12 Environmental Condition. Except as set forth on Schedule 5.12 to the Information Certificate, (a) to each Loan Party’s knowledge, no properties or assets of any Loan Party or any of its Subsidiaries have ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Loan Party’s knowledge, after reasonable inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets have ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
5.13 Intellectual Property. Each Loan Party and each of its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted.
5.14 Leases. Each Loan Party and each of its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which it is a party or under which it is operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or the applicable Subsidiary exists under any of them.
5.15 Deposit Accounts and Securities Accounts. Set forth on Schedule 5.15 to the Information Certificate (as updated pursuant to Section 6.12(j)(iv)) is a listing of all of the Deposit Accounts and Securities Accounts of each Loan Party, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
5.16 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of a Loan Party or any of its Subsidiaries) furnished by or on behalf of a Loan Party or any of its Subsidiaries in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of a Loan Party or any of its Subsidiaries) hereafter furnished by or on behalf of a Loan Party or any of its Subsidiaries in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections most recently delivered to Lender represent, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent, each Borrowers’ good faith estimate, on the date such Projections are delivered, of the future performance of a Loan Party or any of its Subsidiaries for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Lender, it being understood that actual results during the period or periods covered by such Projections may differ and that such differences may be material.
5.17 Material Contracts. Set forth on Schedule 5.17 to the Information Certificate (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and each of its Subsidiaries as of the most recent date on which Borrowers provided their Compliance Certificate pursuant to Section 6.1; provided, however, that any Borrower may amend Schedule 5.17 to the Information Certificate to add additional Material Contracts so long as such amendment occurs by written notice to Lender on the date that such Borrower provides its Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or the applicable Subsidiary and, to such Borrower’s knowledge, after reasonable inquiry, each other Person that is a party thereto in accordance
Exhibit D

with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 7.7(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or the applicable Subsidiary.
5.18 Patriot Act. To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of its Subsidiaries or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
5.19 Indebtedness. Set forth on Schedule 5.19 to the Information Certificate is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
5.20 Payment of Taxes. Except as otherwise permitted under Section 6.5, all material tax returns and reports of each Loan Party and each of its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any assessment proposed against it that is not being actively contested by such Person diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
5.21 Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.
5.22 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
5.23 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
5.24 Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened against any Loan Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or any of its Subsidiaries that could reasonably be expected to result in a material liability, or (c) to the knowledge of Borrowers, after reasonable inquiry, no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from any Loan Party or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
Exhibit D

5.25 [Reserved]
5.26 Collateral.
(a) Real Property. Schedule 5.26(a) to the Information Certificate sets forth all Real Property owned by any of the Loan Parties as of the Closing Date.
(b) Intellectual Property.
(i) As of the Closing Date, Schedule 5.26(b) to the Information Certificate provides a complete and correct list of (other than readily available off-the-shelf Intellectual Property): (A) all registered Copyrights owned by any Loan Party and all applications for registration of Copyrights owned by any Loan Party; (B) all material Intellectual Property Licenses entered into out of the ordinary course of business by any Loan Party pursuant to which (x) any Loan Party has provided any license or other rights in Intellectual Property owned or controlled by such Loan Party to any other Person or (y) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party; (C) all registered Patents owned by any Loan Party and all applications for Patents owned by any Loan Party; and (D) all registered Trademarks owned by any Loan Party and all applications for registration of Trademarks owned by any Loan Party;
(ii) all employees and contractors of each Loan Party who were involved in the creation or development of any Intellectual Property for such Loan Party that is necessary to the business of such Loan Party have signed agreements containing assignment of Intellectual Property rights to such Loan Party and obligations of confidentiality;
(iii) to each Loan Party’s knowledge after reasonable inquiry, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property rights owned by such Loan Party, in each case, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change;
(iv) to each Loan Party’s knowledge after reasonable inquiry, all registered Copyrights, registered Trademarks, and issued Patents that are owned by such Loan Party and necessary in to the conduct of its business are valid, subsisting and enforceable and in compliance in all material respects with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect; and
(v) each Loan Party has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Loan Party that are necessary in the business of such Loan Party;
(c) Motor Vehicles. [Reserved].
(d) Pledged Interests. (i) Except for the Security Interest created hereby, each Loan Party is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule 5.26(d) to the Information Certificate as being owned by such Loan Party and, when acquired by such Loan Party, any Pledged Interests acquired after the Closing Date; (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and non-assessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Stock of the Pledged Companies of such Loan Party identified on Schedule 5.26(d) to the Information Certificate as supplemented or modified by any Pledged Interests Addendum or any Joinder to this Agreement; (iii) such Loan Party has the right and requisite authority to pledge the Investment Related Property pledged by such Loan Party to Lender as provided herein; (iv) except as permitted in Section 4.3 and Exhibit C, all actions necessary or desirable to perfect and establish the first priority of, or otherwise protect, Lender’s Liens in the Investment Related Property, and the proceeds thereof, have been duly taken, upon (A) the execution and delivery of this Agreement; (B) the taking of possession by Lender (or its Lender or designee) of any certificates representing the Pledged Interests, together with undated powers (or other documents of transfer acceptable to Lender) endorsed in blank by the applicable Loan Party; (C) the filing of financing statements in the applicable jurisdiction set forth on Schedule 5.6(a) to the Information Certificate for such Loan Party with respect to the Pledged Interests of such Loan Party that are not represented by certificates, and (D) with respect to any Securities Accounts, the delivery of Control Agreements with respect thereto; and (v) each Loan Party has delivered to and deposited with Lender all certificates representing the Pledged Interests owned by such Loan Party to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer acceptable to Lender) endorsed in blank with respect to such certificates. None of the

Exhibit D

Pledged Interests owned or held by such Loan Party has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject. As to all limited liability company or partnership interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Borrower hereby represents and warrants that the Pledged Interests issued pursuant to such agreement (A) are not dealt in or traded on securities exchanges or in securities markets, (B) do not constitute investment company securities, and (C) are not held by such Loan Party in a securities account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement provide that such Pledged Interests are securities governed by Section 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.
(e) Pledged Notes. There is no default, breach, violation, or event of acceleration existing under any promissory note (as defined in the Code) constituting Collateral and pledged hereunder (each a “Pledged Note”) and no event has occurred or circumstance exists which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation, or event of acceleration under any Pledged Note. No Loan Party that is an obligee under a Pledged Note has waived any default, breach, violation, or event of acceleration under such Pledged Note.
(f) Valid Security Interest. This Agreement creates a valid security interest in the Collateral of each Loan Party, to the extent a security interest therein can be created under the Code, securing the payment of the Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code, all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable Loan Party, as a debtor, and Lender for itself and as agent for the Bank Product Providers, as secured party, in the jurisdictions listed next to such Loan Party’s name on Schedule 5.6(a) to the Information Certificate. Upon the making of such filings, Lender shall have a first priority perfected security interest in the Collateral of each Loan Party to the extent such security interest can be perfected by the filing of a financing statement, subject to Permitted Liens which are purchase money Liens. Upon filing of the Copyright Security Agreement with the United States Copyright Office, filing of the Patent and Trademark Security Agreement with the PTO, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 5.6(a) to the Information Certificate, all action necessary or desirable to protect and perfect the Security Interest in and to on each Loan Party’s Patents, Trademarks, or Copyrights has been taken and such perfected Security Interest is enforceable as such as against any and all creditors of and purchasers from any Loan Party. All action by any Loan Party necessary to protect and perfect such security interest on each item of Collateral has been duly taken.
5.27 Eligible Accounts. As to each Account that is identified by a Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Lender, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of such Borrower’s business, (b) owed to such Borrower, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Lender-discretionary criteria) set forth in the definition of Eligible Accounts.
5.28 [Reserved].
5.29 Locations of Inventory and Equipment. The Inventory and Equipment (other than vehicles or Equipment out for repair) of the Loan Parties are not stored with a bailee, warehouseman, or similar party (other than processors in the ordinary course of business) and are located only at, or in-transit between or to, the locations identified on Schedule 5.29 to the Information Certificate (as such Schedule may be updated pursuant to Section 6.14).
5.30 Inventory Records. Each Loan Party keeps correct and accurate records, in all material respects, itemizing and describing the type, quality, and quantity of its Inventory and of the Inventory of its Subsidiaries and the book value thereof.
5.31 ERISA Compliance.
(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the IRC and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the IRC, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.
Exhibit D

(c) No ERISA Event has occurred, and neither the Loan Parties nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Loan Parties and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the IRC) is 60% or higher and neither the Loan Parties nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Loan Parties nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Loan Parties nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d) No Loan Party or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than Pension Plans not otherwise prohibited by this Agreement.

Exhibit D

EXHIBIT E
INFORMATION CERTIFICATE
OF
NOVATEL WIRELESS, INC.,
and
ENFORA, INC.
Dated: October 31, 2014
Wells Fargo Bank, National Association
2450 Colorado Avenue, Suite 3000W
Santa Monica, California 90404
Attention: Relationship Manager – Novatel Wireless, Inc.
In connection with certain financing provided or to be provided by Wells Fargo Bank, National Association (“Lender”), each of the undersigned Borrowers (each a “Loan Party”) represents and warrants to Lender the following information about each Loan Party as of the date of this Agreement (capitalized terms not specifically defined shall have the meaning set forth in the Agreement):

1.
Attached as Schedule 5.1(b) is a complete and accurate description of (i) the authorized capital Stock of each Loan Party and each of its direct Subsidiaries, by class, and the number of shares issued and outstanding, (ii) all subscriptions, options, warrants or calls relating to any shares of Stock of each Loan Party, including any right of conversion or exchange; (iii) each stockholders’ agreement, restrictive agreement, voting agreement or similar agreement relating to any such capital Stock; and (iv) an organization chart of each Loan Party and all Subsidiaries.

2.	Each Loan Party has ownership in the entities (including Subsidiaries) set forth on Schedule 5.1(c).

3.	The Loan Parties use the following trade name(s) in the operation of their business (e.g. billing, advertising, etc.):
NOVATEL WIRELESS, INC.; ENFORA INC.; MIFI

4.	Each of the Loan Parties is a registered organization of the following type:
DELAWARE CORPORATION

5.
The exact legal name (within the meaning of Section 9-503 of the Code) of each Loan Party as set forth in its respective certificate of incorporation, organization or formation, or other public organic document, as amended to date is set forth in Schedule 5.6(a).

6.	Each Loan Party is organized solely under the laws of the State set forth on Schedule 5.6(a). Each Loan Party is in good standing under those laws and no Loan Party is organized in any other State.

7.	The chief executive office and mailing address of each Loan Party is located at the address set forth on Schedule 5.6(b) hereto.

8.	The books and records of each Loan Party pertaining to Accounts, contract rights, Inventory, and other assets are located at the addresses specified on Schedule 5.6(b).

9.	The identity and Federal Employer Identification Number of each Loan Party and organizational identification number, if any, is set forth on Schedule 5.6(c).

10.	No Loan Party has any Commercial Tort Claims, except as set forth on Schedule 5.6(d).

11.
There are no actions, suits or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $250,000 that are pending or, to the knowledge of any Loan Party, after reasonable inquiry, threatened in writing against any Loan Party or any of its Subsidiaries except as set forth on Schedule 5.7(b).

 Exhibit E

12.	In the last five years, the name as set forth in each Loan Party’s organizational documentation filed of record with the applicable state authority has been changed as follows:

Date	Prior Name
None

13.	Since the dates of their respective organization, the Loan Parties have made or entered into the following mergers or acquisitions:
NOVATEL WIRELESS, INC. acquired ENFORA, INC. in 2010. ENFORA, INC. merged with ENGLAND ACQUISITION CORPORATION on November 30, 2010 with ENFORA, INC. as the surviving corporation

14.
The assets of each Loan Party and of each Subsidiary of each Loan Party are owned and held free and clear of Liens, mortgages, pledges, security interests, encumbrances or charges except as set forth below:

Name and Address of Secured Party	Description of Collateral	File No. of Financing Statement/Jurisdiction
SHAREHOLDER SETTLEMENT NOTE AND SECURITY AGREEMENT between Novatel Wireless, Inc. and the Escrow Agent for the Class	Accounts Receivable as defined in the Security Agreement.	None

15.
Each Loan Party and each Subsidiary of each Loan Party has been and remains in compliance, in all material respects, with all environmental laws applicable to its business or operations except as set forth on Schedule 5.12.

16.
No Loan Party has any Deposit Accounts, investment accounts, Securities Accounts or similar accounts with any bank, securities intermediary or other financial institution, except as set forth on Schedule 5.15 for the purposes and of the types indicated therein.

17.
No Loan Party and no Subsidiary of any Loan Party is a party to or bound by an collective bargaining or similar agreement with any union, labor organization or other bargaining agent except as set forth below (indicate date of agreement, parties to agreement, description of employees covered, and date of termination)

None
18.	Set forth on Schedule 5.17 is a reasonably detailed description of each Material Contract of each Loan Party and its Subsidiaries as of the date of the Agreement.
19.
Set forth on Schedule 5.19 is a true and complete list of all Indebtedness of each Loan Party and its Subsidiaries outstanding immediately prior to the Closing Date which will remain outstanding after the Closing Date.

20.
No Loan Party and no Subsidiary of any Loan Party has made any loans or advances or guaranteed or otherwise become liable for the obligations of any others (other than another Loan Party), except as set forth below:

None
21.	No Loan Party has any Chattel Paper (whether tangible or electronic) or instruments as of the date hereof, except as follows:
None
22.
No Loan Party owns or licenses (other than off-the-shelf software licenses) any material Trademarks, Patents, Copyrights or other Intellectual Property, and is not a party to any material Intellectual Property License except as set forth on Schedule 5.26(b) and there are no restrictions in any such Intellectual Property License that restrict the sale or other disposition of any Inventory, Equipment or other property of any Loan Party other than as set forth in Schedule 5.26.(b).

23.	Schedule 5.26(a) sets forth all Real Property owned by each Loan Party.

Exhibit E

24.	The Inventory, Equipment and other goods of each Loan Party are located only at the locations set forth on Schedule 5.29.
25.
At the present time, there are no material delinquent taxes due (including, but not limited to, all payroll taxes, personal property taxes, real estate taxes or income taxes) of any Loan Party or any Subsidiary of any Loan Party except as follows:

None
26.
There are no consignment, bill and hold, sale or return, sale on approval or conditional sale arrangements with respect to any Inventory of any Borrower or any other Loan or other goods except as set forth in Schedule 7.15.

27.	No Borrower or other Loan Party has any Inventory stored with or in the possession of a bailee, warehouseman, processor or other third party except as set forth in Schedule 7.16.
28.
Schedule 5.26(d) sets forth all Pledged Interests owned by each Borrower as of the Closing Date, together with the percentage of the issued and outstanding Stock of the Pledged Companies of such Borrower represented by such Pledged Interests.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit E

Lender shall be entitled to rely upon the foregoing in all respects and the undersigned is duly authorized to execute and deliver this Information Certificate on behalf of each Loan Party.

Very truly yours,

NOVATEL WIRELESS, INC.

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Chief Financial Officer

ENFORA, INC.

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Chief Financial Officer

Exhibit E

EXHIBIT F
TO CREDIT AND SECURITY AGREEMENT
Form of Pledged Interest Addendum
PLEDGED INTERESTS ADDENDUM
This Pledged Interests Addendum, dated as of [            ] [            ], 201[__] (this “Pledged Interests Addendum”), is delivered pursuant to Section 6.12(l) of the Credit and Security Agreement referred to below. The undersigned hereby agree that this Pledged Interests Addendum may be attached to that certain Credit and Security Agreement, dated as of October 31, 2014 (as amended, restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”), by and among Wells Fargo Bank, National Association (“Lender”), the undersigned, and the other Borrowers party thereto. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Credit Agreement. The undersigned hereby agree that the additional interests listed on Schedule I attached hereto shall be and become part of the Pledged Interests pledged by the undersigned to Lender in the Credit Agreement, with the same force and effect as if originally named therein. Without limiting the generality of the foregoing, the undersigned hereby grant to Lender a security interest in the Pledged Interests described on Schedule I attached hereto to secure all now existing or hereafter arising Obligations.
This Pledged Interests Addendum is a Loan Document. Delivery of an executed counterpart of this Pledged Interests Addendum by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Pledged Interests Addendum. If any of the undersigned delivers an executed counterpart of this Pledged Interests Addendum by telefacsimile or other electronic method of transmission, such person shall also deliver an original executed counterpart of this Pledged Interests Addendum but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Pledged Interests Addendum.
The undersigned hereby certify that the representations and warranties set forth in Section 5 and Exhibit D of the Credit Agreement of the undersigned are true and correct in all material respects as to the Pledged Interests listed herein on and as of the date hereof.
THE TERMS AND CONDITIONS OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS PLEDGED INTERESTS ADDENDUM.
[SIGNATURE PAGE FOLLOWS]

EXHIBIT F

IN WITNESS WHEREOF, the undersigned have caused this Pledged Interests Addendum to be executed and delivered as of the day and year first above written.

[—NAME OF ENTITY—]

By:
Name:
Title:

EXHIBIT F

Schedule A-1
TO CREDIT AND SECURITY AGREEMENT
Collection Account
1. Novatel Wireless:
2. Enfora, Inc.:

Schedule A-1

Schedule A-2
TO CREDIT AND SECURITY AGREEMENT
Authorized Person
Mike Newman, Chief Financial Officer
Jutta Gebauer, Vice President Accounting and Controller
Tom Giesey, Manager Financial Reporting

Schedule A-2

Schedule D-1
TO CREDIT AND SECURITY AGREEMENT
Designated Account
1. Novatel Wireless, Inc:
2. Enfora, Inc.:

Schedule D-1

Schedule P-1
TO CREDIT AND SECURITY AGREEMENT
Permitted Investments
None

Schedule P-1

Schedule P-2
TO CREDIT AND SECURITY AGREEMENT
Permitted Liens
None

Schedule P-2

Schedule R
TO CREDIT AND SECURITY AGREEMENT
Australia
Austria
Belgium
Denmark
Finland
France
Germany
Hong Kong
Ireland
Israel
Japan
Netherlands
New Zealand
Northern Ireland
Norway
Puerto Rico
Scotland
Spain
Sweden
Switzerland

Schedule R

FIRST AMENDMENT TO
CREDIT AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT (the “Amendment”), dated as of December 2, 2014, is entered into by and among NOVATEL WIRELESS, INC., a Delaware corporation (“Novatel Wireless, Inc.”), ENFORA, INC., a Delaware corporation (“Enfora, Inc.”; Novatel Wireless, Inc. and Enfora, Inc. are sometimes referred to herein individually as a “Borrower” and collectively as the “Borrowers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

RECITALS

A.    Borrowers and Lender are parties to a Credit and Security Agreement, dated October 31, 2014 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in this Amendment have the meanings given to them in the Credit Agreement unless otherwise specified in this Amendment.

B.    Borrowers have requested that certain amendments be made to the Credit Agreement, and Lender is willing to agree to such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.    Amendments to Credit Agreement. The Credit Agreement is amended as follows:

1.1    Definition of “Permitted Dispositions”. The following new clause “(q)” is hereby added to the end of the defined term “Permitted Dispositions” that appears in Schedule 1.1 to the Credit Agreement:

“(q)    the sale of Digi Stock (as such term is defined in clause (q) of the defined term “Permitted Investments”).”

1.2    Definition of “Permitted Investments”. The following new clauses “(q)” and “(r)”
are hereby added to the end of the defined term “Permitted Investments” that appears in
Schedule 1.1 to the Credit Agreement:

“(q)    Investments consisting of the purchase of publicly traded Stock of Digi International Inc. (“Digi Stock”); provided that (i) the aggregate amount expended by Borrowers to purchase Digi Stock shall not exceed $2,000,000, and (ii) all such Digi Stock shall be held in a Securities Account maintained at an Affiliate of Lender, in which Securities Account the Lender maintains a first priority perfected security interest to secure the Obligations and which Securities Account shall be subject to a Control Agreement; and”

“(r)    Investments in the form of capital contributions or the acquisition of Stock that are made by any Loan Party in any Subsidiary of Loan Party which is not a Loan

Party; provided that the aggregate outstanding amount of such Investments under this clause (r) shall not exceed $1,000,000 at any time.”

2.    No Other Changes. Except as explicitly amended by this Amendment or the other Loan

Documents delivered in connection with this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and shall apply to any advance or letter of credit thereunder. This Amendment shall be deemed to be a “Loan Document” (as defined in the Credit Agreement).

3.    Accommodation Fee. [Intentionally Omitted].

4.    Conditions Precedent. This Amendment shall be effective when Lender shall have received a duly executed original hereof.

5.    Representations and Warranties. Borrowers hereby represent and warrant to Lender as follows:

5.1    Borrowers have all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of their obligations hereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by Borrowers and constitute the legal, valid and binding obligation of Borrowers, enforceable in accordance with its terms.

5.2    The execution, delivery and performance by Borrowers of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Borrowers, or the certificates of incorporation or by-laws of Borrowers, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrowers are a party or by which Borrowers or their respective properties may be bound or affected.

5.3    All of the representations and warranties contained in Section 5 and Exhibit D of the Credit Agreement are true and correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties continue to be true and correct as of such earlier date).

6.    References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the other Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

7.    No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Loan Document or other document held by Lender, whether or not known to Lender and whether or not existing on the date of this Amendment.

8.    Release. Borrowers hereby absolutely and unconditionally release and forever discharge Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, attorneys, and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrowers have had, now have or have made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of the Borrowers in executing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified and in furtherance of this intention each of the Borrowers waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The parties acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.

9.    Costs and Expenses. Borrowers agree to pay all fees and disbursements of counsel to Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Borrowers hereby agree that Lender may, at any time or from time to time in its sole discretion and without further authorization by Borrowers, make a loan to Borrowers under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

10.    Miscellaneous. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment. This Amendment and the rights and obligations of the parties hereto and thereto shall be construed in accordance with, and governed by, the laws of the State of California. All of the terms of Section 13 of the Credit Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis. In the event of any conflict between this Amendment and the Credit Agreement, the terms of this Amendment shall govern. This Amendment shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower or any other Loan Party may assign this Amendment or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No amendment or modification of this Amendment shall be effective unless it has been agreed to by Lender in a writing that specifically states that it is intended to amend or modify this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWERS:

NOVATEL WIRELESS, INC.

By:	/s/ Michael A. Newman
Name: Michael A. Newman
Title: Chief Financial Officer

ENFORA, INC.

By:	/s/ Michael A. Newman
Name: Michael A. Newman
Title: Chief Financial Officer

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Phillip C. Goessler
Name: Phillip C. Goessler
Title: Authorized Signatory

JOINDER AND SECOND AMENDMENT TO CREDIT AND SECURITY
AGREEMENT AND OTHER LOAN DOCUMENTS AND CONSENT

THIS JOINDER AND SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS AND CONSENT (this “Amendment”), dated as of March 27, 2015, is entered into by and among NOVATEL WIRELESS, INC., a Delaware corporation (“Novatel”), ENFORA, INC., a Delaware corporation (“Enfora”; Novatel and Enfora are sometimes referred to in this Agreement individually as a “Borrower” and collectively as the “Borrowers”), FEENEY WIRELESS, LLC, an Oregon limited liability company (“Feeney Wireless”), R.E.R. ENTERPRISES, INC., an Oregon corporation (“RER Enterprises”), FEENEY WIRELESS IC-DISC, INC., a Delaware corporation (“Feeney Wireless IC-DISC”; Feeney Wireless, RER Enterprises and Feeney Wireless IC-DISC are sometimes referred to in this Amendment individually as a “New Loan Party” and collectively as the “New Loan Parties”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”). Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement defined below.

RECITALS

A.    The Lender and Borrowers have previously entered into that certain Credit and Security Agreement dated as of October 31, 2014 (as amended, modified and supplemented from time to time, the “Credit Agreement”), pursuant to which the Lender has made certain loans and financial accommodations available to Borrowers.

B.    Novatel, Duck Acquisition, Inc., an Oregon corporation and subsidiary of Novatel formed to effectuate the Merger (defined below) (“Merger Sub”), and RER Enterprises intend to effect a merger of Merger Sub with and into RER Enterprises, pursuant to which Merger Sub will cease to exist, and RER Enterprises will become a wholly owned subsidiary of Novatel (the “Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of March 27, 2015, by and among Novatel, Merger Sub, RER Enterprises, the stockholders of RER Enterprises party thereto, and Ethan Ralston, as the shareholder representative (the “Merger Agreement”), and all other documents related thereto and executed in connection therewith (collectively, the “Feeney Merger Documents”).

C.    The Lender and Borrowers now wish for the Lender to (i) consent to the Merger, (ii) add each of RER Enterprises and Feeney Wireless IC-DISC as a “Guarantor” and a “Loan Party” under, and as a party to, the Credit Agreement and the other Loan Documents, (iii) add Feeney Wireless as a “Borrower” and a “Loan Party under, and as a party to, the Credit Agreement and the other Loan Documents, and (iv) amend the Credit Agreement on the terms and conditions set forth herein.

D.    Borrowers are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of the Lender’s rights or remedies as set forth in the Credit Agreement or any other Loan Document is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Addition and Joinder of RER Enterprises and Feeney Wireless IC-DISC.

1.1    Borrowers and Lender agree that each of RER Enterprises and Feeney Wireless IC-DISC shall be deemed to be a “Guarantor” and a “Loan Party” under the Credit Agreement and the other Loan Documents.

1.2    Upon the date and effectiveness of this Amendment, each of RER Enterprises and Feeney Wireless IC-DISC agrees (i) that it shall be deemed to be a party to the Credit Agreement as a “Guarantor” and a “Loan Party” thereunder, (ii) subject to Exhibit E attached to this Amendment, that it shall be deemed to have made all of the representations and warranties of a “Guarantor” and a “Loan Party” under the Credit Agreement and to have agreed to be bound, jointly and severally with all other “Guarantors” and “Loan Parties” by all of the conditions, obligations, appointments, covenants, representations, warranties and other agreements of a “Guarantor” and “Loan Party” under and as set forth in the Credit Agreement and this Amendment, and (iii) to promptly execute all further documentation, amendments, supplements, schedules, agreements and/or financing statements reasonably required by Lender consistent with and in furtherance of the Credit Agreement, the other Loan Documents and this Amendment. Without limiting the generality of the foregoing, each of RER Enterprises and Feeney Wireless IC-DISC hereby unconditionally grants, assigns, and pledges to Lender for the benefit of Lender and each Bank Product Provider, to secure payment and performance of the Obligations, a continuing security interest in and Lien on all of RER Enterprises’ and Feeney Wireless IC-DISC’s right, title, and interest, respectively, in and to the Collateral, as security for the payment and performance of all Obligations.

2.    Addition and Joinder of Feeney Wireless.

2.1    Borrowers and Lender agree that Feeney Wireless shall be deemed to be a “Borrower” and a “Loan Party” under the Credit Agreement and the other Loan Documents.

2.2    Upon the date and effectiveness of this Amendment, Feeney Wireless agrees (i) that it shall be deemed to be a party to the Credit Agreement as a “Borrower” and a “Loan Party” thereunder, (ii) subject to Exhibit E attached to this Amendment, that it shall be deemed to have made all of the representations and warranties of a “Borrower” and a “Loan Party” under the Credit Agreement and to have agreed to be bound, jointly and severally with all other “Borrowers” and “Loan Parties” by all of the conditions, obligations, appointments, covenants, representations, warranties and other agreements of a “Borrower” and “Loan Party” under and as set forth in the Credit Agreement and this Amendment, and (iii) to promptly execute all further documentation, amendments, supplements, schedules, agreements and/or financing statements reasonably required by Lender consistent with and in furtherance of the Credit Agreement, the other Loan Documents and this Amendment. Without limiting the generality of the foregoing, Feeney Wireless hereby unconditionally grants, assigns, and pledges to Lender for the benefit of Lender and each Bank Product Provider, to secure payment and performance of the Obligations, a continuing security interest in and Lien on all of Feeney Wireless’s right, title, and interest in and to the Collateral, as security for the payment and performance of all Obligations.

3.    Amendments to Credit Agreement.

3.1    The first sentence of Section 2.4(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

“Other than during any period described in the next sentence, Borrowers shall deposit all payments from Account Debtors, insurance proceeds, and any other collections into the Collection Account, and, so long as no Event of Default is existing, such funds shall be transferred from the Collection Account to, and be maintained in, any other Deposit Accounts maintained with Lender or that are subject to Control Agreements as directed by Borrowers from time to time; provided that during the Cash Management Transition Period, Novatel Wireless, Inc. and Enfora, Inc. may deposit such payments, insurance proceeds, and other collections in the accounts maintained by such Borrowers with Bank of America, and R.E.R. Enterprises, Inc., Feeney Wireless, LLC and Feeney Wireless IC-DISC, Inc. may deposit such payments, insurance proceeds, and other collections in the accounts maintained by such Loan Party with U.S. Bank National Association, in each case so long as Loan Parties continue to comply with the terms set forth in Section 6.12(j).”

3.2    Section 6.11(a) of the Credit Agreement is hereby amended by deleting the word “or” at the end of clause (v) thereof, renumbering clause (vi) thereof as clause (vii), and adding a new clause (vi) to read in its entirety as follows:

“(vi)    of a potential change in ownership of the property located at 1505, 1509 or 1515 Westec Drive, Eugene, OR;”

3.3    Clauses (i) and (iii) of Section 6.12(j) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(i)    As of the Second Amendment Date, each of Novatel Wireless, Inc. and Enfora, Inc. shall have established and shall maintain at Lender all Cash Management Services, including all deposit accounts (other than, during the Cash Management Transition Period, the Deposit Accounts and Securities Account maintained at Bank of America as set forth on Schedule 5.15 of the Information Certificate). Within 60 days (or such longer period permitted by Lender in Lender’s sole discretion) following the Second Amendment Date (the “Cash Management Transition Period”), each Loan Party shall establish and maintain at Lender all Cash Management Services, including all deposit accounts; provided that any Loan Party may continue to maintain deposit accounts at other banks for purposes of holding foreign currency deposits so long as the aggregate Dollar Equivalent of funds in such other accounts shall not exceed $2,000,000 at any time. Such Cash Management Services maintained by each Loan Party shall be of a type and on terms reasonably satisfactory to Lender;”
“(iii)    During the Cash Management Transition Period, Loan Parties shall arrange for all cash held in any of the Loan Parties’ accounts maintained at Bank of America and U.S. Bank National Association, other than the Excluded Funds (defined below), to be transferred to the Collection Account no less frequently than 3 times each calendar week. “Excluded Funds” means the following funds held or maintained by Loan Parties in their Bank of America or U.S. Bank National Association accounts: (A) any funds held in an operating account to cover any checks drawn on such account for the purpose of payment of Loan Parties’ costs and expenses; (B) any funds held in a payroll or similar account to the extent necessary to cover payroll or similar liabilities of the Loan Parties; and (C) any funds held in a foreign currency account for purposes of covering expenses owing to foreign Persons by Loan Parties, provided that the aggregate Dollar Equivalent of funds under this clause (C) shall not exceed $2,000,000 at any time.”

3.4    Clause (iv) of Section 7.11(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(iv) funds maintained in deposit accounts with Bank of America and U.S. Bank National Association during the Cash Management Transition Period (but subject to the other terms and conditions of this Agreement),”

3.5    The following new defined terms are hereby added to Schedule 1.1 to the Credit Agreement in the appropriate alphabetical position:

““Feeney Merger Documents” means that certain Agreement and Plan of Merger, dated as of March 27, 2015, by and among Novatel Wireless, Inc., Duck Acquisition, Inc., R.E.R. Enterprises, Inc., the stockholders of R.E.R. Enterprises, Inc. party thereto, and Ethan Ralston, as the shareholder representative, and all other documents related thereto and executed in connection therewith.”

““Second Amendment Date” means March 27, 2015.”

““Specified Liens” means the Liens set forth on Schedule P-3; provided that any such Lien shall no longer be a Specified Lien if such Lien has been terminated and released and Lender has received evidence thereof, in form and substance reasonably satisfactory to Lender.”

3.6    The definition of “EBITDA” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (c)(xiv) thereof, adding the word “and” at the end of clause (c)(xv) thereof, and adding a new clause (c)(xvi) to read in its entirety as follows:

“(xvi) documented transaction bonuses paid in connection with the Merger within 30 days of the Second Amendment Date in an aggregate amount not to exceed $550,000;”

3.7    The definition of “Eligible Accounts” set forth in Schedule 1.1 to the Credit Agreement is hereby amended as follows:
(a)    Clause (h) thereof is amended by adding the following after the first reference to “Accounts” set forth therein:

“(other than Accounts owing to Feeney Wireless, LLC up to a maximum amount of $250,000 at any time)”

(b)    The word “and” at the end of clause (x) thereof is deleted, clause (y) thereof is renumbered as clause (z), and a new clause (y) is added to read in its entirety as follows:

“(y)    Accounts owing to or originated by Feeney Wireless, LLC, until (i) the completion of an examination of such Accounts, in each case, reasonably satisfactory to Lender, (ii) such time as Lender confirms by receipt of a satisfactory search to reflect its UCC-1 filing that it has obtained a first priority perfected security interest in the personal property assets of Feeney Wireless, LLC (subject to Permitted Liens), and (iii) so long as any Specified Liens exist, (x) Lender has established and at all times maintains a Reserve in respect of amounts owing by any Borrower with respect to Indebtedness secured by Specified Liens (as determined by Lender in its sole discretion), or (y) the Indebtedness secured by Specified Liens is subordinated to the Obligations on terms and conditions acceptable to Lender; and”

3.8    Clause (k) of the definition of “Permitted Indebtedness” set forth in Schedule 1.1 to the Credit Agreement is hereby amended to read in its entirety as follows:

“(k)    unsecured Indebtedness (including, but not limited to, earnouts) of any Borrower that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness (other than earnouts) does not mature prior to the date that is 6 months after the Maturity Date, and (iv) such Indebtedness (other than earnouts under the Feeney Merger Documents) is subordinated in right of payment to the Obligations on terms and conditions satisfactory to Lender; provided, however, that if any payment on the earnouts under the Feeney Merger Documents are to be paid in cash, Borrowers shall have Excess Availability in an amount equal to or greater than $10,000,000 on a pro-forma basis for the 60 day period immediately preceding the date of the payment of any earnout under the Feeney Merger Documents and immediately after giving effect to any such payment;”

3.9    The definition of “Permitted Liens” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (r) thereof, renumbering clause (s) thereof as clause (t), and adding a new clause (s) to read in its entirety as follows:

“(s)    the Specified Liens; provided, that after the date that is 90 days after the Second Amendment Date (as such period may be extended by Lender in its sole discretion), the Specified Liens shall no longer constitute Permitted Liens unless (x) Lender has established and at all times maintains a Reserve in respect of amounts owing by any Borrower with respect to Indebtedness secured by Specified Liens (as determined by Lender in its sole discretion), (y) the Indebtedness secured by Specified Liens is subordinated to the Obligations on terms and conditions acceptable to Lender, or (z) the Lender has determined in its sole discretion that such Specified Lien may remain a Permitted Lien; and”

3.10    Clause (a) of the fourth box of Schedule 2.12 of the Credit Agreement is hereby amended in its entirety as follows:

“(a)    Collateral Exam Fees, Costs and Expenses. Lender’s fees, costs and expenses in connection with any collateral exams or inspections conducted by or on behalf of Lender at the current rates established from time to time by Lender as its fee for collateral exams or inspections (which fees are currently $1,080 per day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral exam or inspection; provided, however, (i) so long as no Default or Event of Default shall have occurred and be continuing and Borrowers’ Liquidity is greater than $15,000,000 at all times, Borrowers shall be obligated to reimburse Lender for fees, costs and expenses related for not more than two (2) such collateral exams and inspections in any twelve-month period, and (ii) if Borrowers’ Liquidity is $15,000,000 or less at any time, but so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall be obligated to reimburse Lender for fees, costs and expenses related for not more than four (4) such collateral exams and inspections in any twelve-month period. Furthermore, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Lender for fees, costs and expenses that exceed in the aggregate $10,000 for any single collateral exam (but such cap shall not apply to collateral exams conducted prior to the Closing Date or in connection with the Merger). In addition (and not subject to the foregoing 2 or 4 collateral exam and inspection limit), Borrowers shall be obligated to reimburse Lender for all fees, costs and expenses related to any collateral exams or inspections obtained prior to the Closing Date or in connection with the Merger. Applicable fees related to electronic collateral reporting will also be charged.”

3.11    Exhibit A to the Credit Agreement is hereby replaced in its entirety with Exhibit A attached to this Amendment.

3.12    Exhibit D to the Credit Agreement is hereby amended as follows:

(a)    All references to “the Closing Date” set forth therein shall be replaced with “the Second Amendment Date”.

(b)    The following new Section 5.32 is hereby added to the end of Exhibit D:

“5.32 Feeney Merger Documents. As of the Second Amendment Date, Borrowers have delivered to Lender a complete and correct copy of the Feeney Merger Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Feeney Merger Documents has been duly authorized by all necessary action on the part of Duck Acquisition, Inc. and Novatel Wireless, Inc.. Each Feeney Merger Document is the legal, valid and binding obligation of Duck Acquisition, Inc. and Novatel Wireless, Inc., enforceable against Duck Acquisition, Inc. and Novatel Wireless, Inc. in accordance with its terms, in each case except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Duck Acquisition, Inc. and Novatel Wireless, Inc. are not in default in the performance or compliance with any material provisions thereof. As of the Second Amendment Date, all representations and warranties made by Duck Acquisition, Inc. and Novatel Wireless, Inc. in the Feeney Merger Documents and in the certificates delivered in connection therewith were true and correct in all material respects. To Borrowers’ knowledge, none of the representations or warranties of any other Person in the Feeney Merger Documents contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading, in any case that could reasonably be expected to result in a Material Adverse Change. On the Second Amendment Date, the transactions contemplated by the Feeney Merger Documents have been or will be consummated in all material respects, in accordance with all applicable laws. As of the Second Amendment Date, all requisite approvals by Governmental Authorities having jurisdiction over Duck Acquisition, Inc. and Novatel Wireless, Inc. and, to each Borrower’s knowledge, each other Person party to the Feeney Merger Documents, with respect to such transactions, have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act, if applicable), except for any approval the failure to obtain would not reasonably be expected to result in a Material Adverse Change.”

3.13    Exhibit E to the Credit Agreement is hereby replaced in its entirety with Exhibit E attached to this Amendment.

3.14    A new Schedule P-3 is hereby added to the Credit Agreement as set forth in its entirety on Schedule P-3 to this Amendment.

4.    Consents. Upon satisfaction of the conditions precedent set forth in Section 6 of this Amendment (other than the filing of the Merger in the State of Oregon) and notwithstanding any restrictions in the Credit Agreement, Lender hereby consents to the following:

4.1    The Merger, which shall be deemed to constitute a “Permitted Acquisition” under the Credit Agreement; and

4.2    The cancellation prior to the date hereof of a portion of the equity of Novatel Wireless Technologies, Ltd. owned by Novatel.

5.    Amendment Fee. Intentionally Omitted.

6.    Effectiveness of this Amendment. This Amendment (other than the consents set forth in Section 4 above which shall be effective on the date hereof) shall be effective upon Lender’s receipt of the following items, in form and content acceptable to the Lender:

6.1    This Amendment, duly executed in a sufficient number of counterparts for distribution to all parties;

6.2    The Continuing Guaranty duly executed by RER Enterprises and Feeney Wireless IC-DISC;

6.3    A Pledged Interests Addendum duly executed by each of Novatel, RER Enterprises and Feeney Wireless;

6.4    A Patent and Trademark Security Agreement duly executed by Feeney Wireless and a Patent and Trademark Security Agreement duly executed by Novatel;

6.5    Collateral Access Agreements for each of the following locations: 1505 and 1509 Westec Drive, Eugene, OR and 1515 Westec Drive, Eugene, OR;

6.6    Certificates of insurance relating to the New Loan Parties;

6.7    Current searches of the New Loan Parties showing that no Liens have been filed and remain in effect against such Person other than Permitted Liens;

6.8    A perfected first priority security interest in the assets of each New Loan Party
(subject to Permitted Liens);

6.9    Such forms and verifications as Lender may need to comply with the U.S.A. Patriot Act and any other regulatory or internal policies applicable to or mandated by Lender;

6.10    An opinion of counsel to the New Loan Parties;

6.11    The Merger shall have been consummated in accordance with the terms of the Feeney Merger Documents, the forms of which shall have been approved by Lender, and no terms or conditions of the Feeney Merger Documents (other than any immaterial terms or conditions) shall have been waived without the consent of Lender;

6.12    A certificate from the Secretary of each Borrower and each New Loan Party (i) attesting to the Governing Documents of such Borrower and such New Loan Party, as applicable, (ii) attesting to the resolutions of the Board of such Borrower and such New Loan Party, as applicable, authorizing its execution, delivery, and performance of this Amendment and the other Loan Documents to which such Borrower or such New Loan Party, as applicable, is a party, (iii) authorizing specific officers of such

Borrower or such New Loan Party, as applicable, to execute the same, and (iv) attesting to the incumbency and signatures of such specific officers of such Borrower or such New Loan Party, as applicable;
6.13    Certificates of status with respect to each New Loan Party issued by (i) the appropriate officer of the jurisdiction of organization of such Person and (ii) the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such New Loan Party) in which the failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Person is in good standing in such jurisdiction;
6.14    The representations and warranties set forth in this Amendment must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); and

6.15    All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded, as reasonably required by the Lender.

7.    Post-Amendment Covenants. The obligations of Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the satisfaction of the following covenants, and the failure by Borrowers to so perform or cause to be performed the following as and when required, unless extended or otherwise waived in writing by Lender (in Lender’s sole discretion), shall constitute an Event of Default:

7.1    Within 10 Business Days after the date of this Amendment, Borrowers shall deliver to Lender stock certificates and stock powers, in form and substance reasonalby satisfactory to Lender, with respect to each of RER Enterprises, Feeney Wireless IC-DISC and Novatel Wireless Technologies, Ltd.;

7.2    Within 60 days after the date of this Amendment, Borrowers shall have closed all Deposit Accounts maintained with U.S. Bank National Association; and

7.3    Within 60 days after the date of this Amendment, Borrowers shall have closed the following Deposit Accounts and Securities Account maintained with Bank of America: Account Nos. xxxxxxxxx, xxxxxxxxxx and xxxxxx.

8.    Representations and Warranties. Each Borrower and each New Loan Party represent and warrant as follows:

8.1    Authority. Each Borrower and each New Loan Party has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by Borrowers and the New Loan Parties of this Amendment have been duly approved by all necessary corporate or limited liability company, as applicable, action and no other corporate or limited liability company, as applicable, proceedings are necessary to consummate such transactions.
8.2    Enforceability. This Amendment has been duly executed and delivered by Borrowers and the New Loan Parties. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower and each New Loan Party, enforceable against each Borrower and New Loan Party in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect.
8.3    Representations and Warranties. Subject to the effectiveness of this Amendment and Exhibit E attached hereto, the representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof.

8.4    Due Execution. The execution, delivery and performance of this Amendment are within the corporate or limited liability company, as applicable, power of each Borrower and each New Loan Party, have been duly authorized by all necessary action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on any Borrower or any New Loan Party except to the extent that any such contravention could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

8.5    No Default. Upon the effectiveness of this Amendment and the consents set forth in Section 4, no event has occurred and is continuing that constitutes a Default or an Event of Default.

9.    No Waiver. Except as otherwise expressly provided herein, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any other Loan Document or other document held by Lender, whether or not known to Lender and whether or not existing on the date of this Amendment.

10.    Release. Each of the Borrowers and New Loan Parties hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrowers or New Loan Parties have had, now have or have made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of the Borrowers and New Loan Parties in executing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified and in furtherance of this intention Borrowers and New Loan Parties each waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
The parties acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.

11.    Costs and Expenses. Borrowers hereby reaffirm their agreement under the Credit Agreement to pay or reimburse Lender on demand for all Lender Expenses incurred by Lender in connection with the Loan Documents. Without limiting the generality of the foregoing, Borrowers specifically agree to pay all reasonable and documented (to the extent such documentation is reasonably requested by Borrowers) out-of-pocket fees and disbursements of counsel to Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Borrowers hereby agree that Lender may, at any time or from time to time in its sole discretion and without further authorization by Borrowers, make an Advance to the Borrowers under the Credit Agreement, or apply the proceeds of any Advance, for the purpose of paying any such fees, disbursements, costs and expenses.

12.    Choice of Law; Venue; Jury Trial Waiver; Arbitration. The validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State. All of the terms of Section 13 of the Credit Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.

13.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or “pdf” file or other similar method of electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

14.    Reference to and Effect on the Loan Documents.

14.1    Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

14.2    Except as specifically amended by this Amendment, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers and New Loan Parties to the Lender and Bank Product Providers, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

14.3    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

14.4    To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

14.5    This Amendment shall be deemed to be a “Loan Document” (as defined in the
Credit Agreement).

15.    Ratification. Borrowers and the New Loan Parties hereby restate, ratify and reaffirm each and every term and condition set forth in the Credit Agreement and the other Loan Documents, in each case as amended by this Amendment, effective as of the date hereof.

16.    Estoppel. To induce the Lender to enter into this Amendment and to continue to make Advances or issue Letters of Credit to or for the account of the Borrowers under the Credit Agreement, Borrowers hereby acknowledge and agree that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrowers as against the Lender or any Bank Product Provider with respect to the Obligations.

17.    Integration; Conflict; Successors and Assigns; Amendment. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof. In the event of any conflict between this Amendment and the Credit Agreement, the terms of this Amendment shall govern. This Amendment shall bind and inure to the benefit of the respective successors and assigns of each of the parties, subject to the provisions of the Credit Agreement and the other Loan Documents. No amendment or modification of this Amendment shall be effective unless it has been agreed to by Lender in a writing that specifically states that it is intended to amend or modify this Amendment.

18.    Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:

NOVATEL WIRELESS, INC.

By:	/s/ Michael A. Newman
Name: Michael A. Newman
Title: Chief Financial Officer

ENFORA, INC.

By:	/s/ Michael A. Newman
Name: Michael A. Newman
Title: Chief Financial Officer

NEW LOAN PARTIES:

FEENEY WIRELESS, LLC

By:	/s/ Michael A. Newman
Name: Michael A. Newman
Title: Secretary

R.E.R. ENTERPRISES, INC.

By:	/s/ Michael A. Newman
Name: Michael A. Newman
Title: Secretary

FEENEY WIRELESS IC-DISC, INC.

By:	/s/ Michael A. Newman
Name: Michael A. Newman
Title: Secretary

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Robin Van Meter
Name: Robin Van Meter
Title: Authorized Signator

THIRD AMENDMENT TO
CREDIT AND SECURITY AGREEMENT
THIS THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of June 4, 2015, is entered into by and among NOVATEL WIRELESS, INC., a Delaware corporation (“Novatel”), ENFORA, INC., a Delaware corporation (“Enfora”), and FEENEY WIRELESS, LLC, an Oregon limited liability company (“Feeney Wireless”; Novatel, Enfora and Feeney Wireless are sometimes referred to in this Amendment individually as a “Borrower” and collectively as the “Borrowers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”). Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement defined below.
RECITALS
A.    The Lender and Borrowers have previously entered into that certain Credit and Security Agreement dated as of October 31, 2014 (as amended, modified and supplemented from time to time, the “Credit Agreement”), pursuant to which the Lender has made certain loans and financial accommodations available to Borrowers.
B.    Borrowers have requested that certain amendments be made to the Credit Agreement, and Lender is willing to agree to such amendments pursuant to the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to Credit Agreement.
1.1Section 7.9 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (c) thereof, replacing the “.” at the end of clause (d) thereof with “;”, and adding a new clause (e) and (f) to read in their entirety as follows:
“(e)    The issuance of Stock upon the conversion of the Convertible Notes to the extent deemed a Restricted Junior Payment; and
(f)    Payments on the Convertible Notes permitted pursuant to clause (q) of the definition of “Permitted Indebtedness” to the extent deemed a Restricted Junior Payment.”
1.2Section 9.7 of the Credit Agreement is hereby amended to read in its entirety as follows:
“9.7    If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to the Indebtedness of such Loan Party or such Subsidiary involving an aggregate amount of $250,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party, or (c) an “event of default” under the Convertible Note Documents; provided that, in the case of clauses (a), (b) and (c), if such default is cured or waived and no third party thereunder has any right to exercise any rights or remedies in connection therewith, there shall be no Event of Default hereunder;”

1.3The following new defined terms are hereby added to Schedule 1.1 to the Credit Agreement in the appropriate alphabetical position:
““Convertible Note Documents” means the Convertible Notes, the Indenture dated on or about June 10, 2015 between Novatel Wireless, Inc. and Wilmington Trust, National Association, as trustee, substantially in the form attached hereto as Exhibit G, with such changes, if any, that are not materially adverse to the interests of Lender or are made solely to conform to the terms set forth in the Private Placement Memorandum, and all other documents related thereto and executed in connection therewith.”
““Convertible Notes” means Novatel Wireless, Inc.’s 5.50% Convertible Senior Notes Due 2020 as described in the Private Placement Memorandum.”
““Private Placement Memorandum” means that certain Private Placement Memorandum dated June 1, 2015 of Novatel Wireless, Inc. as supplemented by the related Pricing Term Sheet dated June 4, 2015.”
1.4The definition of “Permitted Indebtedness” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (p) thereof, renumbering clause (q) as clause (r), and adding a new clause (q) to read in its entirety as follows:
“(q)    the unsecured Indebtedness of Novatel Wireless, Inc. incurred pursuant to and in accordance with the Convertible Note Documents in an aggregate principal amount not to exceed $125,000,000; provided, that Novatel Wireless, Inc. shall not redeem, repurchase or satisfy any conversion obligation under any Convertible Note in cash (or partially in cash), other than with respect to cash paid in lieu of fractional shares, unless (i) no Default or Event of Default has occurred and is continuing or would result from such cash payment and (ii) Borrowers shall have Excess Availability in an amount equal to or greater than $10,000,000 on a pro-forma basis for the 60-day period both immediately preceding the date of such cash payment and immediately after giving effect to any such cash payment; and”
1.5A new Exhibit G is hereby added to the Credit Agreement to read in its entirety as set forth on Annex A attached to this Amendment.
2.Amendment Fee. Intentionally Omitted.
3.Effectiveness of this Amendment. This Amendment shall be effective upon Lender’s receipt of the following items, in form and content acceptable to the Lender:
3.1This Amendment, duly executed in a sufficient number of counterparts for distribution to all parties;
3.2The Acknowledgment by Guarantors, in the form attached to this Amendment;
3.3The representations and warranties set forth in this Amendment must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); and
3.4All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded, as reasonably required by the Lender.

4.Representations and Warranties. Each Borrower represents and warrants as follows:
4.1Authority. Each Borrower has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by Borrowers of this Amendment have been duly approved by all necessary corporate or limited liability company, as applicable, action and no other corporate or limited liability company, as applicable, proceedings are necessary to consummate such transactions.
4.2Enforceability. This Amendment has been duly executed and delivered by Borrowers. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect.
4.3Representations and Warranties. The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof.
4.4Due Execution. The execution, delivery and performance of this Amendment are within the corporate or limited liability company, as applicable, power of each Borrower, have been duly authorized by all necessary action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on any Borrower except to the extent that any such contravention could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.
4.5No Default. No event has occurred and is continuing that constitutes a Default or an Event of Default.
5.No Waiver. Except as otherwise expressly provided herein, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any other Loan Document or other document held by Lender, whether or not known to Lender and whether or not existing on the date of this Amendment.

6.Release. Each of the Borrowers and Guarantors hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrowers or Guarantors have had, now have or have made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of the Borrowers and Guarantors in executing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified and in furtherance of this intention Borrowers and Guarantors each waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
The parties acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.
7.Costs and Expenses. Borrowers hereby reaffirm their agreement under the Credit Agreement to pay or reimburse Lender on demand for all Lender Expenses incurred by Lender in connection with the Loan Documents. Without limiting the generality of the foregoing, Borrowers specifically agree to pay all reasonable and documented (to the extent such documentation is reasonably requested by Borrowers) out-of-pocket fees and disbursements of counsel to Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Borrowers hereby agree that Lender may, at any time or from time to time in its sole discretion and without further authorization by Borrowers, make an Advance to the Borrowers under the Credit Agreement, or apply the proceeds of any Advance, for the purpose of paying any such fees, disbursements, costs and expenses.
8.Choice of Law; Venue; Jury Trial Waiver; Arbitration. The validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State. All of the terms of Section 13 of the Credit Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.
9.Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or “pdf” file or other similar method of electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

10.Reference to and Effect on the Loan Documents.
10.1Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.
10.2Except as specifically amended by this Amendment, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers to the Lender and Bank Product Providers, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
10.3The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
10.4To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.
10.5This Amendment shall be deemed to be a “Loan Document” (as defined in the Credit Agreement).
11.Ratification. Borrowers hereby restate, ratify and reaffirm each and every term and condition set forth in the Credit Agreement and the other Loan Documents, in each case as amended by this Amendment, effective as of the date hereof.
12.Estoppel. To induce the Lender to enter into this Amendment and to continue to make Advances or issue Letters of Credit to or for the account of the Borrowers under the Credit Agreement, Borrowers hereby acknowledge and agree that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrowers as against the Lender or any Bank Product Provider with respect to the Obligations.
13.Integration; Conflict; Successors and Assigns; Amendment. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof. In the event of any conflict between this Amendment and the Credit Agreement, the terms of this Amendment shall govern. This Amendment shall bind and inure to the benefit of the respective successors and assigns of each of the parties, subject to the provisions of the Credit Agreement and the other Loan Documents. No amendment or modification of this Amendment shall be effective unless it has been agreed to by Lender in a writing that specifically states that it is intended to amend or modify this Amendment.
14.Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
[signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.
BORROWERS:

NOVATEL WIRELESS, INC.

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Chief Financial Officer

ENFORA, INC.

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Chief Financial Officer

FEENEY WIRELESS, LLC

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Secretary

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Robin Van Meter
Name:	Robin Van Meter
Title:	Authorized Signatory

ACKNOWLEDGMENT BY GUARANTORS
Dated as of June 4, 2015
Each of the undersigned, being a “Guarantor” (“Guarantor”) under that certain Continuing Guaranty, dated as of March 27, 2015, executed in favor of Wells Fargo Bank, National Association (“Lender”) (as amended, modified or supplemented, the “Guaranty”), hereby (i) acknowledges and agrees to the foregoing Third Amendment to Credit and Security Agreement (the “Amendment”; to which reference is made for capitalized terms used but not defined in this Acknowledgment by Guarantors), including, without limitation, the release set forth in Section 6 of the Amendment, and (ii) confirms and agrees that the Guaranty is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of the Amendment, each reference in the Guaranty to the Credit Agreement (as defined in the Amendment), “thereunder”, “thereof” or words of like import referring to the “Credit Agreement”, shall mean and be a reference to the Credit Agreement as amended or modified by the Amendment. Although Lender has informed each Guarantor of the matters set forth above, and each Guarantor has acknowledged the same, each Guarantor understands and agrees that Lender has no duty under the Credit Agreement, the Guaranty or any other agreement with any Guarantor to so notify any Guarantor or to seek such an acknowledgement, and nothing contained herein is intended to or shall create such a duty as to any advances or transaction hereafter.

R.E.R. ENTERPRISES, INC.

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Secretary

FEENEY WIRELESS IC-DISC, INC.

By:	/s/ Michael Newman
Name:	Michael Newman
Title:	Secretary

FOURTH AMENDMENT TO
CREDIT AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of June 11, 2015, is entered into by and among NOVATEL WIRELESS, INC., a Delaware corporation (“Novatel”), ENFORA, INC., a Delaware corporation (“Enfora”), and FEENEY WIRELESS, LLC, an Oregon limited liability company (“Feeney Wireless”; Novatel, Enfora and Feeney Wireless are sometimes referred to in this Amendment individually as a “Borrower” and collectively as the “Borrowers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”). Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement defined below.

RECITALS

A.    The Lender and Borrowers have previously entered into that certain Credit and Security Agreement dated as of October 31, 2014 (as amended, modified and supplemented from time to time, the “Credit Agreement”), pursuant to which the Lender has made certain loans and financial accommodations available to Borrowers.

B.    Novatel, through a wholly-owned subsidiary of Novatel to be formed to effectuate the DigiCore Acquisition (defined below) (“Newco”), desires to acquire (the “DigiCore Acquisition”) all of the ordinary shares (other than treasury shares) of DigiCore Holdings Limited, a company incorporated under the company laws of the Republic of South Africa (“DigiCore”), pursuant to a Transaction Implementation Agreement to be entered into between DigiCore and Novatel (the “Transaction Implementation Agreement”), and all other material documents related thereto and to be executed in connection therewith, in each case substantially in the forms attached hereto as Annex A (collectively, the “DigiCore Transaction Documents”).

C.    Borrowers now wish for the Lender to, and Lender is willing to, (i) consent to (x) the transfer of funds by Novatel in an aggregate amount not to exceed $85,000,000 to an account or accounts maintained by Novatel in South Africa, (y) the formation of Newco as a direct wholly-owned subsidiary of Novatel, and (z) the DigiCore Acquisition, and (ii) amend the Credit Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Amendments to Credit Agreement.

1.1    Section 6.16 of the Credit Agreement is hereby amended to read in its entirety as follows:

“6.16 Formation of Subsidiaries or Excluded Subsidiary. At the time that any Loan Party forms any direct or indirect Subsidiary or the Excluded Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall (a) within 10 days after such formation or acquisition and the capitalization of such Subsidiary in excess of $25,000 (or such later date as permitted by Lender in its sole discretion) cause any such new Subsidiary to provide to Lender a joinder to this Agreement or a Guaranty (as determined by

Lender), together with such other security documents (including mortgages with respect to any Real Property owned in fee simple by such new Subsidiary with a fair market value of at least $500,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided that the Guaranty and such other security documents shall not be required to be provided to Lender with respect to any Subsidiary of Borrower that is a CFC or a Subsidiary of a CFC, (b) upon the earlier of 10 days after such formation or acquisition and, with respect to the Excluded Subsidiary, the date on which the DigiCore Acquisition is consummated (or such later date as permitted by Lender in its sole discretion) provide to Lender a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary or the Excluded Subsidiary, as applicable, reasonably satisfactory to Lender; provided that only 65% of the total outstanding voting Stock of any first tier Subsidiary of a Borrower that is a CFC (and none of the Stock of any Subsidiary of such CFC) or the Excluded Subsidiary shall be required to be pledged, and (c) upon the earlier of 10 days after such formation or acquisition and, with respect to the Excluded Subsidiary, the date on which the DigiCore Acquisition is consummated (or such later date as permitted by Lender in its sole discretion) provide to Lender all other documentation, including one or more opinions of counsel reasonably satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.16 shall be a Loan Document.”

1.2 Section 7.12 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (c) thereof, replacing the “.” at the end of clause (d) thereof with “; and”, and adding a new clause (e) to the end thereof to read in its entirety as follows:

“(e) transactions among the Excluded Subsidiary and one or more Loan Parties to the extent the respective transaction is undertaken in good faith, upon terms that are fair and reasonable to such Loan Party or Loan Parties, and no less favorable to such Loan Party or Loan Parties as would be obtained in a comparable arm’s length transaction with a non-Affiliate.”

1.3    Clause (b) of Section 7.13 of the Credit Agreement is hereby amended to read in its entirety as follows:

“(b) on the Closing Date and thereafter, consistent with the terms and conditions hereof, for general corporate and working capital purposes, including the making of loans pursuant to clauses (s)(ii) and (iii) of the definition of “Permitted Investments” (provided that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System).”

1.4    A new clause (c) is hereby added to Section 8 of the Credit Agreement to read in its entirety as follows:

“(c)    Minimum Excess Availability. Borrowers shall have Excess Availability in an amount equal to or greater than $10,000,000 on a pro-forma basis for the 60 day period both immediately preceding the date of the DigiCore Acquisition and immediately after giving effect to the consummation of the DigiCore Acquisition.”

1.5    The following new defined terms are hereby added to Schedule 1.1 to the Credit Agreement in the appropriate alphabetical position:

““DigiCore Acquisition” shall have the meaning set forth in the Fourth Amendment.”

““Excluded Subsidiary” means a wholly-owned subsidiary of Novatel Wireless, Inc. to be formed under the company laws of the Republic of South Africa to effectuate the DigiCore Acquisition as such acquisition is contemplated under the DigiCore Transaction Documents (as defined in the Fourth Amendment).”

““Fourth Amendment” means that certain Fourth to Credit and Security Agreement, dated as of June 11, 2015, among the Borrowers and Lender.”

1.6    The definition of “EBITDA” set forth in Schedule 1.1 to the Credit Agreement is hereby amended to read in its entirety as follows:

““EBITDA” means, with respect to any relevant measurement period, the sum of:

(a)    Borrowers’ and their Subsidiaries’ consolidated net earnings (or loss), plus, without duplication, (x) payments in cash of principal and interest by the Excluded Subsidiary to Novatel Wireless, Inc. in respect of the Excluded Subsidiary Loans, and (y) cash dividends or distributions actually received by Borrower from the Excluded Subsidiary, minus

(b)    Without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i)    any extraordinary, unusual, or non-recurring gains,
(ii)    interest income,
(iii)    any software development costs to the extent capitalized during such period;
(iv)    exchange, translation, or performance gains relating to any hedging transactions or foreign currency fluctuations,
(v)        any gain from the revaluation of warrants, including the warrant issued by Novatel Wireless, Inc. to HC2 Holdings Inc.; and
(vi)    income arising by reason of the application of FAS 141R,

plus

(c)    Without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)    any extraordinary, unusual, or non-recurring non-cash losses.

(ii)    interest expense,

(iii)    tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv)    depreciation and amortization for such period,

(v)    with respect to any Permitted Acquisitions after the Closing Date: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrowers’ independent auditors, in each case, as determined in accordance with GAAP,

(vi)    transactions costs incurred in connection with a Permitted Acquisition (other than the DigiCore Acquisition), but not to exceed $1,000,000 in the aggregate during any such period,

(vii)    non-cash fees, costs, charges and expenses in respect of Earn-Outs incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under this Agreement that are required by the application of FAS 141R to be and are expensed by Borrowers and their Subsidiaries,

(viii)    any loss from the revaluing of warrants, including the Warrant issued to HC2 Holdings Inc.,

(ix)    non-cash compensation expense (including deferred non- cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Stock, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(x)    non-cash restructuring charges and other restructuring charges incurred prior to the Closing Date,

(xi)    non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

(xii)    non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets (including, but not limited to, the write-down of intangible assets relating to any settlement agreement of any litigation),

(xiii)    fees, costs, and expenses actually incurred in connection with the entering into the Loan Documents prior to 90 days after the Closing Date,

(xiv)    expenses arising from losses incurred from patent suits or litigation incurred during such period in an amount not to exceed $1,000,000 in any 12 consecutive month period,

(xv)    costs and expenses actually incurred in respect of:
(a) severance, in connection with the dismissal of employees, (b) closing of facilities, and (c) other related expenses, in each case resulting from the restructuring and integration of business operations in an aggregate amount, for all of clauses (a), (b), and (c), not to exceed (1) $500,000 during the term of this Agreement (for costs and expenses other than those arising from the severance of Peter V. Leparulo), and (2) $2,000,000 for costs and expenses arising from the severance of Peter V. Leparulo;

(xvi)    documented transaction bonuses paid in connection with the Merger within 30 days of the Second Amendment Date in an aggregate amount not to exceed $550,000; and

(xvii)    transaction, acquisition and restructuring charges paid in connection with the offering under the Convertible Note Documents and the DigiCore Acquisition, in each case to the extent paid on or prior to the date that is 90 days after the consummation of each such transaction and solely with proceeds of the offering under the Convertible Note Documents;

in each case, determined on a consolidated basis in accordance with GAAP.”

1.7    The definition of “Permitted Investment” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (q) thereof, replacing the “.” at the end of clause (r) thereof with “; and”, and adding a new clause (s) to the end thereof to read in its entirety as follows:

“(s)    Investments in the form of loans and/or capital contributions made by Novatel Wireless, Inc. to the Excluded Subsidiary (i) solely with the proceeds of the offering under the Convertible Note Documents in an aggregate amount not to exceed $85,000,000 to be used to consummate the DigiCore Acquisition (the “Excluded Subsidiary Loans”), (ii) within 90 days following the closing of the DigiCore Acquisition, in an aggregate amount not to exceed $5,000,000, and (iii) for the calendar year ending December 31, 2016 and each calendar year thereafter, in an aggregate amount not to exceed $1,000,000.”

1.8    The definition of “Subsidiary” set forth in Schedule 1.1 to the Credit Agreement is hereby to read in its entirety as follows:

““Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity; provided that, except as expressly provided elsewhere in this Agreement, in no event shall the Excluded Subsidiary constitute a Subsidiary of Novatel.”

1.9    Schedule 6.1 to the Credit Agreement is amended to read in its entirety as set forth on Annex B attached to this Amendment.

2.    Consents. Upon satisfaction of the conditions precedent set forth in Section 4 of this Amendment and notwithstanding any restrictions in the Credit Agreement, Lender hereby consents to the following:

2.1    The transfer of up to $85,000,000 of the proceeds of the offering under the Convertible Note Documents by Novatel to an account or accounts maintained by Novatel at Standard Bank in South Africa, which account or accounts shall not be required to be subject to a Control Agreement, to be used solely in connection with the DigiCore Acquisition pursuant to the DigiCore Transaction Documents; provided that, if the Transaction Implementation Agreement is not executed by July 31, 2015, or if the Transaction Implementation Agreement is terminated pursuant to Section 16 thereof, any amounts so deposited shall be transferred within 60 days of such date (or such longer period as agreed to by Lender in its sole discretion) to an account maintained by Novatel at Lender; except that such period shall be extended for any period Novatel is prohibited from making such transfer by any order of any court or other Governmental Authority binding on Novatel;

2.2    The formation of Newco as a direct wholly-owned subsidiary of Novatel; provided that the Borrowers shall comply with the terms of Section 6.16 of the Credit Agreement;

2.3    The execution and delivery by Novatel and, if applicable, Newco of the DigiCore
Transaction Documents; and

2.4    The DigiCore Acquisition, which shall be deemed to constitute a “Permitted Acquisition” under the Credit Agreement, so long as (a) Novatel,DigiCore and, to the extent applicable, Newco shall have entered into the DigiCore Transaction Documents, with such changes, if any, that are not materially adverse to the interests of Lender, (b) the DigiCore Acquisition shall be consummated in accordance with the terms of the DigiCore Transaction Documents in all material respects, and no terms or conditions of the DigiCore Transaction Documents (other than any immaterial terms or conditions) shall have been waived without the consent of Lender, (c) Novatel shall have obtained stockholder approval, in accordance with the NASDAQ Listing Rules, to use the gross proceeds of the offering under the Convertible Note Documents to cover the full amount of consideration, and all fees, costs and expenses, required to consummate the DigiCore Acquisition unless such approval is not required by law, regulation or any Governmental Authority (including, without limitation, under the NASDAQ Listing Rules), and (d) there has not occurred any Company Material Adverse Change (as defined in the Transaction Implementation Agreement) that is continuing.

3.    Amendment Fee. Intentionally Omitted.

4.    Effectiveness of this Amendment. This Amendment shall be effective upon Lender’s receipt of the following items, in form and content acceptable to the Lender:

4.1    This Amendment, duly executed in a sufficient number of counterparts for distribution to all parties;

4.2    The Acknowledgment by Guarantors, in the form attached to this Amendment;

4.3    A certificate from the Secretary of each Borrower certifying as to the fact that (i) the Governing Documents of such Borrower that were previously delivered to the Lender and certified to by the secretary of such Borrower remain in full force and effect and have not been modified in any way, (ii) the resolutions of the Board of Directors of such Borrower that were previously delivered to the Lender and certified to by the secretary of such Borrower, which resolutions, among other things, approved the Credit Agreement and all amendments thereto, remain in full force and effect and are the only resolutions adopted by such Borrower’s Board of Directors relating to the transactions contemplated by this Amendment, and (iii) the officers of such Borrower who have previously been certified to the Lender as being authorized to execute and deliver the Credit Agreement and all amendments thereto continue to be so authorized to act on behalf of such Borrower (including, without limitation, in connection with this Amendment).
4.4    The representations and warranties set forth in this Amendment must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); and

4.5    All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded, as reasonably required by the Lender.

5.    Representations and Warranties. Each Borrower represents and warrants as follows:

5.1    Authority. Each Borrower has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by Borrowers of this Amendment have been duly approved by all necessary corporate or limited liability company, as applicable, action and no other corporate or limited liability company, as applicable, proceedings are necessary to consummate such transactions.

5.2    Enforceability. This Amendment has been duly executed and delivered by Borrowers. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect.

5.3    Representations and Warranties. The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof.

5.4    Due Execution. The execution, delivery and performance of this Amendment are within the corporate or limited liability company, as applicable, power of each Borrower, have been duly authorized by all necessary action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on any Borrower except to the extent that any such contravention could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

5.5    No Default. No event has occurred and is continuing that constitutes a Default or an Event of Default.

6.    No Waiver. Except as otherwise expressly provided herein, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any other Loan Document or other document held by Lender, whether or not known to Lender and whether or not existing on the date of this Amendment.

7.    Release. Each of the Borrowers and Guarantors hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrowers or Guarantors have had, now have or have made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of the Borrowers and Guarantors in executing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified and in furtherance of this intention Borrowers and Guarantors each waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The parties acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.

8.    Costs and Expenses. Borrowers hereby reaffirm their agreement under the Credit Agreement to pay or reimburse Lender on demand for all Lender Expenses incurred by Lender in connection with the Loan Documents. Without limiting the generality of the foregoing, Borrowers specifically agree to pay all reasonable and documented (to the extent such documentation is reasonably requested by Borrowers) out-of-pocket fees and disbursements of counsel to Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Borrowers hereby agree that Lender may, at any time or from time to time in its sole discretion and without further authorization by Borrowers, make an Advance to the Borrowers under the Credit Agreement, or apply the proceeds of any Advance, for the purpose of paying any such fees, disbursements, costs and expenses.

9.    Choice of Law; Venue; Jury Trial Waiver; Arbitration. The validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State. All of the terms of Section 13 of the Credit Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.

10.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or “pdf” file or other similar method of electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

11.    Reference to and Effect on the Loan Documents.

11.1    Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

11.2    Except as specifically amended by this Amendment, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers to the Lender and Bank Product Providers, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

11.3    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

11.4    To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

11.5    This Amendment shall be deemed to be a “Loan Document” (as defined in the
Credit Agreement).

12.    Ratification. Borrowers hereby restate, ratify and reaffirm each and every term and condition set forth in the Credit Agreement and the other Loan Documents, in each case as amended by this Amendment, effective as of the date hereof.

13.    Estoppel. To induce the Lender to enter into this Amendment and to continue to make Advances or issue Letters of Credit to or for the account of the Borrowers under the Credit Agreement, Borrowers hereby acknowledge and agree that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrowers as against the Lender or any Bank Product Provider with respect to the Obligations.

14.    Integration; Conflict; Successors and Assigns; Amendment. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof. In the event of any conflict between this Amendment and the Credit Agreement, the terms of this Amendment shall govern. This Amendment shall bind and inure to the benefit of the respective successors and assigns of each of the parties, subject to the provisions of the Credit Agreement and the other Loan Documents. No amendment or modification of this Amendment shall be effective unless it has been agreed to by Lender in a writing that specifically states that it is intended to amend or modify this Amendment.

15.    Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:

NOVATEL WIRELESS, INC.

By:	/s/ Michael Newman
Name: Michael Newman
Title: Chief Financial Officer

ENFORA, INC.

By:	/s/ Michael Newman
Name: Michael Newman
Title: Chief Financial Officer

FEENEY WIRELESS, LLC

By:	/s/ Michael Newman
Name: Michael Newman
Title: Secretary

[Fourth Amendment to Credit and Security Agreement]

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Robin Van Meter
Name: Robin Van Meter
Title: Authorized Signatory

[Fourth Amendment to Credit and Security Agreement]

ACKNOWLEDGMENT BY GUARANTORS
Dated as of June 11, 2015

Each of the undersigned, being a “Guarantor” (“Guarantor”) under that certain Continuing Guaranty, dated as of March 27, 2015, executed in favor of Wells Fargo Bank, National Association (“Lender”) (as amended, modified or supplemented, the “Guaranty”), hereby (i) acknowledges and agrees to the foregoing Fourth Amendment to Credit and Security Agreement (the “Amendment”; to which reference is made for capitalized terms used but not defined in this Acknowledgment by Guarantors), including, without limitation, the release set forth in Section 7 of the Amendment, and (ii) confirms and agrees that the Guaranty is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of the Amendment, each reference in the Guaranty to the Credit Agreement (as defined in the Amendment), “thereunder”, “thereof” or words of like import referring to the “Credit Agreement”, shall mean and be a reference to the Credit Agreement as amended or modified by the Amendment. Although Lender has informed each Guarantor of the matters set forth above, and each Guarantor has acknowledged the same, each Guarantor understands and agrees that Lender has no duty under the Credit Agreement, the Guaranty or any other agreement with any Guarantor to so notify any Guarantor or to seek such an acknowledgement, and nothing contained herein is intended to or shall create such a duty as to any advances or transaction hereafter.

R.E.R. ENTERPRISES, INC.

By:	/s/ Michael Newman
Name: Michael Newman
Title: Secretary

FEENEY WIRELESS IC-DISC, INC.

By:	/s/ Michael Newman
Name: Michael Newman
Title: Secretary

[Fourth Amendment to Credit and Security Agreement]

ANNEX A TO AMENDMENT

Schedule 6.1

TO CREDIT AND SECURITY AGREEMENT

Deliver to Lender, each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Lender:

as soon as available, but in any event within 30 days after the end of each month
(a) an (i) unaudited consolidated balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity with respect to the Borrowers and their respective Subsidiaries (which, for the avoidance of doubt, shall exclude the Excluded Subsidiary and its subsidiaries) during such period and compared to the prior period and plan, prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, together with a corresponding discussion and analysis of financial results from management and (ii) an unaudited consolidated balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity with respect to the Excluded Subsidiary and its subsidiaries during such period, prepared in accordance with past practice, subject to year-end audit adjustments and the absence of footnotes;

(b) a Compliance Certificate along with the underlying calculations, including the calculations to establish compliance with the financial covenants set forth in Section 8 and certain other covenants under this Agreement; and

(c) a backlog report.

as soon as available, but in any event within 90 days after the end of each fiscal year
(a) consolidated and consolidating financial statements of Borrowers and their respective Subsidiaries and the Excluded Subsidiary for such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender, prepared in accordance with GAAP, and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity and, if prepared, such accountants’ letter to management); and

(b) a Compliance Certificate along with the underlying calculations, including the calculations to establish compliance with the financial covenants set forth in Section 8  and certain other covenants under this Agreement.

as soon as available, but in any event within 30 days after the start of each of Borrowers’ fiscal years, with drafts due no later than 10 days prior to the beginning of each such year
(a) copies of Borrowers’ and Guarantors’ Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Lender, in its Permitted Discretion, for the forthcoming fiscal year, on a monthly basis, certified by the chief financial officer of Administrative Borrowers as being such officer’s good faith estimate of the financial performance of the Borrowers, Guarantors, and their respective Subsidiaries during the period covered thereby.

if and when prepared by any Borrower or Guarantor,	(a)any other information that is provided by any Borrower or Guarantor to its shareholders generally.